Exhibit 99.1

Dear DowDuPont Stockholder:

We are pleased to deliver to you this information statement to inform you that on                 , the board of directors of DowDuPont Inc. (“DowDuPont”) approved the distribution of all the then issued and outstanding shares of common stock of Corteva, Inc. (“Corteva”), a wholly owned subsidiary of DowDuPont, to DowDuPont stockholders. At the time of the distribution, Corteva will hold DowDuPont’s agriculture business.

As previously announced, DowDuPont intends to separate into three independent, publicly traded companies—one for each of its agriculture, materials science and specialty products businesses. The distribution to DowDuPont stockholders of all the shares of common stock of Corteva is expected to be one of two distributions to effectuate this separation plan. The other distribution is expected to be of Dow Holdings Inc. (“Dow”), the DowDuPont subsidiary that will hold, at the time of its distribution, the assets and liabilities associated with DowDuPont’s materials science business. It is expected that after the distribution of Corteva, DowDuPont will be renamed “                ” (“New DuPont”). Once renamed, New DuPont is expected to change its symbol to “                ,” and the DowDuPont name and DWDP symbol are expected to be retired. Until such time, DowDuPont will continue to trade on the New York Stock Exchange under the symbol “DWDP.”

The distribution of Corteva common stock will occur on                 , 2019 by way of a pro rata dividend to DowDuPont stockholders. Each DowDuPont stockholder will be entitled to receive                 shares of Corteva common stock for every share of DowDuPont common stock held by such stockholder at the close of business on                  , 2019, the record date of the distribution.

Immediately following each distribution, DowDuPont stockholders as of the record date for the applicable distribution will own 100% of the common stock of each subsidiary being distributed and the applicable subsidiary will become a publicly traded company. Assuming both distributions are completed, immediately following the second distribution, New DuPont will continue to hold DowDuPont’s specialty products business. The DowDuPont board of directors believes that creating three focused companies is the best way to drive value for all of DowDuPont’s stakeholders. They also believe that the separation of the agriculture business from DowDuPont will better position both companies to capitalize on significant growth opportunities and focus their resources on their respective businesses and strategic priorities.

We expect the distribution of Corteva common stock to be tax-free for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares. You should consult your own tax advisor as to the particular tax consequences of the distribution of Corteva common stock to you, including potential tax consequences under state, local and non-U.S. tax laws.

Stockholder approval of the distribution is not required. You are not required to take any action to receive your Corteva common stock and you do not need to pay any consideration or surrender or exchange your DowDuPont shares to receive your Corteva common stock.

Immediately following the distribution, you will own shares in both New DuPont and Corteva. We intend to apply to have Corteva’s common stock listed on the                  under the symbol “                .”

The enclosed information statement is being mailed to all DowDuPont stockholders who held shares of DowDuPont common stock as of the record date for the distribution of Corteva common stock. This statement describes the distribution in detail and contains important information about DowDuPont, Corteva and the distribution. We urge you to read the information statement carefully.

We want to thank you for your continued support of DowDuPont, and we look forward to your support of Corteva in the future.

Sincerely,

Edward D. Breen Chief Executive Officer DowDuPont Inc.

Dear Corteva Stockholder:

Corteva—which means “center of nature”—combines the DuPont Pioneer, Dow AgroSciences and DuPont Crop Protection businesses to create a stronger global provider of agricultural products. We are recognized by farmers as a leader in the seed and crop protection markets globally. Our seed platform develops and supplies high quality germplasm combined with advanced traits to produce higher yields for farmers around the world. Our crop protection platform supplies products to protect crop yields against weeds, insects and disease, enabling farmers to achieve optimal results. The combination of these leading platforms creates one of the broadest portfolios of agriculture solutions in the industry and generated pro forma annual sales of $14 billion for the year ended December 31, 2017 by fueling farmer productivity in more than 130 countries. Our strategy is to provide farmers with the right mix of seeds, crop protection and digital solutions to maximize their yields, strengthening customer relationships while ensuring an abundant food supply for a growing global population. We also have the opportunity, through our merger, to drive synergy benefits totaling $1.6 billion, including $1.1 billion in cost synergies and $500 million in growth synergies. Our synergy project, along with our ongoing productivity efforts, are aimed at delivering a best-in-class cost structure versus our peers, as well as a sharper focus on the customer.

We expect to create shareholder value by continuing to advance our science-based innovation focused on delivering a wide range of improved products and services to our customers. Through our merger of the Historical DuPont and Historical Dow innovations pipelines, we have created one of the broadest and most productive new product pipelines in the agriculture industry. We intend to leverage our rich heritage of over 275 combined years of scientific achievement to advance our robust innovation pipeline and continue to shape the future of responsible agriculture. We intend to launch 21 new products, balanced between seeds and crop protection, between 2018 and 2021. New products are crucial to solving farmers’ productivity challenges amid a growing global population while addressing natural resistance, regulatory changes, safety requirements and competitive dynamics. Our investment in technology-based and solution-based product offerings allow us to meet farmers’ evolving needs while ensuring that our investments generate sufficient returns. Meanwhile, through our unique routes to market, we continue to work face-to-face with farmers around the world to deeply understand their needs.

We intend to apply to have Corteva common stock listed on the                  under the symbol “                ” in connection with the distribution of our company’s common stock by DowDuPont.

We believe Corteva will be a unique company in the agriculture industry, with a global footprint, a breadth of product offerings, a lean cost structure and an advantaged route to market that provides unmatched customer intimacy—a competitive advantage that we believe will deliver strong returns. We invite you to learn more about Corteva by reviewing the enclosed information statement. We hope it conveys our excitement and allows you to understand our plans to stand and spin Corteva successfully next year. We look forward to our future as an independent, publicly traded company and to your support as a holder of Corteva common stock.

Sincerely,

James C. Collins, Jr. Chief Executive Officer

Preliminary and Subject to Completion, dated October 18, 2018

INFORMATION STATEMENT

Corteva, Inc.

Common Stock, Par Value $0.01 Per Share

This information statement is being furnished to the holders of common stock of DowDuPont Inc. (“DowDuPont”) in connection with the distribution of shares of common stock of Corteva, Inc. (“Corteva”). Corteva is a wholly owned subsidiary of DowDuPont that, at the time of the distribution, will hold DowDuPont’s agriculture business. DowDuPont will distribute all the outstanding shares of Corteva common stock on a pro rata basis to its common stockholders.

Corteva is organized as a corporation under the laws of the State of Delaware.

For every share of DowDuPont common stock held of record by you as of the close of business on                  , 2019, the record date for the distribution, you will receive                  shares of Corteva common stock. No fractional shares of Corteva common stock will be issued. Instead, you will receive cash in lieu of any fractional shares. As discussed under “The Distribution—Trading Between the Record Date and Distribution Date,” if you sell your DowDuPont common stock in the “regular-way” market after the record date and before the separation and distribution, you will also be selling your right to receive shares of Corteva common stock in connection with the separation and distribution. We expect the shares of Corteva common stock to be distributed by DowDuPont to you on June 1, 2019. We refer to the date of distribution of Corteva common stock as the “distribution date.” After the distribution, we will be an independent, publicly traded company.

No vote of DowDuPont stockholders is required to effect the distribution. Therefore, you are not being asked for a proxy to vote on the separation or the distribution, and you are requested not to send us a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of DowDuPont common stock or take any other action to receive your shares of Corteva common stock.

The distribution is intended to be tax-free to DowDuPont stockholders for United States federal income tax purposes, except for cash received in lieu of fractional shares. The distribution is subject to the satisfaction or waiver by DowDuPont of certain conditions, including the receipt of an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) confirming that the distribution and certain transactions entered into in connection with the distribution generally will be tax-free to DowDuPont and its shareholders for U.S. federal income tax purposes, except for cash received in lieu of fractional shares. Cash received in lieu of any fractional shares of DowDuPont common stock will generally be taxable to you.

DowDuPont currently owns all the outstanding shares of Corteva. Accordingly, there is no current trading market for Corteva common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop as early as the trading day prior to the record date for the distribution, and we expect “regular-way” trading of Corteva common stock to begin on the distribution date. Corteva intends to apply to have its common stock authorized for listing on the                 under the symbol “                .”

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 28.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is                 , 2019 and is first being mailed to DowDuPont stockholders on or about                 , 2019.

The following is a summary of material information discussed in this information statement. This summary may not contain all the details concerning the separation and distribution or other information that may be important to you. To better understand the separation, distribution and our business and financial position, you should carefully review this entire information statement.

Unless otherwise indicated or the context otherwise requires, references in this information statement to:

•	“Business Realignment” has the meaning set forth in the section titled “Merger, Intended Separations, Reorganization and Financial Statement Presentation”;

•	“distribution” refers to the transaction in which DowDuPont will distribute to its stockholders all of the then issued and outstanding shares of Corteva common stock;

•	“distribution date” refers to the date of the distribution, which is expected to be on June 1, 2019;

•

“Corteva,” “we,” “us,” “our” and “the Company” refer to Corteva Parent and its consolidated subsidiaries (including EID) after giving effect to the Internal Reorganization and Business Realignment, resulting in Corteva Parent holding the agriculture business of DowDuPont;

•	“Corteva common stock” refers to the shares of common stock, par value $0.01 per share, of Corteva Parent;

•	“Corteva Parent” refers to Corteva Inc., the newly formed holding company for DowDuPont’s agriculture business;

•

“Dow” refers to Dow Parent and its consolidated subsidiaries (including TDCC) after giving effect to the Internal Reorganization and Business Realignment, resulting in Dow Parent holding the materials science business of DowDuPont;

•	“Dow AgroSciences” refers to the agriculture business of Historical Dow;

•	“Dow Parent” refers to Dow Holdings Inc., the newly formed holding company for DowDuPont’s materials science business;

•	“DowDuPont” refers to DowDuPont Inc., a Delaware corporation, and its consolidated subsidiaries, prior to the distribution of Corteva;

•	“DowDuPont stockholders” refers to holders of record of the common stock of DowDuPont in their capacity as such;

•	“EID” refers to E. I. du Pont de Nemours and Company, exclusive of its subsidiaries;

•	“Historical Dow” refers to TDCC and its consolidated subsidiaries prior to the Business Realignment;

•	“Historical DuPont” refers to EID and its consolidated subsidiaries prior to the Business Realignment;

•	“Internal Reorganization” refers to the meaning set forth in the section titled “Merger, Intended Separations, Reorganization and Financial Statement Presentation”;

•

“New DuPont” refers to DowDuPont and its consolidated subsidiaries, following the distribution of Corteva, at which time New DuPont will hold the specialty products business of DowDuPont and is expected to be renamed “                ”;

•	“record date” refers to , 2019, the date set by the DowDuPont board of directors to determine the DowDuPont stockholders eligible to receive the distribution of Corteva common stock;

•	“separation” refers to the transaction in which Corteva will be separated from DowDuPont; and

•	“TDCC” refers to The Dow Chemical Company, exclusive of its subsidiaries.

Unless otherwise indicated or the context otherwise requires, this information statement describes Corteva as if the Internal Reorganization and Business Realignment have been completed and as if Corteva held the agriculture business of DowDuPont during all periods described. As a result, references in this information statement to Corteva’s historical assets, liabilities, products, businesses or activities are generally references to the applicable assets, liabilities, products, business or activities of Historical DuPont and Historical Dow on a pro forma basis as if the Internal Reorganization and Business Realignment had already occurred and Corteva was a standalone company holding DowDuPont’s agriculture business. See the section entitled “Merger, Intended Separations, Reorganization and Financial Statement Presentation” for further information.

You should carefully read this entire information statement, which forms a part of the registration statement on Form 10 (the “Form 10”), as well as the financial information contained in Historical DuPont’s annual and interim financial statements, and the audited annual and unaudited interim combined financial statements of Dow AgroSciences, which are incorporated by reference herein and filed as Exhibits 99.2, 99.3, 99.4 and 99.5, respectively, to the Form 10 of which this information statement forms a part. Some of the statements in this information statement constitute forward-looking statements. See the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations.

Trademarks indicated by use of the symbols ® or ™ are trademarks of Historical DuPont, Pioneer, Dow AgroSciences or their affiliated companies or respective owners.

MERGER, INTENDED SEPARATIONS, REORGANIZATION AND FINANCIAL STATEMENT PRESENTATION

Merger

DowDuPont is a Delaware corporation that was formed on December 9, 2015, for the purpose of effecting the all-stock merger of equals transaction between Historical DuPont and Historical Dow. On August 31, 2017, Historical DuPont and Historical Dow each merged with wholly owned subsidiaries of DowDuPont and, as a result, became subsidiaries of DowDuPont (the “Merger”). Upon completion of the Merger, each share of EID Preferred Stock—$4.50 Series and EID Preferred Stock—$3.50 Series (collectively, the “EID Preferred Stock”) issued and outstanding immediately prior to 11:59 pm Eastern Time on August 31, 2017 (the “Effective Time of the Merger”) remained issued and outstanding and was unaffected by the Merger.

Intended Separations

Prior to the Merger, Historical DuPont and Historical Dow were each publicly traded companies that were listed on the New York Stock Exchange (the “NYSE”), with Historical DuPont operating a global business that included agriculture, electronics and communications, industrial biosciences, nutrition and health, performance materials and protection solutions segments, and Historical Dow operating a global business that included agricultural sciences, consumer solutions, infrastructure solutions, performance materials and chemicals and performance plastics segments. In connection with the signing of the agreement and plan of merger for the Merger (the “merger agreement”), Historical DuPont and Historical Dow announced their intention to pursue, subject to the approval of the DowDuPont board of directors and any required regulatory approvals, the separation of the combined company, DowDuPont, into three independent publicly traded companies—one for each of the combined company’s agriculture, materials science and specialty products businesses.

Internal Reorganization

In furtherance of DowDuPont’s planned separation into three independent, publicly traded companies, prior to, but in connection with, the separation and distribution, Historical DuPont and Historical Dow will undertake a series of internal reorganization transactions to align their respective businesses into three subgroups: agriculture, materials science and specialty products. DowDuPont has also formed two wholly owned subsidiaries: Corteva Parent, to serve as a holding company for its agriculture business, and Dow Parent, to serve as a holding company for its materials science business. Following the distribution of Dow (which is expected to precede the distribution of Corteva), DowDuPont, as the remaining company, will continue to hold the agriculture and specialty products businesses. DowDuPont is then expected to complete the distribution of Corteva and DowDuPont will be renamed “                ,” resulting in New DuPont holding the specialty products business of DowDuPont.

This series of reorganization transactions, which we refer to as the “Internal Reorganization,” will involve:

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the transferor or conveyance by Historical DuPont of its assets and liabilities that are (i) aligned with DowDuPont’s agriculture business to legal entities that remain with us following the Business Realignment, (ii) aligned with DowDuPont’s specialty products business (including Historical DuPont’s specialty products business) to legal entities that will be subsidiaries of New DuPont following the Business Realignment and (iii) aligned with DowDuPont’s materials science business (including Historical DuPont’s ethylene and ethylene copolymers business (other than its ethylene acrylic elastomers business)) to legal entities that will be subsidiaries of Dow following the Business Realignment; and

•

the transfer or conveyance by Historical Dow of its assets and liabilities that are (i) aligned with DowDuPont’s agriculture business (including Historical Dow’s agriculture business) to legal entities that will be our subsidiaries following the Business Realignment (although certain transfers and conveyances to us may occur after the Business Realignment but prior to the distribution of Dow), (ii) aligned with DowDuPont’s specialty products business (including those portions of Historical Dow’s business that are aligned with the specialty products business) to legal entities that will be subsidiaries of New DuPont following the Business Realignment (though certain transfers and conveyances to legal entities that will be subsidiaries of New DuPont may occur after the Business Realignment but prior to the distribution of Dow) and (iii) aligned with DowDuPont’s materials science business to legal entities that will remain with Dow.

Following the Internal Reorganization, Historical DuPont and Historical Dow will then transfer or convey among us, Dow and legal entities that will be subsidiaries of New DuPont all of the equity interests of the applicable subsidiaries such that, in addition to any assets and liabilities allocated to us, Dow and New DuPont pursuant to the separation agreement, we will hold the assets and liabilities related to DowDuPont’s agriculture business, Dow will hold the assets and liabilities related to DowDuPont’s materials science business and the legal entities that will comprise New DuPont will hold the assets and liabilities related to DowDuPont’s specialty products business. These transfers and conveyances, which we refer to in this information statement as the “Business Realignment,” will include:

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the transfer or conveyance of Historical DuPont’s interests in the capital stock of, or any other equity interests in, the entities that are to be subsidiaries of Dow or New DuPont to Dow or the legal entities that will comprise New DuPont (although certain transfers and conveyances to legal entities that will comprise New DuPont may occur after the Business Realignment but prior to our expected distribution), as applicable; and

•

the transfer or conveyance of Historical Dow’s interests in the capital stock of, or any other equity interests in, the entities that are to be subsidiaries of us or New DuPont to us or the entities that are to be subsidiaries of New DuPont, as applicable.

As a result of the Internal Reorganization and Business Realignment, at the time of the separation and distribution, Corteva Parent will hold all the outstanding common stock of EID. EID will continue to be a subsidiary of Corteva Parent and will remain a reporting issuer with the U.S. Securities and Exchange Commission (the “SEC”). The EID Preferred Stock will be unaffected by the separation and distribution.

For further information, see the section entitled “Our Relationship with New DuPont and Dow Following the Distribution—Separation Agreement.”

Financial Statement Presentation

This information statement generally describes Corteva as if the Internal Reorganization and Business Realignment have already been completed and Corteva holds the agriculture business of DowDuPont that it will hold at the time of the distribution. Accordingly, this information statement includes an unaudited pro forma consolidated balance sheet for Corteva as well as unaudited pro forma consolidated statements of income for Corteva, which present our financial position and results of operations to give pro forma effect to the Merger, the Internal Reorganization, the Business Realignment, the distribution of all the common stock of Corteva, and the other transactions described under “Unaudited Pro Forma Combined Financial Statements.” The unaudited pro forma combined financial statements are presented for illustrative purposes only and should not be viewed as an indication of current or future results of operations, financial position or cash flows as if Corteva had been a separate, standalone company holding DowDuPont’s agriculture business during the periods presented.

This information statement also includes certain historical consolidated financial information related to, and discusses the results of operations, financial condition and business of, Historical DuPont. For example, the historical financial statements incorporated by reference herein reflect Historical DuPont’s business as it has been conducted prior to the Internal Reorganization and Business Realignment. These financial statements therefore reflect the business of Historical DuPont, which includes those portions of Historical DuPont’s business that form part of DowDuPont’s materials science business that will be transferred to Dow and those portions of Historical DuPont’s business that form part of DowDuPont’s specialty products business that will ultimately remain with New DuPont. The financial statements also do not reflect the portions of Historical Dow’s business related to DowDuPont’s agriculture business that will be transferred to us. As such, Historical DuPont’s financial information and results are not representative of the financial results that we would have achieved as a separate, publicly traded company holding DowDuPont’s agriculture business nor indicative of the results we expect for any future period. Information in this information statement that does not reflect Corteva as it will be comprised at the time of the separation and distribution is generally identified by reference to “Historical DuPont.” For further information, see the sections entitled “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Corteva Parent is a wholly owned subsidiary of DowDuPont that was formed on March 16, 2018 to serve as a holding company for Corteva. Corteva Parent has engaged in no business operations to date and has no assets or liabilities of any kind, other than those incident to its formation.

INFORMATION STATEMENT SUMMARY

Distributing Company

DowDuPont is a holding company comprised of Historical DuPont and Historical Dow. DowDuPont conducts its operations worldwide through the following eight segments: Agriculture; Performance Materials & Coatings; Industrial Intermediates & Infrastructure; Packaging & Specialty Plastics; Electronics & Imaging; Nutrition & Biosciences; Transportation & Advanced Polymers; and Safety & Construction. DowDuPont has approximately 98,000 employees.

In connection with the signing of the merger agreement, Historical DuPont and Historical Dow announced their intention, subject to the approval of the DowDuPont board of directors and any required regulatory approvals, to separate DowDuPont into three independent, publicly traded companies—one for each of the combined company’s agriculture, materials science and specialty products businesses.

The distribution of Dow, which at the time of the distribution will hold DowDuPont’s materials science business, is expected to be the first of the two distributions to effectuate DowDuPont’s plan to separate into three strong, independent, publicly traded companies. Following the distribution of Dow, the remaining company, which will hold DowDuPont’s agriculture and specialty products business, is expected to then complete, subject to the approval of its board of directors, the distribution of Corteva, which will hold the assets and liabilities associated with DowDuPont’s agriculture business, resulting in New DuPont holding the specialty products business of DowDuPont. The separation of Corteva is expected to be completed on June 1, 2019 through the distribution to DowDuPont stockholders of all the Corteva common stock.

The DowDuPont board of directors believes that the completion of these separations will result in three independent, publicly traded companies that will lead their respective industries through productive, science-based innovation to meet the needs of customers and help solve global challenges, and is the best available opportunity to unlock the value of DowDuPont’s businesses.

Our Company

Corteva—which means “center of nature”—combines the DuPont Pioneer, Dow AgroSciences and DuPont Crop Protection businesses to create a stronger global provider of agricultural products. We are recognized by farmers as a leader in the seed and crop protection markets globally. Our seed platform develops and supplies high quality germplasm combined with advanced traits to produce higher yields for farmers around the world. Our crop protection platform supplies products to protect crop yields against weeds, insects and disease enabling farmers to achieve optimal results. The combination of these leading platforms creates one of the broadest portfolios of agriculture solutions in the industry and generated pro forma annual sales of $14 billion for the year ended December 31, 2017 by fueling farmer productivity in more than 130 countries. Our strategy is to provide farmers with the right mix of seeds, crop protection and digital solutions to maximize their yields, strengthening customer relationships while ensuring an abundant food supply for a growing global population. We have the opportunity to enhance our returns by completing the delivery of $1.6 billion from merger-related synergies, including $1.1 billion in cost synergies and $500 million in growth synergies. Our goal is to achieve a best-in-class cost structure versus our peers, creating or lean organization more focused on the customer.

We will operate in two reportable segments: seed and crop protection. Our seed segment is a global leader in developing and supplying advanced germplasm and traits that produce optimum yield for farms around the world. We are a leader in many of our key seed markets, including North America corn and soybeans, Europe corn and sunflower, Brazil corn and Argentina corn. We offer trait technologies that improve resistance to weather, disease, insects and weeds, and trait technologies that enhance food and nutritional characteristics. We also provide digital solutions that assist farmer decision-making with a view to optimize product selection and, ultimately, maximize yield and profitability. We compete in a wide variety of agricultural markets. Our crop protection segment serves the global agricultural input industry with products that protect against weeds, insects and other pests, and disease, and that improve overall crop health both above and below ground via nitrogen management and seed-applied technologies. We are a leader in global herbicides, insecticides and below-ground nitrogen stabilizers.

We expect to create shareholder value by continuing to deliver a best-in-class cost structure versus our peers while advancing our science-based innovation, which is focused on delivering a wide range of improved products and services to our customers. Through our merger of the Historical DuPont and Historical Dow innovations pipelines, we have created one of the broadest and most productive new product pipelines in the agriculture industry. We intend to leverage our rich heritage of over 275 combined years of scientific achievement to advance our robust innovation pipeline and continue to shape the future of responsible agriculture. We intend to launch 21 new products, balanced between seeds and crop protection, between 2018 and 2021. New products are crucial to solving farmers’ productivity challenges amid a growing global population while addressing natural resistance, regulatory changes, safety requirements and competitive dynamics. Our investment in technology-based and solution-based product offerings allow us to meet farmers’ evolving needs while ensuring that our investments generate sufficient returns. Meanwhile, through our unique routes to market, we continue to work face-to-face with farmers around the world to deeply understand their needs.

Our Strengths

We believe the following attributes provide us with a competitive advantage in our industry:

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Leadership position in key markets. We are a leader in many of our key seed markets, including North America corn and soybeans, Europe corn and sunflower, Brazil corn and Argentina corn. We are also a crop protection market leader in global herbicides, insecticides, biologics and below-the-ground nitrogen stabilizers.

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Strong customer relationships. We are a trusted partner in the global agriculture and food community, having earned the confidence of those who produce as well as those who consume. Our combination of market penetration, strong brand portfolio and robust germplasm allows us to serve as a trusted partner addressing a wide range of farmer needs in all major geographic regions and in many major crops.

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Holistic solutions for farmers. We deliver a complete end-to-end farm management solution with integrated seed and crop protection offerings that provide farmers with an integrated approach to crop management. Through the combination of Historical DuPont’s and Historical Dow’s complementary seed and crop protection portfolios, we are now able to serve farmers year-round, offering products covering more than 100 crops that give farmers expanded choice and greater value.

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Enhanced seed and crop protection pipelines. We have historically invested and will continue to invest significant funds in research and development. By integrating the Historical DuPont and Historical Dow pipelines, we have created one of the broadest and most innovative pipelines in the agricultural input industry.

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Deep industry expertise. We have a strong management team that combines in-depth industry experience and demonstrated leadership. Our leadership team represents leaders from both Historical DuPont and Historical Dow as we retained the top talent during the Merger and separation process.

Our Strategy

Our strategy is to combine our proven innovation capability with our unmatched customer access to provide farmers with a portfolio of products that enable continued improvements in yield and profitability, while improving environmental sustainability.

To drive industry-leading value creation, we will pursue the following five priorities:

•	Deliver above-market growth via our robust new product pipeline and best-in-class routes to market.

•	Consistently grow earnings across the agricultural cycle with a best-in-class cost structure versus our peers.

•	Drive disciplined capital and resource allocation with a strong focus on return on invested capital.

•	Develop innovative solutions that improve farmer productivity and global food security.

•	Instill a strong, performance-based, inclusive, customer-centric culture.

More broadly, we believe the following key pillars will enable us to create significant value for our customers while delivering strong financial returns to our shareholders:

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Developing and launching new offerings that address market needs by continuing to leverage our robust pipeline to introduce new proprietary seed traits and crop protection formulations that anticipate and meet evolving customer needs.

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Utilizing our multi-channel and multi-brand capabilities to drive profitable growth by strategically aligning our brands and capabilities across different sales channels and creating a comprehensive multi-channel, multi-brand strategy.

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Continuing to develop and maintain close connections with our customers by working closely with farmers throughout the entire growing season to ensure all their seed and crop protection needs are anticipated and satisfied.

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Focusing on operational excellence by integrating our operations and continuing to drive operating efficiencies, enabling a streamlined, efficient and focused organization with a best-in-class cost structure.

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Furthering our commitment to sustainable and responsible agriculture by focusing on integrating sustainability criteria early in the product discovery and development phases as well as promoting the development of responsible solutions focused on reducing the environmental impact of agriculture over time.

Risks Associated with Our Business

An investment in Corteva common stock is subject to several risks, including the following:

•	We participate in an industry that is highly competitive and has undergone consolidation, which could increase competitive pressures.

•	The successful development and commercialization of our pipeline products will be necessary for our growth.

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We may not be able to obtain or maintain the necessary regulatory approvals for some of our products, including our seed and crop protection products, which could restrict our ability to sell those products in some markets.

•	Enforcing our intellectual property rights, or defending against intellectual property claims asserted by others, could adversely affect our business, results of operations and financial condition.

•	Our business may be adversely affected by competition from manufacturers of generic products.

•	The costs of complying with evolving regulatory requirements could negatively impact our business, results of operations and financial condition.

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The degree of public understanding and acceptance or perceived public acceptance of our biotechnology and other agricultural products and technologies can affect our sales and results of operations by affecting planting approvals, regulatory requirements and customer purchase decisions.

•	As a result of our current and past operations, as well as the discontinued and divested businesses and operations of Historical DuPont, we could incur significant environmental liabilities.

•	Our results of operations could be adversely affected by litigation and other commitments and contingencies.

•	Changes in agricultural and related policies of governments and international organizations may prove unfavorable.

The above list of risk factors is not exhaustive. Please read the information in the section entitled “Risk Factors” for a more thorough description of these and other risks.

The Separation and Distribution

The separation and distribution of Corteva is the second step in DowDuPont’s intended separation of its agriculture, materials science and specialty products divisions into three independent, publicly traded companies. The separation and distribution of Dow, which at the time of such distribution will hold DowDuPont’s materials science business, is expected to precede the separation and distribution of Corteva.

On                 , the DowDuPont board of directors approved the distribution of all the then issued and outstanding shares of common stock of Corteva Parent, the newly formed holding company for Corteva that at the time of the distribution will hold DowDuPont’s agriculture business, to DowDuPont stockholders on the basis of                 shares of Corteva common stock for every share of DowDuPont common stock held on                 , 2019, the record date for the distribution. As a result of the distribution, we will become an independent, publicly traded company. The distribution is intended to be generally tax-free to DowDuPont stockholders for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares.

The distributions are subject to the satisfaction or waiver of certain conditions. The DowDuPont board of directors has the discretion to abandon one or both of the intended distributions and to alter the terms of each distribution. See the section entitled “The Distribution—Conditions to the Distribution.” As a result, Corteva cannot provide any assurances that either distribution will be completed.

Internal Reorganization

In advance of the distributions, DowDuPont will undertake the Internal Reorganization and Business Realignment so that (1) Dow will hold, directly or indirectly, DowDuPont’s materials science business; (2) we will hold, directly or indirectly, DowDuPont’s agriculture business; and (3) the legal entities that will comprise New DuPont will hold, directly or indirectly, DowDuPont’s specialty products business. See the section entitled “Merger, Intended Separations, Reorganization and Financial Statement Presentation—Internal Reorganization” and “Our Relationship with New DuPont and Dow Following the Distribution—Separation Agreement” for further discussion.

Corteva’s Relationship with New DuPont and Dow Following the Distribution

Substantially simultaneously with the distribution of Dow, we will enter into a separation and distribution agreement with DowDuPont (which will, after the separation of Corteva, become New DuPont) and Dow, which is referred to in this information statement as the “separation agreement,” to effect the separation (including the Internal Reorganization and Business Realignment) and provide a framework for our relationship with New DuPont and Dow after the separation and distribution. In connection with the separation and distribution, we will also enter into various other agreements with DowDuPont and Dow, including a tax matters agreement, an employee matters agreement, intellectual property cross-license agreements, trademark license agreements and certain other intellectual property, services, supply and real estate-related agreements. These agreements will collectively provide for the terms of the allocation among us, New DuPont and Dow of the assets, liabilities and obligations of DowDuPont and its subsidiaries (including investments, property and employee benefits and tax-related assets and liabilities) attributable to the periods prior to, at and after Dow’s and our respective separations, and will govern certain relationships among us, New DuPont and Dow after the separation and distribution. In connection with the separation of Dow and us from DowDuPont, we will assume, and indemnify New DuPont and Dow for, certain liabilities including, among others, certain environmental liabilities and litigation liabilities relating to our business and the discontinued and divested businesses and operations of Historical DuPont. Most of these indemnification obligations are uncapped, and may include, among other items, associated defense costs, settlement amounts and judgments. Payments pursuant to these indemnities may be significant and could negatively impact our business, financial condition, results of operations and cash flows. For a discussion of these arrangements, including the indemnification arrangements, see the sections entitled “Risk Factors—Risks Related to the Separation” and “Our Relationship with New DuPont and Dow Following the Distribution.”

Regulatory Approvals

We must complete the necessary registration under U.S. federal securities laws of Corteva common stock to be issued in the distribution, as well as the applicable listing requirements of the                  for such shares.

Other than these requirements, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the distribution.

DowDuPont stockholders will not have any appraisal rights in connection with the distribution.

Corporate Information

Corteva Parent was organized in the State of Delaware on March 16, 2018 as Corteva, Inc. EID was founded in 1802 and was incorporated in the state of Delaware in 1915. The current address of Corteva’s principal executive offices is 974 Centre Road, Wilmington, Delaware 19805. Corteva can be contacted by calling (302) 774-1000.

SUMMARY OF THE SEPARATION AND DISTRIBUTION

The following is a summary of the material terms of the separation, distribution and other related transactions.

Distributing company	DowDuPont Inc.

Distributed company	Corteva, Inc., a Delaware corporation and a wholly owned subsidiary of DowDuPont that will be the holding company for DowDuPont’s agriculture business. Following the distribution, Corteva will be an independent, publicly traded company.

Distribution ratio	Each DowDuPont stockholder will receive shares of Corteva common stock for every share of DowDuPont common stock held on , 2019, the record date for the distribution. DowDuPont stockholders may also receive cash in lieu of any fractional shares, as described below.

Distributed securities	In the distribution, DowDuPont will distribute to DowDuPont stockholders all of the then issued and outstanding shares of Corteva common stock. Following the separation and distribution, Corteva will be a separate company, and New DuPont will not retain any ownership in Corteva.

The actual number of shares of Corteva common stock that will be distributed will depend on the number of shares of DowDuPont common stock outstanding on the record date.

Immediately following the distribution, DowDuPont stockholders will own shares in both Corteva and New DuPont.

Fractional shares	DowDuPont will not distribute any fractional shares of Corteva common stock. Instead, if you are a registered holder, , the distribution agent, will aggregate all fractional shares that would have otherwise been issued in the distribution into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of all DowDuPont stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to those stockholders (net of any required withholding for taxes applicable to each stockholder) who otherwise would have been entitled to receive a fractional share in the distribution. DowDuPont stockholders who receive cash in lieu of fractional shares will not be entitled to any interest on amounts paid in lieu of fractional shares. Any cash received in lieu of fractional shares generally will be taxable to DowDuPont stockholders as described in the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution.”

Record date	The record date for the distribution is the close of business on , 2019.

Distribution date	The distribution date is expected to be on June 1, 2019.

Distribution	On the distribution date, DowDuPont will issue shares of Corteva common stock to all DowDuPont stockholders as of the record date based on the distribution ratio. The shares of Corteva common stock will be issued electronically in direct registration or book-entry form and no certificates will be issued.

Commencing on or shortly following the distribution date, the distribution agent will mail to stockholders who hold their shares directly with DowDuPont (registered holders) a direct registration account statement that reflects the shares of Corteva common stock that have been registered in their name.

For shares of DowDuPont common stock that are held through a bank, the bank will credit the stockholder’s account with the Corteva common stock they are entitled to receive in the distribution.

DowDuPont stockholders will not be required to make any payment, to surrender or exchange their shares of DowDuPont common stock or to take any other action to receive their shares of Corteva common stock in the distribution.

If you are a DowDuPont stockholder on the record date and decide to sell your shares on or before the distribution date, you may choose to sell your DowDuPont common stock with or without your entitlement to receive Corteva common stock in the distribution. Beginning on or shortly before the record date and continuing through the last trading day prior to the distribution, it is expected that there will be two markets in DowDuPont common stock: a “regular-way” market and an “ex-distribution” market. Shares of DowDuPont common stock that are traded in the “regular-way” market will trade with the entitlement to receive the Corteva common stock that is distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without the entitlement to receive the shares of Corteva common stock distributed pursuant to the distribution. Consequently, if you sell your shares of DowDuPont common stock in the “regular-way” market on or prior to the last trading day prior to the distribution date, you will also be selling your right to receive Corteva common stock in the distribution.

Conditions to the distribution	The distribution is subject to the satisfaction of the following conditions, among other conditions described in this information statement:

•

The SEC having declared effective the Form 10 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no stop order relating to the Form 10 being in effect, no proceedings seeking such a stop order being pending before or threatened by the SEC and this information statement having been distributed to DowDuPont stockholders;

•	the listing of Corteva common stock on the having been approved, subject to official notice of issuance;

•

the DowDuPont board of directors having received an opinion from                      to the effect that, following the distribution, Corteva and DowDuPont will each be solvent and adequately capitalized, and that DowDuPont has adequate surplus under Delaware law to declare the dividend of Corteva common stock;

•	the Internal Reorganization and Business Realignment as they relate to Corteva having been effectuated prior to the distribution date;

•

the DowDuPont board of directors having declared the dividend of Corteva common stock to effect the distribution and having approved the distribution and all related transactions, which approval may be given or withheld in the board’s absolute and sole discretion (and such declaration or approval not having been withdrawn);

•

DowDuPont having elected the individuals to be members of our board of directors following the distribution, and certain directors as set forth in the separation agreement having resigned from the DowDuPont board of directors;

•	each of us, DowDuPont and Dow and each of our or their applicable subsidiaries having entered into all ancillary agreements to which it and/or any such subsidiary is contemplated to be a party;

•

no events or developments having occurred or existing that make it inadvisable to effect the distribution or that would result in the distribution and related transactions not being in the best interest of DowDuPont or its stockholders;

•

no order, injunction or decree by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the related transactions, including the transfers of assets and liabilities contemplated by the separation agreement, shall be pending, threatened, issued or in effect;

•

the receipt by DowDuPont of an opinion of Skadden, in form and substance satisfactory to DowDuPont (in its sole discretion) (the “Tax Opinion”), substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes; and

•	the Internal Revenue Service (“IRS”) not having revoked the IRS Ruling (as described in the section entitled “Risk Factors—Risks Related to the Separation”).

The fulfillment of these conditions does not create any obligation on DowDuPont’s part to effect the distribution, and the DowDuPont board of directors has the ability, in its sole discretion, to amend, modify or abandon the distribution and related transactions at any time prior to the distribution date.

Stock exchange listing	We intend to file an application to list the shares of Corteva common stock on the under the symbol “ .”

We anticipate that as early as the trading prior to the record date, trading in shares of Corteva common stock will begin on a “when-issued” basis and that this “when-issued” trading market will continue through the last trading day prior to the distribution date. See the section entitled “The Distribution—Trading Between the Record Date and Distribution Date.”

Transfer agent

Corteva’s indebtedness	For additional information relating to our anticipated indebtedness following the separation and distribution, see the section entitled “Description of Material Indebtedness” included elsewhere in this information statement.

Risks relating to Corteva, ownership of Corteva common stock and the distribution	Our business is subject to both general and specific risks, including risks relating to our business, to our relationship with New DuPont and Dow following the separation and distribution and to us being a separate, publicly traded company. You should read carefully the section entitled “Risk Factors.”

Tax considerations	Assuming the distribution, together with certain related transactions, qualifies as a tax-free transaction for U.S. federal income tax purposes under Section 368(a)(1)(D) and Section 355 of the Code, no gain or loss will be recognized by DowDuPont stockholders, and no amount will be included in the income of a DowDuPont stockholder, upon the receipt of shares of Corteva common stock pursuant to the distribution. However, any cash payments made in lieu of fractional shares will generally be taxable to the stockholder. For a more detailed description, see the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution.”

Certain agreements with DowDuPont and Dow

Substantially simultaneously with the distribution of Dow, we will enter into the separation agreement with DowDuPont (which will, after the separation of Corteva, become New DuPont) and Dow to effect the separation and distribution and provide a framework for our relationship with New DuPont and Dow after the separation and distribution. We also intend to enter into various other agreements with DowDuPont and Dow, including a tax matters agreement, an employee matters agreement, intellectual property cross-license agreements, trademark license agreements and certain other intellectual property, services, supply and real-estate agreements. These agreements will provide, among other things, for the allocation among us, New DuPont and Dow of the assets, liabilities and obligations of DowDuPont (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Dow’s and our respective separations from DowDuPont and will govern certain relationships among us, New DuPont and Dow. For a discussion of these arrangements, see the section entitled “Our Relationship with New DuPont and Dow Following the Distribution.”

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Corteva and why is DowDuPont separating its agriculture business and distributing Corteva common stock?	Prior to the completion of the Merger on August 31, 2017, each of Historical DuPont and Historical Dow was a standalone, publicly traded company. Historical DuPont operated a global business that included agriculture, electronics and communications, industrial biosciences, nutrition and health, performance materials and protection solutions segments. Historical Dow operated a global business that included agriculture sciences, consumer solutions, infrastructure solutions, performance materials and chemicals and performance plastics segments.

As a result of the Merger, each of Historical DuPont and Historical Dow became a subsidiary of DowDuPont. In connection with their entry into the merger agreement, Historical DuPont and Historical Dow announced their intention to pursue the separation of DowDuPont into three independent, publicly traded companies—one for each of the combined company’s agriculture, materials science and specialty products businesses, subject to the approval of the DowDuPont board of directors and any required regulatory approvals.

The separation of DowDuPont’s agriculture business, Corteva, is the second step in this process and is expected to be preceded by the distribution of Dow, DowDuPont’s materials science business. In connection with the separation of DowDuPont’s businesses, DowDuPont will undertake the Internal Reorganization and Business Realignment, such that, at the time of distribution, Corteva will hold, directly or indirectly, DowDuPont’s agriculture business. Corteva Parent is a newly formed holding company for Corteva and the separation will be effected by way of a pro rata dividend of Corteva common stock to DowDuPont stockholders. Following the separation and distribution, Corteva will be a separate company, and the remaining company will not retain any ownership interest in Corteva.

The separations of Dow and us from DowDuPont and the distributions of Dow common stock and Corteva common stock are each intended to provide DowDuPont stockholders with equity investments in separate companies that will be able to focus their respective businesses, with Corteva being a leading, pure-play agriculture company. The separations are expected to enhance the long-term performance of each business for the reasons discussed in the sections entitled “The Distribution—Background of the Distribution” and “The Distribution—Reasons for the Separation and Distribution.”

Why am I receiving this document?	We are delivering this document to you because you are a DowDuPont stockholder as of the close of business on ,

2019, the record date for the distribution. As a DowDuPont stockholder as of the record date, you are entitled to receive                 shares of Corteva common stock for every share of DowDuPont common stock that you hold at the close of business on such date. This document will help you understand how the separation and distribution will affect your investment in DowDuPont and your investment in Corteva after the separation.

What are the reasons for the separation?	The DowDuPont board of directors believes that the separation of DowDuPont into three, independent, publicly traded companies through the separation of DowDuPont’s agriculture, materials science and specialty products businesses is in the best interests of DowDuPont and its stockholders and is the best available opportunity to unlock the value of DowDuPont’s business.

The DowDuPont board of directors, in consultation with its advisory committees (as described in the section entitled “The Distribution—Background of the Distribution”), considered a wide variety of factors in evaluating the planned separations and distributions and in deciding to proceed with the distributions, including the risk that one or more of the distributions is abandoned and not completed. Among other things, the DowDuPont board of directors and its advisory committees considered the following potential benefits of the separations and distributions:

•

Attractive Investment Profile. The creation of separate companies with strong, focused businesses and each with a distinct financial profile and clear investment thesis is expected to drive significant long-term value for all stockholders and reduce the complexities surrounding investor understanding, enabling investors to invest in each company separately based on its distinct characteristics.

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Enhanced Means to Evaluate Financial Performance. Investors should be better able to evaluate the business condition, strategy and financial performance of each company within the context of its industry and markets. It is believed that, over time following the completion of the separations, the aggregate market value of Corteva, Dow and New DuPont will be higher, on a fully distributed basis and assuming the same market conditions, than if DowDuPont were to remain under its current configuration.

•

Distinct Position. The separations are expected to create three independent companies with tailored growth strategies and differentiated technologies, resulting in: Corteva, a leading global agricultural company with one of the most comprehensive and diverse portfolios in the industry; Dow, a leading global materials science company that will be a low-cost, innovation-driven leader; and New DuPont, a leading global specialty products company that will be a technology driven innovation leader. Each company will provide investors with a distinct investment option that may be more attractive to current investors and will allow the company to attract different investors than the current investment option available to DowDuPont stockholders of one combined company.

•

Focused Capital Allocation. Each independent, publicly traded company will have a capital structure that is expected to be best suited to its specific needs and will be able to make capital allocation decisions that better align with its streamlined business. In addition, after the separations, the respective businesses within each company will no longer need to compete internally for capital and other corporate resources with businesses allocated to another company.

•

Ability to Adapt to Industry Changes. Each company is expected to be able to maintain a sharper focus on its core business and growth opportunities, which will allow each company to respond better and more quickly to developments in its industry.

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Dedicated Management Team with Enhanced Strategic Focus. Each company’s management team will be able to design and implement corporate policies and strategies that are tailored to such company’s specific business characteristics and to focus on maximizing the value of its business.

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Improved Management Incentive Tools. The separation will permit the creation of equity securities, including options and restricted stock units, for each publicly traded company with values more closely linked to the performance of such company’s business than would be readily available under the current configuration of businesses within DowDuPont as a single public company. The DowDuPont board of directors believes such equity-based compensation arrangements should provide enhanced incentives for performance and improve the ability for each publicly traded company to attract, retain and motivate qualified personnel.

•

Direct Access to Capital Markets and Ability to Pursue Strategic Opportunities. Each company’s business will have direct access to the capital markets, and is expected to be better situated to pursue future acquisitions, joint ventures and other strategic opportunities as well as internal expansion that is more closely aligned with such company’s strategic goals and expected growth opportunities.

The DowDuPont board of directors also considered a number of potentially negative factors, including the loss of synergies and joint purchasing power from ceasing to operate as part of a larger, more diversified company, risks relating to the creation of a new public company, such as increased costs from operating as a separate public company, potential disruptions to the businesses and loss or dilution of brand identities, possible increased administrative costs and one-time separation costs, restrictions on each company’s ability to pursue certain opportunities that may have otherwise been available in order to preserve the tax-free nature of the distributions and related transactions for U.S. federal income tax purposes, the fact that each company will be less diversified than the current configuration of DowDuPont’s businesses prior to the separations and distributions, and the potential inability to realize the anticipated benefits of the separations.

The DowDuPont board of directors concluded that the potential benefits of pursuing each separation and each distribution outweighed the potentially negative factors in connection therewith. For more information, see the sections entitled “The Distribution—Reasons for the Separation and Distribution” and “Risk Factors.”

The DowDuPont board of directors also considered these potential benefits and potentially negative factors in light of the risk that one or more of the distributions is abandoned or otherwise not completed, resulting in DowDuPont separating into fewer than the intended three separate publicly traded companies. The DowDuPont board of directors believes that the potential benefits to DowDuPont stockholders discussed above apply to the separation of each of the intended three businesses and that the creation of each independent company, with its distinctive business and capital structure and ability to focus on its specific growth plan, will provide DowDuPont stockholders with greater long-term value than retaining one investment in the combined company.

Why is the separation of Corteva structured as a distribution?	DowDuPont currently believes the separation by way of distribution is the most efficient way to separate its agriculture business from DowDuPont for various reasons, including that a separation will (i) offer a high degree of certainty of completion in a timely manner, lessening disruption to current business operations; (ii) provide a high degree of assurance that decisions regarding Corteva’s capital structure will align with its business objectives and provide the continued financial flexibility and financial stability to support its long-term growth and generate stockholder returns; and (iii) generally be a tax-free distribution of shares of Corteva common stock to DowDuPont stockholders for U.S. federal income tax purposes (except for any cash received in lieu of fractional shares). DowDuPont believes that a tax-free separation will enhance the value of both DowDuPont and Corteva. See the section entitled “The Distribution—Reasons for the Separation and Distribution.”

What do I have to do to participate in the distribution?	You are not required to take any action to receive your Corteva common stock, although you are urged to read this entire document carefully. No approval of the distribution by DowDuPont stockholders is required and DowDuPont is not seeking your approval. Therefore, Corteva is not asking you for a proxy to vote on the separation or the distribution, and Corteva requests that you do not send Corteva a proxy. You will not be required to pay anything for the shares of Corteva common stock you will receive in the distribution nor will you be required to surrender or exchange any shares of DowDuPont common stock to participate in the distribution.

What is the record date for the distribution?	DowDuPont will determine record ownership as of the close of business on , 2019, which we refer to as the “record date.”

What will happen to my shares of EID Preferred Stock?	Nothing. EID will continue to be a subsidiary of Corteva Parent and will remain a reporting issuer with the SEC. The EID Preferred Stock will be unaffected by the separation and distribution.

What will I receive in distribution?	If you hold DowDuPont common stock as of the record date, on the distribution date you will receive shares of Corteva common stock for every share of DowDuPont common stock you held on the record date, as well as a cash payment in lieu of any fractional shares (as discussed below). You will receive only whole shares of Corteva common stock in the distribution. For a more detailed description, see the section entitled “The Distribution.”

How will fractional shares be treated in the distribution?	No fractional shares of Corteva common stock will be distributed. Consequently, you will not receive any fractional shares of Corteva common stock and instead will receive a cash payment in lieu of any fractional shares you would otherwise have been entitled to receive in the distribution.

DowDuPont has engaged as its distribution agent. The distribution agent will aggregate all fractional shares that would have otherwise been issued in the distribution into whole shares and will sell the whole shares in the open market at prevailing market prices on behalf of all DowDuPont stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to those stockholders (net of any required withholding for taxes applicable to such stockholder). You will not be entitled to any interest on the amount of payment made to you in lieu of fractional shares.

Will the number of DowDuPont shares I own change as a result of the distribution?

No, the number of shares you own will not change as a result of the distribution. Immediately following the distribution, you will hold the same number of shares of DowDuPont (which will, after the separation of Corteva, become New DuPont) that you held immediately prior to the distribution. Your proportionate interest will also not change, so you will own the same proportionate amount of New DuPont immediately following the separation and distribution that you owned of DowDuPont immediately prior to the separation and distribution.

How many shares of Corteva common stock will be distributed?	The actual number of shares of Corteva common stock that will be distributed will depend on the number of shares of DowDuPont common stock outstanding on the record date. The shares of Corteva common stock that are distributed will constitute all the then issued and outstanding shares of Corteva common stock immediately prior to the distribution and DowDuPont (which will, after the separation of Corteva, become New DuPont) will not retain any ownership interest in Corteva following the distribution. For a more detailed description, see the section entitled “Description of Our Capital Stock.”

When will the distribution occur?	It is expected that the distribution will be effected prior to the opening of trading on the distribution date, subject to the satisfaction or waiver of certain conditions. On or shortly after the distribution date, the whole shares of Corteva common stock will be credited in book-entry accounts for each stockholder entitled to receive the shares of Corteva common stock in the distribution. We expect DowDuPont’s distribution agent to take approximately two weeks after the distribution date to fully distribute to stockholders any cash they are entitled to receive in lieu of fractional shares. See “—How will I receive my shares of Corteva common stock?” for more information.

If I sell my shares of DowDuPont common stock on or before the distribution date, will I still be entitled to receive shares of Corteva common stock in the distribution?	If you are a DowDuPont stockholder on the record date and decide to sell your shares before the distribution date, you may choose to sell your DowDuPont common stock with or without your entitlement to receive Corteva common stock in the distribution. Beginning on or shortly before the record date and continuing through the distribution, it is expected that there will be two markets in DowDuPont common stock: a “regular-way” market and an “ex-distribution” market. Shares of DowDuPont common stock that are traded in the “regular-way” market will trade with the entitlement to receive the Corteva common stock that is distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without the entitlement to receive the shares of Corteva common stock distributed pursuant to the distribution. Consequently, if you sell your shares of DowDuPont common stock in the “regular-way” market on or prior to the last trading day prior to the distribution date, you are also selling your right to receive Corteva common stock in the distribution.

You should discuss these alternatives with your bank, broker or other nominee. See the section entitled “The Distribution—Trading Between the Record Date and Distribution Date.”

How will I receive my shares of Corteva common stock?	Registered stockholders: If you are a registered stockholder (meaning you own your shares of DowDuPont common stock directly through an account with DowDuPont’s transfer agent, Computershare Trust Company, N.A., (“Computershare”)), the distribution agent will credit the whole shares of Corteva common stock you receive in the distribution to your book-entry account with our transfer agent on or shortly after the distribution date. Approximately two weeks after the distribution date, the distribution agent will mail you a book-entry account statement that reflects the number of whole shares of Corteva common stock you own, along with a check for any cash in lieu of fractional shares you are entitled to receive.

Beneficial stockholders: If you own your shares of DowDuPont common stock beneficially through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the whole shares of Corteva common stock you receive in the distribution on or shortly after the distribution date. Your bank, broker or other nominee will also be responsible for transmitting to you any cash payment you are entitled to receive in lieu of fractional shares. Please contact your bank, broker or other nominee for further information about your account and the payment of any cash you are entitled to receive in lieu of fractional shares.

The shares of Corteva common stock will not be certificated. As a result, no physical stock certificates will be issued to any stockholders. See the section entitled “The Distribution—When and How You Will Receive the Distribution” for a more detailed explanation.

What are the conditions to the distribution?	The distribution is subject to several conditions, including, among others:

•

the SEC having declared effective the Form 10 under the Exchange Act, no stop order relating to the Form 10 being in effect, no proceedings seeking such stop order is pending before or threatened by the SEC and this information statement having been distributed to DowDuPont stockholders;

•	the listing of Corteva common stock on the having been approved, subject to official notice of issuance;

•

the DowDuPont board of directors having received an opinion from                      to the effect that, following the distribution, we and DowDuPont will each be solvent and adequately capitalized, and that DowDuPont has adequate surplus under Delaware law to declare the dividend of Corteva common stock;

•	the Internal Reorganization and Business Realignment as they relate to us having been effectuated prior to the distribution date;

•

the DowDuPont board of directors having declared the dividend of Corteva common stock to effect the distribution and having approved the distribution and all related transactions, which approval may be given or withheld in the board’s absolute and sole discretion (and such declaration or approval not having been withdrawn);

•

DowDuPont having elected the individuals to be the members of our board of directors following the distribution, and certain directors as set forth in the separation agreement having resigned from the DowDuPont board of directors;

•	each of us, DowDuPont and Dow and each of our and their applicable subsidiaries having entered into all ancillary agreements to which it and/or such subsidiary is contemplated to be a party;

•

no events or developments having occurred or existing that make it inadvisable to effect the distribution or that would result in the distribution and related transactions not being in the best interest of DowDuPont or its stockholders;

•

no order, injunction or decree by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the related transactions, including the transfers of assets and liabilities contemplated by the separation agreement, shall be pending, threatened, issued or in effect;

•	the receipt by DowDuPont of the Tax Opinion; and

•	the IRS not having revoked the IRS Ruling (as described in the section entitled “Risk Factors—Risks Related to the Separation”).

The fulfillment of these conditions does not create any obligation on DowDuPont’s part to effect the distribution, and the DowDuPont board of directors has the ability, in its sole discretion, to amend, modify or abandon the distribution and related transactions at any time prior to the distribution date

Can DowDuPont decide to cancel the distribution even if all the conditions have been met?

Yes. The distribution is subject to the satisfaction of certain conditions. See the section entitled “The Distribution—Conditions to the Distribution.” Even if all such conditions are met, DowDuPont has the ability, in its sole discretion, not to complete the distribution if, at any time prior to the distribution, the DowDuPont board of directors determines, in its sole discretion, that the distribution is not in the best interests of DowDuPont or its stockholders, that a sale or other alternative is in the best interests of DowDuPont or its stockholders, or that market conditions or other circumstances are such that it is not advisable at that time to separate the agriculture business from DowDuPont.

What are the U.S. federal income tax consequences of the distribution to me?	The distribution is conditioned on the continued validity of the IRS Ruling, which DowDuPont has received from the IRS, and the receipt of the Tax Opinion, in form and substance acceptable to DowDuPont, substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D) of the Code. Assuming the distribution so qualifies, for U.S. federal income tax purposes, no gain or loss will be recognized by you, and no amount will be included in your income, upon the receipt of shares of Corteva common stock pursuant to the distribution. However, any cash payments made instead of fractional shares will generally be taxable to you. For a more detailed description, see the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution.”

How will the distribution affect my tax basis in my shares of DowDuPont common stock?	Assuming that the distribution is tax-free to DowDuPont stockholders (except for taxes related to any cash received in lieu of fractional shares), your tax basis in the DowDuPont common stock held by you immediately prior to the distribution will be allocated between your shares of DowDuPont common stock and the Corteva common stock that you receive in the distribution in proportion to the relative fair market values of each immediately following the distribution. For a more detailed description, see the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution.”

Will my shares of DowDuPont common stock continue to trade following the distribution?	Your DowDuPont common stock, which will now represent ownership of New DuPont, will continue to trade on the NYSE.

How will the distributions affect the operations of DowDuPont?	It is expected that after the distribution of Corteva, DowDuPont will be renamed “ .” The remaining company will continue to operate the specialty products business of DowDuPont.

How will Corteva common stock trade?	Corteva common stock will trade on the under the symbol “ .”

We anticipate that trading in Corteva common stock will begin on a “when-issued” basis as early as the trading day prior to the record date for the distribution and will continue through the last trading day prior to the distribution date. When-issued trading in the context of a separation refers to a sale or purchase made conditionally on or before the distribution date because the securities of the separated entity have not yet been distributed. When-issued trades generally settle within two weeks after the distribution date. On the distribution date any when-issued trading of Corteva common stock will end and “regular-way” trading will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the second full trading day following the date of the trade. See the section entitled “The Distribution—Trading Between the Record Date and Distribution Date.” We cannot predict the trading prices for Corteva common stock before, on or after the distribution date.

What indebtedness will Corteva have following the separation?	At the time of the separation, we expect to have approximately $ billion of indebtedness. See the sections entitled “Description of Material Indebtedness” and “Unaudited Pro Forma Combined Financial Information” for more information.

Will the separations affect the trading price of my DowDuPont common stock?	We expect the trading price of shares of New DuPont common stock immediately following the distribution to be lower than the trading price of DowDuPont common stock immediately prior to the distribution because the trading price will no longer reflect the value of the agriculture business. Furthermore, until the market has fully analyzed the value of New DuPont without Corteva and Dow (whose distribution is expected to precede ours) and the value of Corteva or Dow as standalone companies, the trading price of shares of all three companies may fluctuate. There can be no assurance that, following the distributions, the combined trading prices of the common stock of us, Dow and New DuPont will equal or exceed what the trading price of DowDuPont common stock would have been in the absence of DowDuPont’s pursuit of the separations, and it is possible the aggregate equity value of the three independent companies will be less than DowDuPont’s equity value prior to the distribution of Dow and us.

Are there risks associated with owning shares of Corteva common stock?	Yes. Our business is subject to both general and specific risks, including risks relating to our business, our relationship with New DuPont and Dow following the separation and distribution and of us being a separate, publicly traded company. Accordingly, you should read carefully the information set forth in the section entitled “Risk Factors” in this information statement.

Does Corteva intend to pay cash dividends?	We expect that we will pay a quarterly dividend following the distribution. The declaration, payment and amount of any dividends following the distribution will be subject to the sole discretion of our post-distribution, independent board of directors and, in the context of our financial policy, will depend upon many factors, including our financial condition and prospects, our capital requirements and access to capital markets, covenants associated with certain of our debt obligations, legal requirements and other factors that our board of directors may deem relevant, and there can be no assurances that we will continue to pay a dividend in the future. There can also be no assurance that, after the distribution, the combined annual dividends, if any, on the common stock of us, New DuPont and Dow, if any, will be equal to the annual dividends on DowDuPont common stock prior to the distribution of Dow and Corteva common stock.

What will Corteva’s relationship be with New DuPont and Dow following the separation and distribution?	We will enter into the separation agreement with DowDuPont and Dow to effect the separation (including the Internal Reorganization and Business Realignment) and distribution of Dow and Corteva. We will also enter into certain other agreements with DowDuPont and Dow, including a tax matters agreement, an employee matters agreement, intellectual property cross-license agreements, trademark license agreements and certain other intellectual property, services, supply and real estate-related agreements. These agreements will collectively provide for the terms of the allocation among us, New DuPont and Dow of the assets, liabilities and obligations of DowDuPont and its subsidiaries (including its investments, property and employee benefits and tax-related assets and liabilities) and will govern the relationship among us, New DuPont and Dow subsequent to the completion of the separations and distributions. For additional information regarding the separation agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation” and “Our Relationship with New DuPont and Dow Following the Distribution.”

Do I have appraisal rights in connection with the separation and distribution?	DowDuPont stockholders are not entitled to appraisal rights in connection with the separation and distribution.

Who is the transfer agent and registrar for Corteva common stock?	Following the separation and distribution, will serve as transfer agent and registrar for Corteva common stock.

Computershare currently serves as DowDuPont’s transfer agent and registrar. In addition, will serve as the distribution agent in the distribution and will assist DowDuPont in the distribution of Corteva common stock to DowDuPont stockholders.

Where can I get more information?	If you have any questions relating to the mechanics of the distribution, you should contact the distribution agent at:

Before the separation and distribution, if you have any questions relating to Corteva, you should contact Corteva at:

Investor Relations

Before the separation and distribution, if you have any questions relating to DowDuPont, you should contact DowDuPont at:

Investor Relations

(for Institutional Holders)

(for Individual Holders)

After the separation and distribution, if you have any questions relating to New DuPont, you should contact New DuPont at:

Investor Relations

1-302-774-4994 (for Institutional Holders)

1-302-774-3034 (for Individual Holders)

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating us and Corteva common stock. The risk factors generally have been separated into three groups: risks related to our business, risks related to the separation and risks related to Corteva common stock.

Any of the following risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our business, results of operations or financial condition. Our operations could be affected by various risks, many of which are beyond our control. Based on current information, we believe that the following identifies the most significant risks that could affect our business, results of operations or financial condition. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. See the section entitled “Cautionary Statement Concerning Forward-Looking Statements” for more details.

Risks Related to Our Business

We participate in an industry that is highly competitive and has undergone consolidation, which could increase competitive pressures.

We currently face significant competition in the markets in which we operate. In most segments of the market, the number of products available to the grower is steadily increasing as new products are introduced. At the same time, certain products are coming off patent and are thus available to generic manufacturers for production and commercialization. Finally, data analytic tools and web-based new direct purchase models offer increased transparency and comparability, which creates price pressures. As a result, we anticipate that we will continue to face significant competitive challenges.

The successful development and commercialization of our pipeline products will be necessary for our growth.

We use advanced breeding technologies to produce hybrids and varieties with superior performance in farmers’ fields, and we use biotechnology to introduce traits that enhance specific characteristics of our crops. We also use advanced analytics, software tools, mobile communications and new planting and monitoring equipment to provide agronomic recommendations to growers. Additionally, we conduct research into biological and chemical products to protect farmers’ crops from pests and diseases and enhance plant productivity.

New product concepts may be abandoned for many reasons, including greater anticipated development costs, technical difficulties, lack of efficacy, regulatory obstacles or inability to market under regulatory frameworks, competition, inability to prove the original concept, lack of demand and the need to divert focus, from time to time, to other initiatives with perceived opportunities for better returns. The processes of active ingredient development or discovery, breeding, biotechnology trait discovery and development and trait integration are lengthy, and a very small percentage of the chemicals, genes and germplasm we test is selected for commercialization. Furthermore, the length of time and the risk associated with the breeding and biotech pipelines are interlinked because both are required as a package for commercial success in markets where biotech traits are approved for growers. In countries where biotech traits are not approved for widespread use, our seed sales depend on the quality of our germplasm.

Speed in discovering, developing, protecting and responding to new technologies, including new technology-based distribution channels that could facilitate our ability to engage with customers and end users, and bringing related products to market is a significant competitive advantage. Commercial success frequently depends on being the first company to the market, and many of our competitors are also making considerable investments in similar new biotechnology products, improved germplasm products, biological and chemical products and agronomic recommendation products.

We may not be able to obtain or maintain the necessary regulatory approvals for some of our products, including our seed and crop protection products, which could restrict our ability to sell those products in some markets.

Regulatory and legislative requirements affect the development, manufacture and distribution of our products, including the testing and planting of seeds containing our biotechnology traits and the import of crops grown from those seeds, and non-compliance can harm our sales and profitability.

Seed products incorporating biotechnology derived traits and crop protection products must be extensively tested for safety, efficacy and environmental impact before they can be registered for production, use, sale or commercialization in a given market. In certain jurisdictions, we must periodically renew our approvals for both biotechnology and crop protection products, which typically require us to demonstrate compliance with then-current standards which generally are more stringent since the prior registration. The regulatory approvals process is lengthy, costly, complex and in some markets unpredictable, with requirements that can vary by product, technology, industry and country. The regulatory approvals process for products that incorporate novel modes of action or new technologies can be particularly unpredictable and uncertain due to the then-current state of regulatory guidelines and objectives, as well as governmental policy considerations and non-governmental organization and other stakeholder considerations.

Furthermore, the detection of biotechnology traits or chemical residues from a crop protection product not approved in the country in which we sell or cultivate our product, or in a country to which we import our product, may affect our ability to supply our products or export our products, or even result in crop destruction, product recalls or trade disruption, which could result in lawsuits and termination of licenses related to biotechnology traits and raw material supply agreements. Delays in obtaining regulatory approvals to import, including those related to the importation of crops grown from seeds containing certain traits or treated with specific chemicals, may influence the rate of adoption of new products in globally traded crops.

Additionally, the regulatory environment may be impacted by the activities of non-governmental organizations and special interest groups and stakeholder reaction to actual or perceived impacts of new and existing technology, products or processes on safety, health and the environment. Obtaining and maintaining regulatory approvals requires submitting a significant amount of information and data, which may require participation from technology providers. Regulatory standards and trial procedures are continuously changing. In addition, we have seen an increase in recent years in the number of lawsuits filed by those who identify themselves as public or environmental interest groups seeking to invalidate pesticide product registrations and/or challenge the way federal or state governmental entities apply the rules and regulations governing pesticide produce use. The pace of change together with the lack of regulatory harmony could result in unintended noncompliance. Responding to these changes and meeting existing and new requirements may involve significant costs or capital expenditures or require changes in business practice that could result in reduced profitability. The failure to receive necessary permits or approvals could have near- and long-term effects on our ability to produce and sell some current and future products.

Enforcing our intellectual property rights, or defending against intellectual property claims asserted by others, could adversely affect our business, results of operations and financial condition.

Intellectual property rights, including patents, plant variety protection, trade secrets, confidential information, trademarks, tradenames and other forms of trade dress, are important to our business. We endeavor to protect our intellectual property rights in jurisdictions in which our products are produced or used and in jurisdictions into which our products are imported. However, we may be unable to obtain protection for our intellectual property in key jurisdictions. Further, changes in government policies and regulations, including changes made in reaction to pressure from non-governmental organizations, or the public generally, could impact the extent of intellectual property protection afforded by such jurisdictions.

We have designed and implemented internal controls to restrict access to and distribution of our intellectual property. Despite these precautions, our intellectual property is vulnerable to unauthorized access through employee error or actions, theft and cybersecurity incidents, and other security breaches. When unauthorized access and use or counterfeit products are discovered, we report such situations to governmental authorities for investigation, as appropriate, and take measures to mitigate any potential impact. Protecting intellectual property related to biotechnology is particularly challenging because theft is difficult to detect and biotechnology can be self-replicating. Accordingly, the impact of such theft can be significant.

Competitors are increasingly challenging intellectual property positions and the outcomes can be highly uncertain. Third parties may claim our products violate their intellectual property rights. Defending such claims, even those without merit, could be time-consuming and expensive. In addition, any such claim could result in our having to enter into license agreements, develop non-infringing products or engage in litigation that could be costly. If challenges are resolved adversely, it could negatively impact our ability to obtain licenses on competitive terms, commercialize new products and generate sales from existing products.

In addition, because of the rapid pace of technological change, the confidentiality of patent applications in some jurisdictions and/or the uncertainty in predicting the outcome of complex proceedings relating to ownership or protection scope of patents relating to certain emerging technologies, competitors may be issued patents unexpected by us. These patents could reduce the value of our commercial or pipeline products or, to the extent they cover key technologies on which we have unknowingly relied, require us to seek to obtain licenses or cease using the technology, no matter how valuable to our business. We cannot ensure we would be able to obtain such a license on acceptable terms.

Legislation and jurisprudence on patent protection is evolving and changes in laws could affect our ability to obtain or maintain patent protection for our products.

Our business may be adversely affected by competition from manufacturers of generic products.

Competition from manufacturers of generic products is a challenge for our branded products around the world, and the loss or expiration of intellectual property rights can have a significant adverse effect on our revenues. The date at which generic competition commences may be different from the date that the patent or regulatory exclusivity expires. However, upon the loss or expiration of patent protection for one of our products or of a product that we license, or upon the “at-risk” launch (despite pending patent infringement litigation against the generic product) by a generic manufacturer of a generic version of one of our patented products or of a product that we license, we can lose a major portion of revenues for that product, which can adversely affect our business.

We are dependent on our relationships or contracts with third parties with respect to certain of our raw materials or licenses and commercialization.

We are dependent on third-parties in the research, development and commercialization of our products and enter into transactions including, but not limited to, supply agreements and licensing agreements in connection with our business. The majority of our corn hybrids and soybean varieties sold to customers contain biotechnology traits that we license from third parties under long-term licenses. If we lose our rights under such licenses, it could negatively impact our ability to obtain future licenses on competitive terms, commercialize new products and generate sales from existing products. To maintain such licenses, we may elect to out-license our technology, including germplasm. There can be no guarantee that such out-licensing will not ultimately strengthen our competition thereby adversely impacting our results of operations.

While we rely heavily on third parties for multiple aspects of our business and commercialization activities, we do not control many aspects of such third parties’ activities. Third parties may not complete activities on schedule or in accordance with our expectations. Failure by one or more of these third parties to meet their contractual or other obligations to us, failure of one or more of these parties to comply with applicable laws or regulations, or any disruption in the relationship between us and one or more of these third parties could delay or prevent the development, approval or commercialization of our products and could also result in non-compliance or reputational harm, all with potential negative implications for our business.

In addition, our agreements with third parties may obligate us to meet certain contractual or other obligations to third parties. For example, we may be obligated to meet certain thresholds or abide by certain boundary conditions. If we were to fail to meet such obligations to the third parties, our relationship with such third parties may be disrupted. Such a disruption could negatively impact certain of our licenses on which we depend, could cause reputational harm, and could negatively affect our business, results of operations and financial condition.

The costs of complying with evolving regulatory requirements could negatively impact our business, results of operations and financial condition. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as the assessment of strict liability and/or joint and several liability.

We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment, waste water discharges, the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials and the use of genetically modified seeds and crop protection active ingredients by growers.

Environmental and health and safety laws, regulations and standards expose us to the risk of substantial costs and liabilities, including liabilities associated with our business and the discontinued and divested businesses and operations of Historical DuPont. As is typical for businesses such as ours, soil and groundwater contamination has occurred in the past at certain sites, and may be identified at other sites in the future. Disposal of waste from our business at off-site locations also exposes us to potential remediation costs. Consistent with past practice, we are continuing to monitor, investigate and remediate soil and groundwater contamination at several of these sites.

Costs and capital expenditures relating to environmental, health or safety matters are subject to evolving regulatory requirements and depend on the timing of the promulgation and enforcement of specific standards which impose the requirements. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require modifications to our facilities. Accordingly, environmental, health or safety regulatory matters could result in significant unanticipated costs or liabilities, which may be materially higher than our accruals.

The degree of public understanding and acceptance or perceived public acceptance of our biotechnology and other agricultural products and technologies can affect our sales and results of operations by affecting planting approvals, regulatory requirements and customer purchase decisions.

Concerns and claims regarding the safe use of seeds with biotechnology traits and crop protection products in general, their potential impact on health and the environment, and the perceived impacts of biotechnology on health and the environment, reflect a growing trend in societal demands for increasing levels of product safety and environmental protection. These include concerns and claims that increased use of crop protection products, related drift, inversion and volatilization, and the use of biotechnology traits meant to reduce the resistance of weeds or pests to control by crop protection products, could increase or accelerate such resistance and otherwise negatively impact health and the environment. These and other concerns could manifest themselves in stockholder proposals, preferred purchasing, delays or failures in obtaining or retaining regulatory approvals, delayed product launches, lack of market acceptance, product discontinuation, continued pressure for and adoption of more stringent regulatory intervention and litigation, termination of raw material supply agreements and legal claims. These and other concerns could also influence public perceptions, the viability or continued sales of certain of our products, our reputation and the cost to comply with regulations. As a result, such concerns could have a negative impact on our results of operations.

Changes in agricultural and related policies of governments and international organizations may prove unfavorable.

In many markets there are various pressures to reduce government subsidies to farmers, which may inhibit the growth in these markets of products used in agriculture. In addition, government programs that create incentives for farmers (for example, the U.S. Renewable Fuel Standard) may be modified or discontinued. However, it is difficult to predict accurately whether, and if so when, such changes will occur. We expect that the policies of governments and international organizations will continue to affect the planting choices made by growers as well as the income available to growers to purchase products used in agriculture and, accordingly, the operating results of the agriculture industry.

Our business, results of operations and financial condition could be adversely affected by disruptions to our supply chain, information technology or network systems.

Business and/or supply chain disruptions, plant and/or power outages and information technology system and/or network disruptions, regardless of cause including acts of sabotage, employee error or other actions, geo-political activity, weather events and natural disasters could seriously harm our operations as well as the operations of our customers and suppliers. For example, a pandemic in locations where we have significant operations or sales could have a material adverse effect on our results of operations. In addition, terrorist attacks and natural disasters have increased stakeholder concerns about the security and safety of chemical production and distribution.

Business and/or supply chain disruptions may also be caused by security breaches, which could include, for example, attacks on information technology and infrastructure by hackers, viruses, breaches due to employee error or actions or other disruptions. We and/or our suppliers may fail to effectively prevent, detect and recover from these or other security breaches and, as a consequence, such breaches could result in misuse of our assets, business disruptions, loss of property including trade secrets and confidential business information, legal claims or proceedings, reporting errors, processing inefficiencies, negative media attention, loss of sales and interference with regulatory compliance.

Like most major corporations, we are the target of industrial espionage, including cyber-attacks, from time to time. We have determined that these attacks have resulted, and could result in the future, in unauthorized parties gaining access to at least certain confidential business information. However, to date, we have not experienced any material financial impact, changes in the competitive environment or impact on business operations that we attribute to these attacks. Although management does not believe that we have experienced any material losses to date related to security breaches, including cybersecurity incidents, there can be no assurance that we will not suffer such losses in the future.

We actively manage the risks within our control that could lead to business disruptions and security breaches. As these threats continue to evolve, particularly around cybersecurity, we may be required to expend significant resources to enhance our control environment, processes, practices and other protective measures. Despite these efforts, such events could have a material adverse effect on our business, financial condition or results of operations.

Our sales to our customers may be adversely affected should a company successfully establish an intermediary platform for the sale of our products or otherwise position itself between us and our customers.

We expect our distribution model will service customers primarily through the legacy Pioneer direct sales channel in key agricultural geographies, including the United States. In addition, we expect to supplement this approach with strong retail channels, including distributors, agricultural cooperatives and dealers, and with digital solutions that assist farmer decision-making with a view to optimize their product selection and maximize their yield and profitability. While we expect the indirect channels and our digital platform will extend our reach and increase exposure of our products to other potential customers, including smaller farmers or farmers in less concentrated areas, there can be no assurance that we will be successful in this regard. If a competitor were to successfully establish an intermediary platform for distribution of our products, especially with respect to our digital platform, it may disrupt our distribution model and inhibit our ability to provide a complete go-to-market strategy covering the direct, dealer and retail channels. In such a circumstance, our sales may be adversely affected.

Volatility in our input costs, which include raw materials and production costs, could have a significant impact on our business, results of operations and financial condition.

Our input costs are variable based on the costs associated with production or with raw materials we use. For example, our production costs vary, especially on a seasonal basis where changes in weather influence supply and demand. In addition, our manufacturing processes consume significant amounts of raw materials, the costs of which are subject to worldwide supply and demand as well as other factors beyond our control. We refer to these costs collectively as input costs. Significant variations in input costs affect our operating results from period to period.

When possible, we purchase raw materials through negotiated long-term contracts to minimize the impact of price fluctuations. We also enter into over-the-counter and exchange traded derivative commodity instruments to hedge our exposure to price fluctuations on certain raw material purchases. In addition, we take actions to offset the effects of higher input costs through selling price increases, productivity improvements and cost reduction programs. Success in offsetting higher raw material costs with price increases is largely influenced by competitive and economic conditions and could vary significantly depending on the market served. If we are not able to fully offset the effects of higher input costs, it could have a significant impact on our financial results.

We may fail to realize the anticipated benefits of the Internal Reorganization. Combining the agriculture businesses of Historical DuPont and Historical Dow may be more difficult, costly or time-consuming than expected, which may adversely affect our results and negatively affect the value of Corteva common stock.

We expect to benefit from significant cost synergies through the DowDuPont Cost Synergy Program (the “Synergy Program”) which is designed to integrate and optimize the organization following the Merger and in preparation for the intended separation of DowDuPont’s materials science business through the separation and distribution of Dow and the intended separation of DowDuPont’s agriculture business through our separation and distribution. This integration and optimization is designed to be achieved through the achievement of production cost efficiencies, enhancement of the agricultural supply chain, elimination of duplicative agricultural research and development programs, optimization of our global footprint across manufacturing, sales and research and development, the reduction of corporate and leveraged services costs, and the realization of significant procurement synergies. In addition, our management also expects we will achieve growth synergies and other meaningful savings and benefits as a result of our separation and distribution.

Combining Historical DuPont and Historical Dow’s independent agriculture businesses and preparing for our separation and distribution are complex, costly and time-consuming processes and management may face significant challenges in implementing or realizing the currently expected synergies from our separation and distribution, many of which may be beyond the control of management, including, without limitation:

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects;

•	the possibility of faulty assumptions underlying expectations regarding the integration or separation process, including with respect to the intended tax efficient transactions;

•	unanticipated issues in integrating, replicating or separating information technology, communications programs, financial procedures and operations, and other systems, procedures and policies;

•	addressing differences in business culture and retaining key personnel;

•	unanticipated changes in applicable laws and regulations;

•	managing tax costs or inefficiencies associated with integrating the operations of the combined agriculture company and the intended tax efficient separation transactions;

•	coordinating geographically separate organizations;

•	failing to successfully optimize our facilities footprint;

•	failing to take advantage of our global supply chain;

•	failing to identify and eliminate duplicative programs; and

•	failing to otherwise integrate Historical DuPont’s or Historical Dow’s respective agriculture businesses, including their technology platforms.

Some of these factors will be outside of our control and any one of them could result in increased costs and diversion of management’s time and energy, as well as decreases in the amount of expected revenue which could materially impact our business, financial condition and results of operations.

If we are not able to successfully combine the agriculture businesses of Historical DuPont and Historical Dow in an efficient, cost-effective and timely manner, the anticipated benefits and cost savings from the DowDuPont Cost Synergy Program (the “Synergy Program”) may not be realized fully, or may not be realized at all, or may take longer to realize than expected. There can be no assurance that we, as an independent, separate public company, will be able to sustain any or all the cost savings generated from actions under the Synergy Program.

Our liquidity, business, results of operations and financial condition could be impaired if we are unable to raise capital through the capital markets or short-term debt borrowings.

Any limitation on our ability to raise money in the capital markets or through short-term debt borrowings could have a substantial negative effect on our liquidity. Our ability to affordably access the capital markets and/or borrow short-term debt in amounts adequate to finance our activities could be impaired as a result of a variety of factors, including factors that are not specific to us, such as a severe disruption of the financial markets and, in the case of debt securities or borrowings, interest rate fluctuations. Due to the seasonality of our business and the credit programs we may offer our customers, net working capital investment and corresponding debt levels will fluctuate over the course of the year.

We regularly extend credit to our customers to enable them to purchase seeds or crop protection products at the beginning of the growing season. The customer receivables may be used as collateral for short-term financing programs. Any material adverse effect upon our ability to own or sell such customer receivables, including seasonal factors that may impact the amount of customer receivables we own, may materially impact our access to capital.

We have additional agreements with financial institutions to establish programs that provide financing for select customers of our seed and crop protection products in the United States, Latin America, Europe and Asia. The programs are renewed on an annual basis. In most cases, Historical DuPont or the agriculture business of Historical Dow guarantees the extension of such credit to such customers. If we are unable to renew these agreements or access the debt markets to support customer financing our sales may be negatively impacted, which could result in increased borrowing needs to fund working capital.

Our earnings, operations and business, among other things, will impact our credit ratings, costs and availability of financing. A decrease in the ratings assigned to us by the ratings agencies may negatively impact our access to the debt capital markets and increase our cost of borrowing and the financing of our seasonal working capital.

There can be no assurance that we will maintain our current or prospective credit ratings. Any actual or anticipated changes or downgrades in such credit ratings may have a negative impact on our liquidity, capital position or access to capital markets.

Our customers may be unable to pay their debts to us.

We offer our customers financing programs with credit terms generally less than one year from invoicing in alignment with the growing season. Due to these credit practices as well as the seasonality of our operations, we may need to issue short-term debt at certain times of the year to fund our cash flow requirements. Our customers may be exposed to a variety of conditions that could adversely affect their ability to pay their debts. For example, customers in economies experiencing an economic downturn or in a region experiencing adverse growing conditions may be unable to repay their obligations to us, which could adversely affect our results.

Increases in pension and other post-employment benefit plan funding obligations may impair our liquidity or financial condition.

Through our ownership of EID and other members of Historical DuPont, we maintain certain Historical DuPont defined benefit pension and other post-employment benefit plans. We expect to provide additional disclosure on the allocation of these plans in an amendment to the Form 10 of which this information statement forms a part once final determinations have been made. We use many assumptions in calculating our expected future payment obligations under these plans. Significant adverse changes in credit or market conditions could result in actual rates of returns on pension investments being lower than assumed. In addition, expected future payment obligations may be adversely impacted by changes in assumptions regarding participants, including retirees. We may be required to make significant contributions to our pension plans in the future, which could adversely affect our results of operations, liquidity and financial condition.

Our business, results of operations and financial condition could be adversely affected by environmental, litigation and other commitments and contingencies.

As a result of our operations, including past operations and those related to divested businesses and discontinued operations of Historical DuPont, we incur environmental operating costs for pollution abatement activities including waste collection and disposal, installation and maintenance of air pollution controls and wastewater treatment, emissions testing and monitoring and obtaining permits. We also incur environmental operating costs related to environmental related research and development activities including environmental field and treatment studies as well as toxicity and degradation testing to evaluate the environmental impact of products and raw materials. In addition, we maintain and periodically review and adjust our accruals for probable environmental remediation and restoration costs.

We expect to continue to incur environmental operating costs since we will operate global manufacturing, product handling and distribution facilities that are subject to a broad array of environmental laws and regulations. These rules are subject to change by the implementing governmental agency, which we monitor closely. Our policy will require that our operations fully meet or exceed legal and regulatory requirements. In addition, we expect to continue certain voluntary programs, and could consider additional voluntary actions, to reduce air emissions, minimize the generation of hazardous waste, decrease the volume of water use and discharges, increase the efficiency of energy use and reduce the generation of persistent, bioaccumulative and toxic materials. Costs to comply with complex environmental laws and regulations, as well as internal voluntary programs and goals, are significant and we expect these costs will continue to be significant for the foreseeable future. Over the long term, such expenditures are subject to considerable uncertainty and could fluctuate significantly.

We accrue for environmental matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. As remediation activities vary substantially in duration and cost from site to site, it is difficult to develop precise estimates of future site remediation costs. We expect to base such estimates on a several factors, including the complexity of the geology, the nature and extent of contamination, the type of remedy, the outcome of discussions with regulatory agencies and other Potentially Responsible Parties (“PRPs”) at multi-party sites and the number of, and financial viability of, other PRPs. Considerable uncertainty exists with respect to environmental remediation costs and, under adverse changes in circumstances, the potential liability may be materially higher than our accruals.

We face risks arising from various unasserted and asserted litigation matters arising out of the normal course of our current and former business operations, including intellectual property, commercial, product liability, environmental and antitrust lawsuits. We have noted a trend in public and private suits being filed on behalf of states, counties, cities and utilities alleging harm to the general public and the environment, including waterways and watersheds. It is not possible to predict the outcome of these various proceedings. An adverse outcome in any one or more of these matters could be material to our financial results. Various factors or developments can lead to changes in current estimates of liabilities such as a final adverse judgment, significant settlement or changes in applicable law. A future adverse ruling or unfavorable development could result in future charges that could have a material adverse effect on us.

In the ordinary course of business, we may make certain commitments, including representations, warranties and indemnities relating to current and past operations, including those related to divested businesses and issue guarantees of third-party obligations. If we were required to make payments as a result, they could exceed the amounts accrued, thereby adversely affecting our results of operations.

Our operations outside the United States are subject to risks and restrictions, which could negatively affect our business, results of operations and financial condition.

Our operations outside the United States are subject to risks and restrictions, including fluctuations in foreign-currency exchange rates; exchange control regulations; changes in local political or economic conditions; import and trade restrictions; import or export licensing requirements and trade policy; and other potentially detrimental domestic and foreign governmental practices or policies affecting U.S. companies doing business abroad. Although we have operations throughout the world, pro forma sales outside the U.S. in 2017 were principally to customers in Eurozone countries, Brazil and Canada. Further, our largest currency exposures are the European euro and the Brazilian real. Market uncertainty or an economic downturn in these geographic areas could reduce demand for our products and result in decreased sales volume, which could have a negative impact on our results of operations. In addition, changes in exchange rates may affect our results of operations, financial condition and cash flows in future periods. We actively manage currency exposures that are associated with net monetary asset positions, committed currency purchases and sales, foreign currency-denominated revenues and other assets and liabilities created in the normal course of business.

Additionally, our ability to export our products and our sales outside the United States may be adversely affected by significant changes in trade, tax or other policies, including the risk that other countries may retaliate through the imposition of their own trade restrictions and/or increased tariffs in response to substantial changes to U.S. trade and tax policies.

Climate change and unpredictable seasonal and weather factors could impact our sales and earnings.

The agriculture industry is subject to seasonal and weather factors, which can vary unpredictably from period to period. Weather factors can affect the presence of disease and pests on a regional basis and, accordingly, can positively or adversely affect the demand for crop protection products, including the mix of products used. The weather also can affect the quality, volume and cost of seed produced for sale as well as demand and product mix. Seed yields can be higher or lower than planned, which could lead to higher inventory and related write-offs. Climate change may increase the frequency or intensity of extreme weather such as storms, floods, heat waves, droughts and other events that could affect the quality, volume and cost of seed produced for sale as well as demand and product mix. Climate change may also affect the availability and suitability of arable land and contribute to unpredictable shifts in the average growing season and types of crops produced.

Our business may be adversely affected by the availability of counterfeit products.

A counterfeit product is one that has been deliberately and fraudulently mislabeled as to its identity and source. A counterfeit Corteva product, therefore, is one manufactured by someone other than us, but which appears to be the same as an authentic Corteva product. The prevalence of counterfeit products is a significant and growing industry-wide issue due to a variety of factors, including, but not limited to, the following: the widespread use of the Internet, which has greatly facilitated the ease by which counterfeit products can be advertised, purchased and delivered to individual consumers; the availability of sophisticated technology that makes it easier for counterfeiters to make counterfeit products; and the relatively modest risk of penalties faced by counterfeiters compared to the large profits that can be earned by them from the sale of counterfeit products. Further, laws against counterfeiting vary greatly from country to country, and the enforcement of existing laws varies greatly from jurisdiction to jurisdiction. For example, in some countries, counterfeiting is not a crime; in others, it may result in only minimal sanctions. In addition, those involved in the distribution of counterfeit products use complex transport routes to evade customs controls by disguising the true source of their products.

Our global reputation makes our products prime targets for counterfeiting organizations. Counterfeit products pose a risk to consumer health and safety because of the conditions under which they are manufactured (often in unregulated, unlicensed, uninspected and unsanitary sites) as well as the lack of regulation of their contents. Failure to mitigate the threat of counterfeit products, which is exacerbated by the complexity of the supply chain, could adversely impact our business by, among other things, causing the loss of consumer confidence in our name and in the integrity of our products, potentially resulting in lost sales and an increased threat of litigation.

We undertake significant efforts to counteract the threats associated with counterfeit products, including, among other things, working with regulatory authorities and multinational coalitions to combat the counterfeiting of products and supporting efforts by law enforcement authorities to prosecute counterfeiters; assessing new and existing technologies to seek to make it more difficult for counterfeiters to copy our products and easier for consumers to distinguish authentic from counterfeit products; working diligently to raise public awareness about the dangers of counterfeit products; working collaboratively with wholesalers, customs offices and law enforcement agencies to increase inspection coverage, monitor distribution channels and improve surveillance of distributors; and working with other members of an international trade association of agrochemical companies to promote initiatives to combat counterfeiting activity. No assurance can be given, however, that our efforts and the efforts of others will be entirely successful, and the presence of counterfeit products may continue to increase.

Failure to effectively manage acquisitions, divestitures, alliances and other portfolio actions could adversely impact our future results.

From time to time we evaluate acquisition candidates that may strategically fit our business and/or growth objectives. If we are unable to successfully integrate and develop acquired businesses, we could fail to achieve anticipated synergies and cost savings, including any expected increases in revenues and operating results, which could have a material adverse effect on our financial results. We continually review our portfolio of assets for contributions to our objectives and alignment with our growth strategy. However, we may not be successful in separating underperforming or non-strategic assets and gains or losses on the divestiture of, or lost operating income from, such assets may affect our earnings. Moreover, we might incur asset impairment charges related to acquisitions or divestitures that reduce our earnings. In addition, if the execution or implementation of acquisitions, divestitures, alliances, joint ventures and other portfolio actions is not successful, it could adversely impact our financial condition, cash flows and results of operations.

An impairment of goodwill or intangible assets could require us to record a significant non-cash charge and negatively impact our financial results.

We assess both goodwill and indefinite-lived intangible assets for impairment on an annual basis, or more frequently if conditions indicate that an impairment may have occurred. An impairment is recorded when the carrying value of a reporting unit exceeds its fair value. As a result of the Merger, the carrying value of our Historical DuPont net assets was adjusted from historical cost to fair value, therefore increasing the risk of impairments. Future impairments of goodwill or intangible assets could be recorded as a non-cash charge in results of operations due to changes in assumption, estimates or circumstances and there can be no assurance that such impairments would be immaterial to us.

Risks Related to the Separation

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from DowDuPont.

We believe that, as an independent, publicly traded company, we will be better positioned to, among other things, focus our financial and operational resources on our specific business, growth profile and strategic priorities, design and implement corporate strategies and policies targeted to our operational focus and strategic priorities, guide our processes and infrastructure to focus on our core strengths, implement and maintain a capital structure designed to meet our specific needs and more effectively respond to industry dynamics. However, we may be unable to achieve some or all of these benefits. For example, to position ourselves for the separation, we are undertaking a series of strategic, structural, process and system realignment and restructuring actions within our operations. These actions may not provide the benefits we currently expect, and could lead to disruption of our operations, loss of, or inability to recruit, key personnel needed to operate and grow our businesses following the separation, weakening of our system of internal controls or procedures and impairment of our key customer and supplier relationships. In addition, completion of the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our businesses. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business, financial condition and results of operations could be materially and adversely affected.

If the distribution, together with certain related transactions, were to fail to qualify for non-recognition treatment for U.S. federal income tax purposes, then we could be subject to significant tax and indemnification liability and stockholders receiving Corteva common stock in the distribution could be subject to significant tax liability.

It is a condition to the distribution that DowDuPont receives the Tax Opinion from Skadden, in form and substance acceptable to DowDuPont, substantially to the effect that, among other things, the distribution and certain related transactions will qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D) of the Code. The Tax Opinion will rely on certain facts, assumptions, and undertakings, and certain representations from DowDuPont and us, regarding the past and future conduct of both respective businesses and other matters, including those discussed in the risk factor immediately below, as well as the IRS Ruling (as described below). Notwithstanding the Tax Opinion and the IRS Ruling, the IRS could determine on audit that the distribution or certain related transactions should be treated as a taxable transaction if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated, or that the distribution should be taxable for other reasons, including if the IRS were to disagree with the conclusions of the Tax Opinion.

If the distribution ultimately is determined to be taxable, then a stockholder of DowDuPont that received shares of Corteva common stock in the distribution would be treated as having received a distribution of property in an amount equal to the fair market value of such shares (including any fractional shares sold on behalf of such stockholder) on the distribution date and could incur significant income tax liabilities. Such distribution would be taxable to such stockholder as a dividend to the extent of DowDuPont’s current and accumulated earnings and profits, which would include any earnings and profits attributable to the gain recognized by DowDuPont on the taxable distribution and could include earnings and profits attributable to certain internal transactions preceding the distribution. Any amount that exceeded DowDuPont’s earnings and profits would be treated first as a non-taxable return of capital to the extent of such stockholder’s tax basis in its shares of DowDuPont stock with any remaining amount being taxed as a gain on the DowDuPont stock. In the event the distribution is ultimately determined to be taxable, DowDuPont would recognize corporate level taxable gain on the distribution in an amount equal to the excess, if any, of the fair market value of Corteva common stock distributed to DowDuPont stockholders on the distribution date over DowDuPont’s tax basis in such stock. In addition, if certain related transactions fail to qualify for tax-free treatment under U.S. federal, state, local tax and/or foreign tax law, we and DowDuPont could incur significant tax liabilities under U.S. federal, state, local and/or foreign tax law.

Generally, taxes resulting from the failure of the separation and distribution to qualify for non-recognition treatment for U.S. federal income tax purposes would be imposed on DowDuPont or DowDuPont stockholders. Under the tax matters agreement that we will enter into with DowDuPont and Dow, subject to the exceptions described below, we are generally obligated to indemnify DowDuPont against such taxes imposed on DowDuPont. However, if the distribution fails to qualify for non-recognition treatment for U.S. federal income tax purposes for certain reasons relating to the overall structure of the Merger and the distribution, then under the tax matters agreement, we, New DuPont and Dow would share the tax liability resulting from such failure in accordance with fixed percentages as are agreed by the parties. Furthermore, under the terms of the tax matters agreement, we also generally will be responsible for any taxes imposed on New DuPont or Dow that arise from the failure of the distribution to qualify as tax-free for U.S. federal income tax purposes within the meaning of Section 355 of the Code or the failure of certain related transactions to qualify for tax-free treatment, to the extent such failure to qualify is attributable to actions, events or transactions relating to our, or our affiliates’, stock, assets or business, or any breach of our representations made in connection with the IRS Ruling or in any representation letter provided to Skadden in connection with the Tax Opinion. New DuPont and Dow will be separately responsible for any taxes imposed on Corteva that arise from the failure of the distribution to qualify as tax-free for U.S. federal income tax purposes within the meaning of Section 355 of the Code or the failure of certain related transactions to qualify for tax-free treatment, to the extent such failure to qualify is attributable to actions, events or transactions relating to such company’s or its affiliates’ stock, assets or business, or any breach of such company’s representations made in connection with the IRS Ruling or in the representation letter provided to counsel in connection with the Tax Opinion. Events triggering an indemnification obligation under the tax matters agreement include events occurring after the distribution that cause DowDuPont to recognize a gain under Section 355(e) of the Code, as discussed further below. Such tax amounts could be significant. To the extent that we are responsible for any liability under the tax matters agreement, there could be a material adverse impact on our business, financial condition, results of operations and cash flows in future reporting periods. For a more detailed discussion, see the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution.”

The IRS may assert that the Merger causes the distributions and other related transactions to be taxable to DowDuPont, in which case we could be subject to significant indemnification liability.

Even if the distribution otherwise constitutes a tax-free transaction to stockholders under Section 355 of the Code, DowDuPont may be required to recognize corporate level tax on the distribution and certain related transactions under Section 355(e) of the Code if, as a result of the Merger or other transactions considered part of a plan with the distribution, there is a 50 percent or greater change of ownership in DowDuPont or us. In connection with the Merger, DowDuPont sought and received a private letter ruling from the IRS regarding the proper time, manner and methodology for measuring common ownership in the stock of DowDuPont, Historical DuPont and Historical Dow for purposes of determining whether there has been a 50 percent or greater change of ownership under Section 355(e) of the Code as a result of the Merger (the “IRS Ruling”). The Tax Opinion will rely on the continued validity of the IRS Ruling, as well as certain factual representations from DowDuPont as to the extent of common ownership in the stock of Historical DuPont and Historical Dow immediately prior to the Merger. In addition, it is a condition to the distribution that the IRS has not revoked the IRS Ruling. Based on the representations made by DowDuPont as to the common ownership in the stock of Historical DuPont and Historical Dow immediately prior to the Merger and assuming the continued validity of the IRS Ruling, the Tax Opinion will conclude that there was not a 50 percent or greater change of ownership in DowDuPont, Historical DuPont or Historical Dow for purposes of Section 355(e) as a result of the Merger. Notwithstanding the Tax Opinion and the IRS Ruling, the IRS could determine that the distribution or a related transaction should nevertheless be treated as a taxable transaction to DowDuPont if it determines that any of the facts, assumptions, representations or undertakings of DowDuPont is not correct or that the distribution should be taxable for other reasons, including if the IRS were to disagree with the conclusions in the Tax Opinion that are not covered by the IRS Ruling. If DowDuPont is required to recognize corporate level tax on the distribution and certain related transactions under Section 355(e) of the Code, then under the tax matters agreement, we may be required to indemnify New DuPont and/or Dow for all or a portion of such taxes, which could be a significant amount, if such taxes were the result of either direct or indirect transfers of Corteva common stock or certain reasons relating to the overall structure of the Merger and the distribution. For a more detailed description, see the section entitled “Our Relationship with New DuPont and Dow Following the Distribution—Tax Matters Agreement.”

We will be subject to continuing contingent tax-related liabilities of DowDuPont following the distribution.

After the distribution, there will be several significant areas where the liabilities of DowDuPont may become our obligations either in whole or in part. For example, under the Code and the related rules and regulations, each corporation that was a member of DowDuPont’s consolidated tax reporting group during any taxable period or portion of any taxable period ending on or before the effective time of the distribution is jointly and severally liable for the U.S. federal income tax liability of the entire consolidated tax reporting group for such taxable period. Additionally, to the extent that any subsidiary of ours was included in the consolidated tax reporting group of either Historical DuPont or Historical Dow for any taxable period or portion of any taxable period ending on or before the effective date of the Merger, such subsidiary is jointly and severally liable for the U.S. federal income tax liability of the entire consolidated tax reporting group of Historical DuPont or Historical Dow, as applicable, for such taxable period. In connection with the distribution, and the distribution of Dow, we will enter into a tax matters agreement with DowDuPont and Dow that will allocate the responsibility for prior period consolidated taxes among Corteva, New DuPont and Dow. For a more detailed description, see the section entitled “Our Relationship with New DuPont and Dow Following the Distribution—Tax Matters Agreement.” If New DuPont or Dow were unable to pay any prior period taxes for which it is responsible, however, we could be required to pay the entire amount of such taxes, and such amounts could be significant. Other provisions of federal, state, local, or foreign law may establish similar liability for other matters, including laws governing tax-qualified pension plans, as well as other contingent liabilities.

We will agree to numerous restrictions to preserve the tax-free treatment of the transactions in the United States, which may reduce our strategic and operating flexibility.

Our ability to engage in certain transactions could be limited or restricted after the distribution to preserve, for U.S. federal income tax purposes, the tax-free nature of the distribution by DowDuPont, and certain aspects of the Internal Reorganization and Business Realignment. As discussed above, even if the distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, the distribution may result in corporate-level taxable gain to DowDuPont under Section 355(e) of the Code if a transaction results in a change of ownership of 50 percent or greater in us as part of a plan or series of related transactions that includes the distribution. The process for determining whether an acquisition or issuance triggering these provisions has occurred, the extent to which any such acquisition or issuance results in a change of ownership and the cumulative effect of any such acquisition or issuance together with any prior acquisitions or issuances (including the Merger) is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. Any acquisitions or issuances of Corteva common stock within a two-year period after the distribution generally are presumed to be part of such a plan that includes the distribution, although such presumption may be rebutted. As a result of these limitations, under the tax matters agreement that we will enter into with DowDuPont and Dow, for the two-year period following the distribution, we will be prohibited, except in certain circumstances, from, among other things:

•	entering into any transaction resulting in acquisitions of a certain percentage of our assets, whether by merger or otherwise;

•	dissolving, merging, consolidating or liquidating;

•	undertaking or permitting any transaction relating to Corteva stock, including issuances, redemptions or repurchases other than certain, limited, permitted issuances and repurchases;

•	affecting the relative voting rights of Corteva stock, whether by amending Corteva Parent’s certificate of incorporation or otherwise; or

•	ceasing to actively conduct our business.

These restrictions may significantly limit our ability to pursue certain strategic transactions or other transactions that we may believe to otherwise be in the best interests of our stockholders or that might increase the value of our business.

Following the separation and distribution we will need to provide or arrange for certain services to be provided that are currently provided by DowDuPont and/or Historical Dow.

Following the separation and distribution, we will need to provide internally or obtain from unaffiliated third parties certain services we currently receive from DowDuPont and/or Historical Dow. These services include certain information technology, research and development, finance, legal, insurance, compliance and human resources activities, the effective and appropriate performance of which is critical to our operations. We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we currently receive from DowDuPont and/or Historical Dow. In particular, information technology networks and systems are complex and duplicating these networks and systems will be challenging. Because certain portions of our business previously received these services from DowDuPont and/or Historical Dow, we may be unable to successfully establish the infrastructure or implement the changes necessary to effectively perform these activities within the context of our consolidated business, or we may incur additional costs in doing so that could adversely affect our business. In addition, if New DuPont and/or Dow do not continue to perform effectively the transition services and the other services that are called for under the services and other related agreements entered into in connection with the separation, we may not be able to operate our business effectively and our profitability may decline. If we fail to obtain the quality of administrative services necessary to operate effectively or incur greater costs in obtaining these services, our profitability, financial condition and results of operations may be materially and adversely affected.

Neither Historical DuPont’s financial information nor our pro forma combined financial information are necessarily representative of the results we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

The financial information of Historical DuPont and the unaudited pro forma financial information included herein may not reflect what our financial condition, results of operations and cash flows would have been had we been an independent, publicly traded company comprised solely of DowDuPont’s agriculture business during the periods presented or what our financial condition, results of operations and cash flows will be in the future when we are an independent company. This is primarily because:

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The historical financial information of Historical DuPont reflects Historical DuPont and does not reflect the changes that we expect to experience in connection with the separation, including the distribution of Historical DuPont’s businesses aligned with DowDuPont’s non-agriculture businesses.

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Prior to the separation, our business was operated under the corporate umbrella of DowDuPont. As part of the DowDuPont corporate organization, our business was principally operated by Historical DuPont, with certain portions of our business being operated by Historical Dow as part of its internal corporate organization, rather than our being operated as part of a consolidated agriculture business.

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The historical financial information of Historical DuPont and Dow AgroSciences reflects only corporate expenses of Historical DuPont and allocated corporate expenses from Historical Dow, and thus is not necessarily representative of the costs we will incur for similar services as an independent company following the separation and distribution.

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Our business has historically principally satisfied our working capital requirements and obtained capital for our general corporate purposes, including acquisitions and capital expenditures, as part of Historical DuPont’s company-wide cash management practices, with certain portions of our business having satisfied such requirements through the practices of Historical Dow. Although these practices have historically generated sufficient cash to finance the working capital and other cash requirements of our business, following the separation and distribution, we will no longer have access to Historical Dow’s cash pools nor will our cash generating revenue streams mirror those of Historical DuPont and/or Historical Dow. We may therefore need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities or other arrangements.

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Currently, our business is operated under the umbrella of DowDuPont’s corporate organization, with portions of our businesses being integrated with the businesses of Historical DuPont and Historical Dow. This integration has historically permitted our business (or portions thereof) to enjoy economies of scope and scale in costs, employees, vendor relationships and customer relationships, both as part of the DowDuPont organization and within the Historical DuPont and Historical Dow internal corporate structures. Although we expect to enter into short-term transition agreements that will govern certain commercial and other relationships among us, New DuPont and Dow after the separation, those temporary arrangements may not capture the benefits our businesses have enjoyed in the past as a result of this integration. The loss of these benefits could have an adverse effect on our business, results of operations and financial condition following the completion of the separation.

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We will enter into transactions with New DuPont and Dow that did not exist prior to the separation. See the section entitled “Our Relationship with New DuPont and Dow Following the Distribution” for information regarding these transactions.

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Other significant changes may occur in our cost structure, management, financing and business operations as a result of the separation and distribution and our operating as a company separate from DowDuPont.

In addition, the unaudited pro forma financial information included in this information statement is based on the best information available, which in part includes a number of estimates and assumptions. These estimates and assumptions may prove to be inaccurate, and accordingly, our unaudited pro forma financial information should not be assumed to be indicative of what our financial condition or results of operations actually would have been as a standalone company during the time periods presented nor to be a reliable indicator of what our financial condition or results of operations actually may be in the future.

For additional information about the unaudited pro forma financial statements, Historical DuPont’s past financial performance and the basis of presentation of Historical DuPont’s financial statements, see the sections entitled “Unaudited Pro Forma Combined Financial Statements,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Following the separation and distribution, we may not enjoy the same benefits of diversity, leverage and market reputation that we enjoyed as a part of DowDuPont.

Following the separation and distribution, we will hold DowDuPont’s agriculture business, while our business (or portions thereof) has historically benefited from DowDuPont’s (and, prior to the Merger, Historical DuPont’s and Historical Dow’s) operating diversity and purchasing power as well as opportunities to pursue integrated strategies with DowDuPont’s (and, prior to the Merger, Historical DuPont’s and Historical Dow’s) other businesses, including those businesses that form part of DowDuPont’s materials science and specialty products businesses that will be allocated to Dow and New DuPont, respectively, in connection with the separation. Following the separation and distribution, we will not have similar diversity or integration opportunities and may not have similar purchasing power or access to the capital markets.

Additionally, following the separation and distribution, we may become more susceptible to market fluctuations and other adverse events than if we had remained part of the current DowDuPont organizational structure. As part of DowDuPont (and, prior to the Merger, as part of Historical DuPont and Historical Dow, as applicable), our business has been able to leverage the DowDuPont, Historical DuPont and Historical Dow historical market reputation and performance as well as those businesses’ brand identities, which has allowed us to, among other things, recruit and retain key personnel to run our business. Following the separation and distribution, we may not enjoy the same historical market reputation as DowDuPont or Historical DuPont nor the same performance or brand identity, which may make it more difficult for us to recruit or retain such key personnel.

We will retain significant indebtedness in connection with the separation and distribution, and the degree to which we will be leveraged following completion of the distribution may materially and adversely affect our business, financial condition and results of operations.

We will retain significant indebtedness in connection with the separation and distribution. Historical DuPont has historically satisfied its indebtedness obligations as well as its short-term working capital requirements and financial support functions through the earnings, assets and cash flows generated by Historical DuPont’s operations. Following the separation and distribution, however, we will not be able to rely on any of the earnings, assets or cash flows that are attributable to Historical DuPont’s materials science and specialty products businesses, which will be transferred from Historical DuPont to Dow and the legal entities that will comprise New DuPont after the distribution of Corteva common stock, respectively, in connection with the Internal Reorganization and Business Realignment.

Our ability to make payments on and to refinance our indebtedness, to obtain and maintain sufficient working capital, and to meet any dividend obligations will depend exclusively on our ability to generate cash in the future from our own operations, financings or asset sales following the separation and distribution. Our ability to generate cash is further subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not generate sufficient funds to service our debt and meet our business needs, such as funding working capital or the expansion of our operations. If we are not able to repay or refinance our debt as it becomes due, we may be forced to take disadvantageous actions, including reducing spending on marketing, retail trade incentives, advertising and new product innovation, reducing financing in the future for working capital, capital expenditures and general corporate purposes, selling assets or dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness. In addition, our ability to withstand competitive pressures and to react to changes in our industry could be impaired. The lenders who hold our debt could also accelerate amounts due in the event that we default, which could potentially trigger a default or acceleration of the maturity of our other debt.

Restrictions under the intellectual property cross-license agreements will limit our ability to develop and commercialize certain products and services and/or prosecute, maintain and enforce certain intellectual property.

We will be dependent to a certain extent on New DuPont and Dow to prosecute, maintain and enforce certain of the intellectual property licensed under the intellectual property cross-license agreements. For example, New DuPont and Dow will be responsible for filing, prosecuting and maintaining (at their respective discretion) patents that New DuPont and Dow, respectively, license to us. New DuPont or Dow, as applicable, will also have the first right to enforce their respective patents, trade secrets and know-how licensed to us. If New DuPont or

Dow, as applicable, fails to fulfill its obligations or chooses to not enforce the licensed patents, trade secrets or know-how under the intellectual property cross-license agreements, we may not be able to prevent competitors from making, using and selling competitive products and services.

In addition, our use of the intellectual property licensed to us under the intellectual property cross-license agreements is restricted to certain fields, which could limit our ability to develop and commercialize certain products and services. For example, the licenses granted to us under the agreement will not extend to all fields of use that we may in the future decide to enter into. These restrictions may make it more difficult, time consuming and/or expensive for us to develop and commercialize certain new products and services, or may result in certain of our products or services being later to market than those of our competitors.

Our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that our financial stability on a standalone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

Some of our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that our financial stability on a standalone basis is sufficient to satisfy their requirements for doing or continuing to do business with them, and may require us to provide additional credit support, such as letters of credit or other financial guarantees. Any failure of parties to be satisfied with our financial stability could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may have received better terms from unaffiliated third parties than the terms received in the commercial agreements we will enter into with DowDuPont and Dow.

In connection with the separation and distribution, we will enter into certain commercial agreements with DowDuPont and Dow, including, but not limited to, certain services, supply and real estate related agreements, which will govern the provision of services and use of assets following the separation and distribution that were previously provided within DowDuPont, Historical DuPont and/or Historical Dow. These agreements were negotiated in the context of the separation of Corteva and Dow from DowDuPont, while Corteva and Dow were each still part of DowDuPont and, accordingly, may not reflect terms that would have resulted from negotiations among unaffiliated third parties and we may have received better terms from third parties. See the section entitled “Our Relationship with New DuPont and Dow Following the Distribution.”

In connection with our separation we will assume, and indemnify New DuPont and Dow for, certain liabilities. If we are required to make payments pursuant to these indemnities, we may need to divert cash to meet those obligations and our financial results could be negatively impacted. In addition, New DuPont and Dow will indemnify us for certain liabilities. These indemnities may not be sufficient to insure us against the full amount of liabilities for which we will be allocated responsibility, and New DuPont and/or Dow may not be able to satisfy their indemnification obligations in the future.

Pursuant to the separation agreement, the employee matters agreement and the tax matters agreement with DowDuPont and Dow, we will agree to assume, and indemnify New DuPont and Dow for, certain liabilities for uncapped amounts, which may include, among other items, associated defense costs, settlement amounts and judgments, as discussed further in “Our Relationship with New DuPont and Dow Following the Distribution.” Payments pursuant to these indemnities may be significant and could negatively impact our business, particularly indemnities relating to our actions that could impact the tax-free nature of the distribution. Third parties could also seek to hold us responsible for any of the liabilities allocated to New DuPont and Dow, including those related to DowDuPont’s specialty products and/or materials science businesses, respectively, and those related to discontinued and/or divested businesses and operations of Historical Dow, which have been allocated to Dow. New DuPont and/or Dow, as applicable, will agree to indemnify us for such liabilities, but such indemnities may not be sufficient to protect us against the full amount of such liabilities. In addition, New DuPont and/or Dow, as applicable, may not be able to fully satisfy their indemnification obligations. Even if we ultimately succeed in recovering from New DuPont and/or Dow, as applicable, any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, financial condition, results of operations and cash flows.

Additionally, we generally will assume and be responsible for the payment of our share of (i) certain liabilities of DowDuPont relating to, arising out of or resulting from certain general corporate matters of DowDuPont, (ii) certain liabilities of Historical DuPont relating to, arising out of or resulting from general corporate matters of Historical DuPont and discontinued and/or divested businesses and operations of Historical DuPont and (iii) certain separation expenses not otherwise allocated to New DuPont or Dow (or allocated specifically to us) pursuant to the separation agreement, and third parties could seek to hold us responsible for New DuPont’s or Dow’s share of any such liabilities. For more information, see the section entitled “Our Relationship with New DuPont and Dow Following the Distribution—Separation Agreement.” New DuPont and/or Dow, as applicable, will indemnify us for their share of any such liabilities; however, such indemnities may not be sufficient to protect us against the full amount of such liabilities, and/or New DuPont and/or Dow may not be able to fully satisfy their respective indemnification obligations. In addition, even if we ultimately succeed in recovering from New DuPont and/or Dow any amounts for which we are held liable in excess of our agreed share, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, financial condition, results of operations and cash flows.

Until the distribution occurs, DowDuPont has the sole discretion to change the terms of the distribution.

Until the distribution occurs, DowDuPont will have the sole and absolute discretion to determine and change the terms of the distribution, including the establishment of the record date and distribution date. These changes could be unfavorable to us. In addition, DowDuPont may decide at any time not to proceed with the distribution.

The business separation and related transactions may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal distribution requirements.

Although we will receive a solvency opinion from an investment bank confirming that we and New DuPont will each be adequately capitalized following the distribution, the separation could be challenged under various state and federal fraudulent conveyance laws. Fraudulent conveyances or transfers are generally defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. Any unpaid creditor could claim that DowDuPont did not receive fair consideration or reasonably equivalent value in the separation and distribution, and that the separation and distribution left New DuPont insolvent or with unreasonably small capital or that DowDuPont intended or believed it would incur debts beyond its ability to pay such debts as they mature. If a court were to agree with such a plaintiff, then such court could void the separation and distribution as a fraudulent transfer or impose substantial liabilities on us, which could adversely affect our financial condition and our results of operations. Among other things, the court could return some of our assets or your shares of Corteva common stock to New DuPont, provide New DuPont with a claim for money damages against us in an amount equal to the difference between the consideration received by New DuPont and the fair market value of us at the time of the distribution, or require us to fund liabilities of other companies involved in the Internal Reorganization and Business Realignment for the benefit of creditors.

The distribution is also subject to review under state corporate distribution statutes. Under the Delaware General Corporation Law (the “DGCL”), a corporation may only pay dividends to its stockholders either (i) out of its surplus (net assets minus capital) or (ii) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although the DowDuPont board of directors intends to make the distribution out of DowDuPont’s surplus and will receive an opinion that DowDuPont has adequate surplus under Delaware law to declare the dividend of Corteva common stock in connection with the distribution, there can be no assurance that a court will not later determine that some or all of the distribution was unlawful.

Risks Related to Corteva Common Stock

We cannot be certain that an active trading market for Corteva common stock will develop or be sustained after the distribution, and following the distribution, our stock price may fluctuate significantly.

A public market for Corteva common stock does not currently exist. We expect that a limited market, commonly known as a “when-issued” trading market, will develop as early as the trading day prior to the record date for the distribution, and we expect “regular-way” trading of Corteva common stock to begin on the distribution date. However, we cannot guarantee that an active trading market will develop or be sustained for Corteva common stock after the distribution. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. In addition, we cannot predict the prices at which shares of Corteva common stock may trade after the distribution.

Similarly, DowDuPont cannot predict the effect of the distribution on the trading prices of its common stock. Immediately following the distribution, you will own shares in both New DuPont and Corteva. We cannot predict the price at which Corteva common stock will trade after the distribution. After the distribution of the shares of Corteva common stock, the combined trading prices of Corteva common stock and DowDuPont common stock may not equal the “regular-way” trading price of a share of DowDuPont common stock immediately prior to the distributions of Dow and Corteva common stock. The price at which Corteva common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Corteva common stock will be determined in the public markets and may be influenced by many factors.

The market price of Corteva common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•

our business profile and market capitalization may not fit the investment objectives of DowDuPont’s current stockholders, causing a shift in our initial investor base, and Corteva common stock may not be included in some indices in which DowDuPont common stock is included, causing certain holders to be mandated to sell their shares of Corteva common stock;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	the failure of securities analysts to cover Corteva common stock after the distribution;

•	actual or anticipated fluctuations in our operating results;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates or our earnings guidance;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations and domestic and worldwide economic conditions; and

•	other factors described in these “Risk Factors” and elsewhere in this information statement.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of Corteva common stock.

A number of shares of Corteva common stock are or will be eligible for future sale, which may cause our stock price to decline.

Any sales of substantial amounts of shares of Corteva common stock in the public market or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of Corteva common stock to decline. Upon completion of the distribution, we expect that we will have an aggregate of approximately                shares of Corteva common stock issued and outstanding. These shares will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), unless the shares are owned by one of our “affiliates,” as that term is defined in Rule 405 under the Securities Act.

We are unable to predict whether large amounts of Corteva common stock will be sold in the open market following the distribution. We are also unable to predict whether a sufficient number of buyers would be in the market at that time. In this regard, a portion of DowDuPont common stock is held by index funds tied to stock indices. If we are not included in these indices at the time of distribution, these index funds may be required to sell Corteva common stock.

We cannot guarantee the timing, amount or payment of dividends on Corteva common stock in the future.

There can be no assurance that we will have sufficient surplus under Delaware law to be able to pay any dividends. Prior to the distribution, while we are a wholly owned subsidiary of DowDuPont, our board of directors intends to declare a dividend of                  for the second quarter of 2019, to be paid to our stockholders as of a record date following the distribution. The declaration, payment and amount of any subsequent dividend will be subject to the sole discretion of our post-distribution, independent board of directors and will depend upon many factors, including our financial condition and prospects, our capital requirements and access to capital markets, covenants associated with certain of our debt obligations, legal requirements and other factors that our board of directors may deem relevant, and there can be no assurances that we will continue to pay a dividend in the future. There can also be no assurance that the combined annual dividends, if any, on Corteva common stock, New DuPont common stock and Dow common stock, if any, will be equal to the annual dividends on DowDuPont common stock prior to the distribution of Dow and Corteva common stock. For more information, see the section entitled “Dividend Policy.”

Your percentage of ownership in us may be diluted in the future.

Your percentage ownership in us may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that we may be granting to our directors, officers and employees. Our employees may have options to purchase shares of Corteva common stock after the distribution as a result of conversion of their DowDuPont stock options (in whole or in part) to our stock options.

In addition, our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over Corteva common stock with respect to dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of Corteva common stock. For example, we could grant the holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of Corteva common stock. See the section entitled “Description of Our Capital Stock.”

Certain provisions in our amended and restated certificate of incorporation and by-laws, Delaware law and in the tax matters agreement may prevent or delay an acquisition of us, which could decrease the trading price of Corteva common stock.

Our amended and restated certificate of incorporation and by-laws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. See the section entitled “Description of Our Capital Stock.”

In addition, following the distribution, we will be subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). Section 203 of the DGCL provides that, subject to limited exceptions, persons that (without prior board approval) acquire, or are affiliated with a person that acquires, more than 15 percent of the outstanding voting stock of a Delaware corporation shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which that person or its affiliate becomes the holder of more than 15 percent of the corporation’s outstanding voting stock.

We believe these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if an acquisition proposal or offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in our and our stockholders’ best interests. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

Several of the agreements that we have entered into with DowDuPont require DowDuPont’s consent to any assignment by us of our rights and obligations, or a change of control of us, under the agreements. The consent rights set forth in these agreements might discourage, delay or prevent a change of control that you may consider favorable. See the sections entitled “Our Relationship with New DuPont and Dow Following the Distribution” for a more detailed description of these agreements and provisions.

In addition, an acquisition or further issuance of our stock could trigger the application of Section 355(e) of the Code. For a discussion of Section 355(e), see the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution.” Under the tax matters agreement, we would be required to indemnify New DuPont for the tax imposed under Section 355(e) of the Code resulting from an acquisition or issuance of our stock, even if we did not participate in or otherwise facilitate the acquisition, and this indemnity obligation might discourage, delay or prevent a change of control that you may consider favorable.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials DowDuPont and we have filed or will file with the SEC contain, or will contain, forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act, which may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures, and financial results, and timing of, as well as expected benefits from, the separation of us and Dow from DowDuPont, are forward-looking statements.

Forward-looking statements are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on our business, results of operations and financial condition. Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are:

•	effect of competition and consolidation in our industry;

•	failure to successfully develop and commercialize our pipeline;

•	failure to obtain or maintain the necessary regulatory approvals for some our products;

•	failure to enforce our intellectual property rights or defend against intellectual property claims asserted by others;

•	effect of competition from manufacturers of generic products;

•	costs of complying with evolving regulatory requirements;

•	effect of the degree of public understanding and acceptance or perceived public acceptance of our biotechnology and other agricultural products;

•	effect of changes in agricultural and related policies of governments and international organizations;

•	impact of our dependence on our relationships or contracts with third parties;

•	effect of disruptions to our supply chain, information technology or network systems;

•	effect of volatility in our input costs; and

•	failure to realize the anticipated benefits of the Internal Reorganization, including failure to benefit from significant cost synergies through the Synergy Program.

Additionally, there may be other risks and uncertainties that we are unable to currently identify or that we do not currently expect to have a material impact on our business.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Factors that could cause actual results or events to differ materially from those anticipated include the matters described under the sections entitled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We disclaim and do not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law.

THE DISTRIBUTION

Background of the Distribution

DowDuPont is a holding company comprised of Historical DuPont and Historical Dow. DowDuPont conducts its operations worldwide through the following eight segments: Agriculture; Performance Materials & Coatings; Industrial Intermediates & Infrastructure; Packaging & Specialty Plastics; Electronics & Imaging; Nutrition & Biosciences; Transportation & Advanced Polymers; and Safety & Construction. DowDuPont has approximately 98,000 employees.

In connection with the signing of the merger agreement, Historical DuPont and Historical Dow announced their intention to pursue, subject to the approval of the DowDuPont board of directors and any required regulatory approvals, the separation of the combined company, DowDuPont, into three, independent publicly traded companies—one for each of its agriculture, materials science and specialty products businesses—with the belief that these companies would lead their respective industries through science-based innovation to meet the needs of customers and help solve global challenges. Upon the consummation of the Merger, DowDuPont reiterated this intention and the DowDuPont board of directors established three committees (collectively, the “advisory committees”), one to oversee the business and affairs of each of its agriculture, materials science and specialty products divisions, including each business’s preparation for the intended separations.

On September 12, 2017, the DowDuPont board of directors announced the composition of the agriculture business, Corteva, which is expected to be the second business separated and will hold DowDuPont’s agriculture business.

The distribution of Corteva common stock is expected to be the second of two distributions to effectuate DowDuPont’s plan to separate DowDuPont into three independent, publicly traded companies. The separation of Corteva is expected to occur after the separation of Dow. The separation of Dow will be completed through the distribution to DowDuPont stockholders of all the then issued and outstanding shares of common stock of Dow, a wholly owned subsidiary of DowDuPont that at the time of Dow’s distribution will hold DowDuPont’s materials science business. Following the distribution of Dow, the remaining company, which will hold DowDuPont’s agriculture and specialty products business, is expected to, subject to the approval of its board of directors, complete the distribution of Corteva. The separation of Corteva is expected to be completed on June 1, 2019 through the distribution to DowDuPont stockholders of all the Corteva common stock.

Prior to these distributions, DowDuPont will undertake the Internal Reorganization and Business Realignment, as described in the section entitled “Merger, Intended Separations, Reorganization and Financial Statement Presentation—Internal Reorganization” and as contemplated by the separation agreement, which is further discussed in the section entitled “Our Relationship with New DuPont and Dow Following the Distribution—Separation Agreement.” As a result of these transactions, at the time of its distribution, Dow will hold the assets and liabilities associated with DowDuPont’s materials science business (in addition to any assets and liabilities allocated to Dow pursuant to the separation agreement), Corteva will hold the assets and liabilities associated with DowDuPont’s agriculture business (in addition to any assets and liabilities allocated to Corteva pursuant to the separation agreement), and after the final distribution, New DuPont will continue to hold the assets and liabilities associated with DowDuPont’s specialty products business (in addition to any assets and liabilities allocated to New DuPont pursuant to the separation agreement).

The DowDuPont board of directors believes that the completion of these separations will result in three independent, publicly traded companies that will lead their respective industries through productive, science-based innovation to meet the needs of customers and help solve global challenges and is the best available opportunity to unlock the value of DowDuPont’s businesses.

On                 , the DowDuPont board of directors approved the distribution of all the then-issued and outstanding shares of Corteva common stock to DowDuPont stockholders on the basis of                  shares of

Corteva common stock for every share of DowDuPont common stock held at the close of business on the record date for the distribution. As a result of the distribution, Corteva will become an independent, publicly traded company. The distribution of Corteva common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see this section under “—Conditions to the Distribution.” DowDuPont stockholders may also receive cash in lieu of any fractional shares of Corteva common stock that they would have received in the distribution. The distribution is intended to be generally tax-free to DowDuPont stockholders for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares. DowDuPont stockholders will not be required to make any payment, surrender or exchange their DowDuPont common stock or take any other action to receive their shares of Corteva common stock in the distribution.

The separation of DowDuPont’s materials science business will also be subject to certain conditions, and stockholders will separately receive information about the expected separation and distribution of Dow. For additional information, please see the registration statement on Form 10 filed with the SEC by Dow on September 7, 2018 and any amendments or supplements thereto that may be filed with the SEC by Dow from time to time.

The DowDuPont board of directors has the discretion to abandon one or both of the intended distributions and to alter the terms of each distribution. As a result, we cannot provide any assurances that the distribution of Corteva common stock will be completed, or that the distribution of Dow common stock will be completed.

Reasons for the Separation and Distribution

Since the Merger, the DowDuPont board of directors has met regularly to review DowDuPont’s businesses, has consulted regularly with the advisory committees and has evaluated the strategic opportunities available to the combined company and its businesses. The DowDuPont board of directors believes that the separation of DowDuPont into three independent, publicly traded companies through the separation of its agriculture, materials science and specialty products businesses is the best available opportunity to unlock the value of DowDuPont. The DowDuPont board of directors, in consultation with the advisory committees, has considered a wide variety of factors in evaluating the planned separations and distributions of Corteva and Dow, including the risk that one or more of the distributions is abandoned and not completed. The DowDuPont board of directors believes that the potential benefits to DowDuPont stockholders of the separation of each of its three businesses into independent companies with their own distinctive business and capital structures and ability to focus on their respective specific growth plans will provide DowDuPont stockholders with certain opportunities and benefits not available to the combined company.

The DowDuPont board of directors believes that the separation of the agriculture business from DowDuPont is in the best interests of DowDuPont and its stockholders. Among other things, the DowDuPont board of directors considered the following potential benefits of the separations and distributions:

•

Attractive Investment Profile. The creation of separate companies with strong, focused businesses and each with a distinct financial profile and clear investment thesis is expected to drive significant long-term value for all stockholders and also reduce the complexities surrounding investor understanding, enabling investors to invest in each company separately based on its distinct characteristics.

•

Enhanced Means to Evaluate Financial Performance. Investors should be better able to evaluate the business condition, strategy and financial performance of each company within the context of its particular industry and markets. It is expected that, over time following the completion of the separations, the aggregate market value of us, Dow and New DuPont will be higher, on a fully distributed basis and assuming the same market conditions, than if DowDuPont were to remain under its current configuration.

•

Distinct Position. The separations are expected to create three independent companies with tailored growth strategies and differentiated technologies, resulting in: Corteva, a leading global agricultural company with one of the most comprehensive and diverse portfolios in the industry; Dow, a leading global materials science company that will be a low-cost, innovation-driven leader; and New DuPont, a leading global specialty products company that will be a technology driven innovation leader. Each company will provide investors with a distinct investment option that may be more attractive to current investors and will allow the company to attract different investors than the current investment option available to DowDuPont stockholders of one combined company.

•

Focused Capital Allocation. Each independent, publicly traded company will have a capital structure that is expected to be best suited to its specific needs and will be able to make capital allocation decisions that better align with its streamlined business. In addition, after the separations, the respective businesses within each company will no longer need to compete internally for capital and other corporate resources with businesses allocated to another company.

•

Ability to Adapt to Industry Changes. Each company is expected to be able to maintain a sharper focus on its core business and growth opportunities, which will allow each company to respond better and more quickly to developments in its industry.

•

Dedicated Management Team with Enhanced Strategic Focus. Each company’s management team will be able to design and implement corporate policies and strategies that are tailored to such company’s specific business characteristics and to focus on maximizing the value of its business.

•

Improved Management Incentive Tools. The separation will permit the creation of equity securities, including options and restricted stock units, for each publicly traded company with values more closely linked to the performance of such company’s business than would be readily available under the current configuration of businesses within DowDuPont as a single public company. The DowDuPont board of directors believes such equity-based compensation arrangements should provide enhanced incentives for performance and improve the ability for each publicly traded company to attract, retain and motivate qualified personnel.

•

Direct Access to Capital Markets and Ability to Pursue Strategic Opportunities. Each company’s business will have direct access to the capital markets, and is expected to be better situated to pursue future acquisitions, joint ventures and other strategic opportunities as well as internal expansion that is more closely aligned with such company’s strategic goals and expected growth opportunities.

The DowDuPont board of directors also considered a number of potentially negative factors, including the loss of synergies and joint purchasing power from ceasing to operate as part of a larger, more diversified company, risks relating to the creation of a new public company, such as increased costs from operating as a separate public company, potential disruptions to the businesses and loss or dilution of brand identities, possible increased administrative costs and one-time separation costs, restrictions on each company’s ability to pursue certain opportunities that may have otherwise been available in order to preserve the tax-free nature of the distributions and related transactions for U.S. federal income tax purposes, the fact that each company will be less diversified than the current configuration of DowDuPont’s businesses prior to the separation, and distributions and the potential inability to realize the anticipated benefit of the separation.

The DowDuPont board of directors concluded that the potential benefits of pursuing each separation and distribution outweighed the potential negative factors in connection therewith. Neither DowDuPont nor we can assure you that, following the separation and distribution, any of the benefits described above or otherwise will be realized to the extent anticipated or at all. For more information see the section entitled “Risk Factors.”

The DowDuPont board of directors also considered these potential benefits and potentially negative factors in light of the risk that one or more of the distributions is abandoned or otherwise not completed, resulting in DowDuPont separating into fewer than the intended three independent, publicly traded companies. The DowDuPont board of directors believes that the potential benefits to DowDuPont stockholders discussed above apply to the separation of each of the intended three businesses and that the creation of each independent company, with its distinctive business and capital structure and ability to focus on its specific growth plan, will provide DowDuPont stockholders with greater long-term value than retaining one investment in the combined company.

In view of the wide variety of factors considered in connection with the evaluation of the separation and the complexity of these matters, the DowDuPont board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered. The individual members of the DowDuPont board of directors may have given different weights to different factors.

History of Corteva and Formation of a Holding Company Prior to the Distribution

EID was initially incorporated in Delaware in 1915 as the successor to a company that was founded in 1802. On August 31, 2017, as a result of the completion of the Merger, Historical DuPont became a subsidiary of DowDuPont. Prior to the Merger, Historical DuPont was a publicly traded company that was listed on the NYSE and operated a global business that included agriculture, electronics and communications, industrial biosciences, nutrition and health, performance materials and protection solutions segments.

As part of DowDuPont’s plan to separate its agriculture business, on March 16, 2018, DowDuPont formed Corteva Parent to serve as a holding company for Corteva. Corteva Parent is a direct, wholly owned subsidiary of DowDuPont and at the time of the distribution will be the direct parent of EID. In connection with the separation and distribution, DowDuPont plans to transfer the assets and liabilities of the agriculture business not currently held by Corteva, to Corteva (see the sections entitled “Merger, Intended Separations, Reorganization and Financial Statement Presentation—Internal Reorganization” and “Our Relationship with New DuPont and Dow Following the Distribution—Separation Agreement”). DowDuPont will then complete the separation through a distribution of Corteva common stock by way of a pro rata dividend to DowDuPont stockholders as of the record date. Following the separation and distribution, Corteva will be a separate company and the remaining company, New DuPont, will not retain any ownership interest in Corteva. As a result of the Internal Reorganization and Business Realignment, at the time of the distribution, Corteva Parent will hold, among certain other assets and liabilities, the agriculture business of Historical DuPont (“Historical DuPont Agriculture”) and Dow AgroSciences (in addition to any assets and liabilities allocated to it pursuant to the separation agreement).

The Number of Shares of Corteva Common Stock You Will Receive

For every share of DowDuPont common stock that you own at the close of business on                  , 2019, the record date, you will receive                 shares of Corteva common stock on the distribution date. DowDuPont will not distribute any fractional shares of Corteva common stock. Instead, if you are a registered holder, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such stockholder would otherwise have been entitled to receive) to each stockholder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by DowDuPont or us, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Neither we nor DowDuPont will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts received in lieu of fractional shares.

The aggregate net cash proceeds of these sales will be taxable for U.S. federal income tax purposes. See the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution” for an explanation of the material U.S. federal income tax consequences of the distribution. If you are a registered holder of DowDuPont common stock, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. We estimate that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your DowDuPont common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will be responsible for transmitting to you your share of such proceeds.

When and How You Will Receive the Distribution

With the assistance of the distribution agent, subject to the satisfaction or waiver of certain conditions, the distribution of Corteva common stock is expected to occur on June 1, 2019, the distribution date, to all holders of outstanding DowDuPont common stock on the record date.                  will serve as the distribution agent in connection with the distribution, and                  will serve as the transfer agent and registrar for the Corteva common stock. DowDuPont stockholders may receive cash in lieu of any fractional shares of Corteva common stock which they would have been entitled to receive.

If you own DowDuPont common stock as of the close of business on the record date, the shares of Corteva common stock that you are entitled to receive in the distribution will be issued to you electronically, as of the distribution date, in direct registration or book-entry form. If you are a registered holder, the distribution agent will credit the whole shares of Corteva common stock you receive in the distribution to a book-entry account with our transfer agent on or shortly following the distribution date. Approximately two weeks after the distribution date, the distribution agent will mail you a direct registration account statement that reflects the shares of Corteva common stock that have been registered in book-entry form in your name as well as a check reflecting any cash you are entitled to receive in lieu of fractional shares. “Direct registration form” refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution.

Most DowDuPont stockholders own their shares beneficially through a bank, broker or other nominee. In such cases, the bank, broker or other nominee would be said to hold the shares in “street name” and the shares of Corteva common stock you are entitled to receive in the distribution will be issued electronically to your bank or broker and your ownership would be recorded on the bank or brokerage firm’s books. If you hold your DowDuPont common stock through a bank, broker or other nominee, your bank or brokerage firm will credit your account for the shares of Corteva common stock that you are entitled to receive in the distribution, and will be responsible for transmitting to you any cash in lieu of fractional shares you are entitled to receive. If you have any questions concerning the mechanics of the distribution and you hold your shares of DowDuPont in street name, please contact your bank or brokerage firm.

If you sell your DowDuPont common stock in the “regular-way” market on or prior to the last trading day prior to the distribution date, you will be selling your right to receive shares of Corteva common stock in the distribution.

Transferability of Shares You Receive

The shares of Corteva common stock distributed to DowDuPont stockholders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with us, which may include certain of our executive officers, directors or principal stockholders. Securities held by Corteva affiliates will be subject to resale restrictions under the Securities Act. Corteva affiliates will be permitted to sell shares of Corteva common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Results of the Distribution

After our separation from DowDuPont, we will be an independent, publicly traded company. The actual number of shares to be distributed will be determined by DowDuPont at the close of business on the record date for the distribution based on the distribution ratio. The distribution will not affect the number of outstanding shares of DowDuPont common stock, which will now reflect ownership of New DuPont, or any rights of DowDuPont stockholders. DowDuPont will not distribute any fractional shares of Corteva common stock.

Substantially simultaneously with the distribution of Dow, we will enter into the separation agreement with DowDuPont and Dow to effect the separation and provide a framework for our relationship with New DuPont and Dow after the separation and distribution. In connection with the separation and distribution, we will also enter into various other agreements with DowDuPont and Dow, including a tax matters agreement, an employee matters agreement, intellectual property cross-license agreements, trademark license agreements and certain other intellectual property, services, supply and real estate-related agreements. These agreements will collectively provide for the allocation among us, New DuPont and Dow of the assets, liabilities and obligations of DowDuPont and its subsidiaries (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our and Dow’s respective separations from DowDuPont and will govern certain relationships among us, New DuPont and Dow. For a more detailed description of these agreements, see the sections entitled “Risk Factors—Risks Related to the Separation” and “Our Relationship With New DuPont and Dow Following the Distribution.”

Market for Corteva common stock

There is currently no public trading market for Corteva common stock. We intend to apply to list Corteva common stock on the                  under the symbol “                .” We have not and will not set the initial price of Corteva common stock. The initial price will be established by the public markets.

Corteva cannot predict the price at which its common stock will trade after the distribution. The combined trading prices, after the distribution, of the shares of Corteva common stock that each DowDuPont stockholder will receive in the distribution and the shares of DowDuPont common stock held at the record date may not equal the “regular-way” trading price of a share of DowDuPont common stock immediately prior to the distribution. The price at which Corteva common stock trades may fluctuate significantly, particularly until an orderly public trading market develops. Trading prices for Corteva common stock will be determined in the public markets and may be influenced by many factors. See the section entitled “Risk Factors—Risks Related to Corteva Common Stock.”

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date and continuing through the last trading day prior to the distribution date, DowDuPont expects that there will be two markets in DowDuPont common stock: a “regular-way” market and an “ex-distribution” market. Shares of DowDuPont common stock that trade on the “regular-way” market will trade with an entitlement to receive the shares of Corteva common stock distributed pursuant to the separation. Shares of DowDuPont common stock that trade on the “ex-distribution” market will trade without an entitlement to receive the Corteva common stock distributed pursuant to the distribution. Therefore, if you sell DowDuPont common stock in the “regular-way” market on or prior to the last trading day prior to the distribution date, you will be selling your right to receive Corteva common stock in the distribution. If you own DowDuPont common stock at the close of business on the record date and sell those shares on the “ex-distribution” market on or prior to the last trading day prior to the distribution date, you will receive the shares of Corteva common stock that you are entitled to receive pursuant to your ownership of DowDuPont common stock as of the record date.

Furthermore, we anticipate that trading in Corteva common stock will begin on a “when-issued” basis as early as the trading day prior to the record date for the distribution and will continue through the last trading day prior to the distribution date. “When-issued” trading in the context of a separation refers to a sale or purchase made conditionally on or before the distribution date because the securities of the separated entity have not yet been distributed. The “when-issued” trading market will be a market for Corteva common stock that will be distributed to holders of DowDuPont common stock on the distribution date. If you owned DowDuPont common stock at the close of business on the record date, you would be entitled to Corteva common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Corteva common stock, without DowDuPont common stock you own, on the “when-issued” market. We anticipate that trading on a “when-issued” basis will continue through the last trading day prior to the distribution date. At the open of trading on the distribution date, “regular-way” trading will begin.

Conditions to the Distribution

We expect that the distribution will be effective on June 1, 2019, the distribution date, provided that, among other conditions described in this information statement, the following conditions shall have been satisfied:

•

the SEC having declared effective the Form 10 under the Exchange Act, no stop order relating to the Form 10 being in effect, no proceedings seeking such a stop order being pending before or threatened by the SEC and this information statement having been distributed to DowDuPont stockholders;

•	the listing of Corteva common stock on the having been approved, subject to official notice of issuance;

•

the DowDuPont board of directors having received an opinion from                      to the effect that, following the distribution, we and DowDuPont will each be solvent and adequately capitalized, and that DowDuPont has adequate surplus under Delaware law to declare the dividend of Corteva common stock;

•	the Internal Reorganization and Business Realignment as they relate to us having been effectuated prior to the distribution date;

•

the DowDuPont board of directors having declared the dividend of Corteva common stock to effect the distribution and having approved the distribution and all related transactions, which approval may be given or withheld in the board’s absolute and sole discretion (and such declaration or approval not having been withdrawn);

•

DowDuPont having elected the individuals to be members of our board of directors following the distribution, and certain directors as set forth in the separation agreement having resigned from the DowDuPont board of directors;

•	each of us, DowDuPont and Dow and each of our or their applicable subsidiaries having entered into all ancillary agreements to which it and/or such subsidiary is contemplated to be a party;

•

no events or developments having occurred or existing that make it inadvisable to effect the distribution or that would result in the distribution and related transactions not being in the best interest of DowDuPont or its stockholders;

•

no order, injunction or decree by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the related transactions, including the transfers of assets and liabilities contemplated by the separation agreement, shall be pending, threatened, issued or in effect;

•	the receipt by DowDuPont of the Tax Opinion; and

•	the IRS not having revoked the IRS Ruling (as described in the section entitled “Risk Factors—Risks Related to the Separation”).

The fulfillment of the foregoing conditions does not create any obligations on DowDuPont’s part to effect the distribution, and the DowDuPont board of directors has the ability, in its sole discretion, to amend, modify or abandon the distribution and related transactions at any time prior to the distribution date.

Regulatory Approvals

We must complete the necessary registration under U.S. federal securities laws of Corteva common stock, as well as the applicable listing requirements of the                  for such shares.

Other than the requirements discussed above, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the distribution.

No Appraisal Rights

DowDuPont stockholders will not have any appraisal rights in connection with the distribution.

Reasons for Furnishing this Information Statement

We are furnishing this information statement solely to provide information to DowDuPont stockholders who will receive shares of Corteva common stock in the distribution. You should not construe this information statement as an inducement or encouragement to buy, hold or sell any of our securities or any securities of DowDuPont. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and neither DowDuPont nor we undertake any obligation to update the information except in the normal course of DowDuPont’s and our public disclosure obligations and practices.

DIVIDEND POLICY

We expect that we will pay a quarterly dividend following the distribution. The declaration, payment and amount of any dividends following the distribution will be subject to the sole discretion of our post-distribution, independent board of directors and, in the context of our financial policy, will depend upon many factors, including our financial condition and prospects, our capital requirements and access to capital markets, covenants associated with certain of our debt obligations, legal requirements and other factors that our board of directors may deem relevant, and there can be no assurances that we will continue to pay a dividend in the future. There can also be no assurance that, after the distribution, the combined annual dividends, if any, on the common stock of us, New DuPont and Dow, if any, will be equal to the annual dividends on DowDuPont common stock prior to the distribution of Dow and Corteva common stock.

CAPITALIZATION

The following table sets forth Corteva’s cash and cash equivalents and capitalization as of June 30, 2018, on a historical and on a pro forma basis giving effect to the Business Realignment, the Internal Reorganization and the separation and distribution, as if they occurred on June 30, 2018. The historical cash and cash equivalents and capitalization for Corteva are derived from the unaudited Historical DuPont consolidated balance sheet as of June 30, 2018. Explanations for the pro forma adjustments can be found under “Unaudited Pro Forma Combined Financial Statements.” The following table should be reviewed in conjunction with “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and accompanying notes incorporated by reference herein and filed as Exhibits 99.2 and 99.3 to the Form 10 of which this information statement forms a part.

	As of June 30, 2018
(In millions)	Historical[1]	Pro Forma
Cash and cash equivalents	$4,421

Borrowings and capital lease obligations:
Current	$3,701
Long-term	9,728

Total borrowings and capital lease obligations	$13,429
Equity:
Common stock	$—
Preferred stock	239
Additional paid-in capital	74,845
(Accumulated deficit) retained earnings	(1,201)
Accumulated other comprehensive loss	(1,345)
Noncontrolling interests	229
Total equity	72,767

Total capitalization	$86,196

(1)	Represents cash and cash equivalents, debt and equity of Historical DuPont, and is not indicative of Corteva’s future capitalization.

We have not yet finalized our post-distribution capitalization. We intend to update the above disclosure to reflect our post-distribution capitalization in an amendment to the Form 10 of which this information statement forms a part.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Historical DuPont operated a global business that included agriculture, materials science and specialty products businesses, and has been determined to best represent the predecessor entity to Corteva. As such, the unaudited pro forma combined financial statements (“pro forma financial statements”) are derived from the audited annual and unaudited interim consolidated financial statements of Historical DuPont, and the audited annual and unaudited interim combined financial statements of Dow AgroSciences which are incorporated by reference herein and filed as Exhibits 99.2, 99.3, 99.4 and 99.5, respectively, to the Form 10 of which this information statement forms a part.

As part of the Internal Reorganization and Business Realignment, Historical DuPont will transfer entities and the related assets and liabilities of its materials science and specialty products businesses and will receive entities and the related assets and liabilities of Dow AgroSciences, such that Historical DuPont will retain those assets and liabilities relevant to DowDuPont’s agricultural business.

The following pro forma financial statements reflect the Historical DuPont materials science and specialty products divestitures as discontinued operations and the receipt of Dow AgroSciences as a common control combination. Upon completion of the Internal Reorganization and Business Realignment, the historical financial statements of Corteva will be recast to reflect the discontinued operations for each period presented, as well as to include Dow AgroSciences from the Effective Time of the Merger.

For purposes of DowDuPont’s financial statement presentation, Historical Dow was determined to be the accounting acquirer in the Merger and Historical DuPont’s assets and liabilities are reflected at fair value as of the close of the Merger in the historical financial statements of DowDuPont. In connection with the Merger and the related accounting determination, Historical DuPont elected to apply push down accounting; as such, Historical DuPont’s historical financial statements reflect the fair value of its assets and liabilities for all periods subsequent to the Merger. For purposes of Historical DuPont’s financial statement presentation, periods following the closing of the Merger are labeled “Successor” and reflect DowDuPont’s basis in the fair values of the assets and liabilities of Historical DuPont. All periods prior to the closing of the Merger reflect the historical accounting basis in Historical DuPont’s assets and liabilities and are labeled “Predecessor.” Historical DuPont’s historical financial statements include a black line division between the columns titled “Predecessor” and “Successor” to signify that the amounts shown for the periods prior to and following the Merger are not comparable.

The pro forma financial statements give effect to the following:

•

The unaudited pro forma combined balance sheet as of June 30, 2018 gives effect to the Business Realignment, Internal Reorganization and the separation and distribution as if they had been consummated on June 30, 2018.

•

The unaudited pro forma combined statements of income for the six months ended June 30, 2018 and 2017 and the years ended December 31, 2017 and 2016 give effect to the Merger, the Business Realignment, Internal Reorganization and the separation and distribution as if they had been consummated on January 1, 2016.

•

The unaudited pro forma combined statement of income for the year ended December 31, 2015 gives effect to the divestitures of the Historical DuPont materials science and specialty products businesses as part of the Internal Reorganization as if they had been consummated on January 1, 2015. See note 6 for further details.

The pro forma financial statements are presented for informational purposes only, and do not purport to represent what the results of operations or financial position would have been had the Merger, Business Realignment, Internal Reorganization and the separation and distribution to DowDuPont stockholders of all the outstanding shares of Corteva common stock actually occurred on the dates indicated, nor do they purport to project the results of operations or financial position for any future period or as of any future date.

The pro forma financial statements include leveraged functional costs previously allocated to Historical DuPont’s materials science and specialty products businesses that did not meet the definition of expenses from discontinued operations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 205, “Presentation of Financial Statements” (“ASC 205”). Additionally, the financial statements of Dow AgroSciences include costs representing allocations of certain leveraged functional and corporate overhead expenses for services from Historical Dow. These costs of Historical DuPont and Dow AgroSciences include, but are not limited to, general corporate expenses related to finance, legal, information technology and human resources. Based on management’s current estimates of costs we expect to incur as a stand-alone company, we believe there are approximately $175 million to $225 million of annual leveraged functional and corporate expenses reflected in Corteva’s 2017 pro forma income from continuing operations that are not expected to continue post separation.

One-time transaction-related costs incurred prior to, or concurrent with, the closing of the Merger and the expected distribution transactions are not included in the pro forma statements of income. The pro forma financial statements do not reflect restructuring or integration activities or other costs following the separation and distribution transactions that may be incurred to achieve cost or growth synergies of Corteva. As no assurance can be made that these costs will be incurred or the growth synergies will be achieved, no adjustment has been made.

The pro forma financial statements as of June 30, 2018 and for the years ended December 31, 2017 and 2016 and six months ended June 30, 2018 and 2017, do not yet reflect the following:

•

Corteva or certain of its subsidiaries intend to enter into certain various manufacturing, supply and service related agreements with Dow and DowDuPont in connection with the separation (see the section entitled “Corteva’s Relationship with New DuPont and Dow Following the Distribution”). These agreements will provide for different pricing than the historical intercompany and intracompany practices of Historical Dow and Historical DuPont. Corteva has not yet finalized all of the terms of these agreements, but intends to include additional details on the terms of the agreements in an amendment to the Form 10 of which this information statement forms a part. Because the terms of these agreements have not been finalized, the financial impact cannot be determined at this time.

•

The Telone® Soil Fumigant business (“Telone”) will not transfer to Corteva as part of the common control combination of Dow AgroSciences, and Corteva will remain the exclusive distributor of Telone® Soil Fumigant products for Dow after the separation and distribution transactions. The pro forma financial statements reflect the removal of the assets, liabilities and results of operations related to Telone, but do not yet include the adjustment to reflect recurring impacts of the related distribution agreement between Corteva and Dow. Corteva intends to include additional details on the terms of the agreement in an amendment to the Form 10 of which this information statement forms a part. Because the terms of this agreement have not been finalized, the financial impact cannot be determined at this time.

•

At the time of the separation and distribution, DowDuPont intends Corteva to have a credit profile substantially similar to that of Historical DuPont prior to the Merger. Because certain actions to achieve the intended capital structure have not been finalized, the financial impact cannot be determined at this time, and no adjustment has been made to the pro forma financial statements. Corteva intends to include additional details on capital structure in an amendment to the Form 10 of which this information statement forms a part.

Corteva, Inc. Unaudited Pro Forma Combined Balance Sheet as of June 30, 2018

(in millions)	Successor Corteva Continuing Operations[1]	Separation Pro Forma Adjustments		Pro Forma Corteva
	Note 6	Note 3
Assets
Current assets
Cash and cash equivalents	$2,801	$—		$2,801
Marketable securities	49	—		49
Accounts and notes receivable—net	7,334	(72)	(a)	7,262
Inventories	4,338	(9)	(a)	4,329
Other current assets	1,260	—		1,260
Total current assets	15,782	(81)		15,701
Investment in nonconsolidated affiliates	188	—		188
Net property	4,578	—		4,578
Goodwill	14,610	—		14,610
Other intangible assets	12,319	—		12,319
Deferred income tax assets	420	—		420
Other assets	1,810	—		1,810
Total assets	$49,707	$(81)		$49,626

Liabilities and Equity
Current liabilities
Short-term borrowings and capital lease obligations	$3,714	$—		$3,714
Accounts payable	3,651	(18)	(a)	3,633
Income taxes payable	248	—		248
Accrued and other current liabilities	2,673	(37)	(a)	2,636
Total current liabilities	10,286	(55)		10,231
Long-term debt	9,736	—		9,736
Other noncurrent liabilities
Deferred income tax liabilities	1,378	—		1,378
Pension and other postemployment benefits—noncurrent	6,473	—		6,473
Other noncurrent obligations	1,993	(39)	(b)(c)	1,954
Total noncurrent liabilities	19,580	(39)		19,541
Stockholders’ equity
Common stock	—	—	(d)	—
Additional paid-in capital	21,407	—	(d)	21,407
Retained earnings	14	13	(e)	27
Accumulated other comprehensive loss	(1,852)	—		(1,852)
Total stockholders’ equity	19,569	13		19,582
Noncontrolling interests	272	—		272
Total equity	19,841	13		19,854
Total liabilities and equity	$49,707	$(81)		$49,626

(1)

Represents the Company’s current best estimate of Corteva’s pro forma historical balance sheet, reflecting the discontinued operations of Historical DuPont’s materials science and specialty products businesses, as well as the common control combination of Dow AgroSciences. Actual results could differ from these estimates.

See accompanying Notes to the Unaudited Pro Forma Combined Financial Statements.

Corteva, Inc. Unaudited Pro Forma Combined Statement of Income

for the Six Months Ended June 30, 2018

(in millions, except per share amounts)	Successor Corteva Continuing Operations[1]	Pro Forma Adjustments		Pro Forma Corteva
	Note 6
Net sales	$9,552	$(79)	3(a)	$9,473
			3(a)
Cost of goods sold	6,547	(1,349)	4(b)	5,198
Research and development expense	725	(1)	3(a)	724
Selling, general and administrative expenses	1,638	(8)	3(a)	1,630
Amortization of intangibles	196	—		196
Restructuring and asset-related charges—net	231	—		231
Integration and separation costs	444	—		444
Sundry income—net	115	—		115
Interest expense	187	—		187
(Loss) income from continuing operations before income taxes	(301)	1,279		978
(Benefit from) provision for income taxes on continuing operations	(107)	242	3(a) 4(g)	135
(Loss) income from continuing operations after income taxes	(194)	1,037		843
Net income from continuing operations attributable to noncontrolling interests	18	—		18
Net (loss) income from continuing operations attributable to Corteva common stockholders	$(212)	$1,037		$825

Earnings per common share from continuing operations (note 5):
Basic
Diluted
Weighted average common shares outstanding (note 5):
Basic
Diluted

(1)

Represents the Company’s current best estimate of Corteva’s retrospectively revised historical financial statements, reflecting the discontinued operations of Historical DuPont’s materials science and specialty products businesses, as well as the common control combination of Dow AgroSciences. Actual results could differ from these estimates.

See accompanying Notes to the Unaudited Pro Forma Combined Financial Statements.

Corteva, Inc. Unaudited Pro Forma Combined Statement of Income

for the Six Months Ended June 30, 2017

(in millions, except per share amounts)	Predecessor Corteva Continuing Operations[1]	Dow AgroSciences	Dow AgroSciences Adjustments	Merger Pro Forma Adjustments		Adjusted Corteva Continuing Operations	Separation Pro Forma Adjustments		Pro Forma Corteva
	Note 6	As Reported	Note 2	Note 4		(subtotal)	Note 3
Net sales	$6,553	$3,166	$(50)	$(53)	(a)	$9,616	$(71)	(a)	$9,545
Cost of goods sold	3,272	1,996	(43)	(38)	(a)(c)	5,187	(31)	(a)	5,156
Research and development expense	463	277	(8)	8	(c)	740	(1)	(a)	739
Selling, general and administrative expenses	1,278	402	(19)	8	(c)	1,669	(8)	(a)	1,661
Amortization of intangibles	33	8	—	92	(d)	133	—		133
Restructuring and asset-related charges (benefit)—net	4	(1)	—	—		3	—		3
Integration and separation costs	222	—	15	(31)	(e)	206	—		206
Sundry (expense) income—net	(357)	(419)	(4)	—		(780)	—		(780)
Interest expense	183	15	—	(60)	(f)	138	—		138
Income from continuing operations before income taxes	741	50	1	(32)		760	(31)		729
(Benefit from) provision for income taxes on continuing operations	(402)	(68)	—	(6)	(g)	(476)	(8)	(a)	(484)
Income from continuing operations after income taxes	1,143	118	1	(26)		1,236	(23)		1,213
Net income from continuing operations attributable to noncontrolling interests	6	21	—	—		27	—		27
Net income from continuing operations attributable to Corteva common stockholders	$1,137	$97	$1	$(26)		$1,209	$(23)		$1,186

Earnings per common share from continuing operations (note 5):
Basic
Diluted
Weighted average common shares outstanding (note 5):
Basic
Diluted

(1)

Represents the Company’s current best estimate of Corteva’s retrospectively revised historical financial statements, reflecting the discontinued operations of Historical DuPont’s materials science and specialty products businesses, adjusted for certain reclassification adjustments to align the financial statement presentation of Historical DuPont to that of Corteva. See note 6 for further details. Actual results could differ from these estimates.

See accompanying Notes to the Unaudited Pro Forma Combined Financial Statements.

Corteva, Inc. Unaudited Pro Forma Combined Statement of Income

for the Year Ended December 31, 2017

(in millions, except per share amounts)	Predecessor Corteva Continuing Operations[1]	Dow AgroSciences[2]	Successor Corteva Continuing Operations[3]	Dow AgroSciences Adjustments	Merger Pro Forma Adjustments		Adjusted Corteva Continuing Operations	Separation Pro Forma Adjustments		Pro Forma Corteva
	Note 6		Note 6	Note 2	Note 4		(subtotal)	Note 3
Net sales	$6,954	$3,777	$3,800	$(200)	$(60)	(a)	$14,271	$(149)	(a)	$14,122
Cost of goods sold	3,591	2,485	2,967	(172)	(465)	(a)(b)(c)	8,406	(66)	(a)	8,340
Research and development expense	635	370	515	(18)	10	(c)	1,512	(2)	(a)	1,510
Selling, general and administrative expenses	1,571	538	887	(44)	11	(c)	2,963	(16)	(a)	2,947
Amortization of intangibles	40	11	97	—	122	(d)	270	—		270
Restructuring and asset-related charges (benefit)—net	13	(1)	270	—	(10)	(e)	272	—		272
Integration and separation costs	354	—	225	55	(168)	(e)	466	—		466
Sundry (expense) income—net	(593)	(417)	819	(679)	—		(870)	—		(870)
Interest expense	254	26	142	—	(80)	(f)	342	—		342
(Loss) Income from continuing operations before income taxes	(97)	(69)	(484)	(700)	520		(830)	(65)		(895)
(Benefit from) provision for income taxes on continuing operations	(440)	(11)	(2,593)	(238)	173	(g)	(3,109)	(16)	(a)	(3,125)
Income (loss) from continuing operations after income taxes	343	(58)	2,109	(462)	347		2,279	(49)		2,230
Net income from continuing operations attributable to noncontrolling interests	8	17	10	—	—		35	—		35
Net income (loss) from continuing operations attributable to Corteva common stockholders	$335	$(75)	$2,099	$(462)	$347		$2,244	$(49)		$2,195

Earnings per common share from continuing operations (note 5):
Basic
Diluted
Weighted average common shares outstanding (note 5):
Basic
Diluted

(1)

For the period January 1, 2017 through August 31, 2017. Represents the Company’s current best estimate of Corteva’s retrospectively revised historical financial statements, reflecting the discontinued operations of Historical DuPont’s materials science and specialty products businesses; adjusted for certain reclassification adjustments to align the financial statement presentation of Historical DuPont to that of Corteva. See note 6 for further details. Actual results could differ from these estimates.

(2)	For the period January 1, 2017 through August 31, 2017.
(3)

For the period September 1, 2017 through December 31, 2017. Represents the Company’s current best estimate of Corteva’s retrospectively revised historical financial statements, reflecting the discontinued operations of Historical DuPont’s materials science and specialty products businesses, as well as the common control combination of Dow AgroSciences. Actual results could differ from these estimates.

See accompanying Notes to the Unaudited Pro Forma Combined Financial Statements.

Corteva, Inc. Unaudited Pro Forma Combined Statement of Income

for the Year Ended December 31, 2016

(in millions, except per share amounts)	Predecessor Corteva Continuing Operations[1]	Dow AgroSciences	Dow AgroSciences Adjustments	Merger Pro Forma Adjustments		Adjusted Corteva Continuing Operations	Separation Pro Forma Adjustments		Pro Forma Corteva
	Note 6	As Reported	Note 2	Note 4		(subtotal)	Note 3
Net sales	$8,265	$6,165	$(290)	$(78)	(a)	$14,062	$(145)	(a)	$13,917
Cost of goods sold	4,593	4,020	(180)	(49)	(a)(c)	8,384	(76)	(a)	8,308
Research and development expense	925	586	(15)	15	(c)	1,511	(4)	(a)	1,507
Selling, general and administrative expenses	2,116	845	(37)	17	(c)	2,941	(16)	(a)	2,925
Amortization of intangibles	45	18	—	184	(d)	247	—		247
Restructuring and asset-related charges—net	438	11	4	—		453	—		453
Integration and separation costs	285	—	27	(147)	(e)	165	—		165
Sundry (expense) income—net	(50)	(16)	(7)	—		(73)	—		(73)
Interest expense	370	30	—	(120)	(f)	280	—		280
(Loss) Income from continuing operations before income taxes	(557)	639	(96)	22		8	(49)		(41)
(Benefit from) provision for income taxes on continuing operations	(291)	(48)	(33)	9	(g)	(363)	(12)	(a)	(375)
(Loss) income from continuing operations after income taxes	(266)	687	(63)	13		371	(37)		334
Net income from continuing operations attributable to noncontrolling interests	11	14	—	—		25	—		25
Net (loss) income from continuing operations attributable to Corteva common stockholders	$(277)	$673	$(63)	$13		$346	$(37)		$309

Earnings per common share from continuing operations (note 5):
Basic
Diluted
Weighted average common shares outstanding (note 5):
Basic
Diluted

(1)

Represents the Company’s current best estimate of Corteva’s retrospectively revised historical financial statements, reflecting the discontinued operations of Historical DuPont’s materials science and specialty products businesses; adjusted for certain reclassification adjustments to align the financial statement presentation of Historical DuPont to that of Corteva. See note 6 for further details. Actual results could differ from these estimates.

See accompanying Notes to the Unaudited Pro Forma Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF THE TRANSACTIONS AND BASIS OF PRESENTATION

The pro forma financial statements include adjustments related to the Merger, the Business Realignment, the Internal Reorganization and the separation and distribution transactions, as required by Article 11 of SEC Regulation S-X. Historical DuPont has been determined to best represent the predecessor entity to Corteva. As a result, the historical financial statements of Corteva reflected in the pro forma financial statements are those of Historical DuPont. The historical consolidated financial information has been adjusted to give effect to events that are (1) directly attributable to the Merger, the Business Realignment, Internal Reorganization and the separation and distribution, (2) factually supportable and (3) with respect to the pro forma statements of income, expected to have a continuing impact on the consolidated results. Further, these pro forma adjustments contain estimates, which are based on information currently available to management and are subject to change, which could have a material impact on these pro forma financial statements.

The Merger

At the Effective Time of the Merger, pursuant to the merger agreement, Historical DuPont and Historical Dow each merged with subsidiaries of DowDuPont and, as a result, Historical DuPont and Historical Dow became subsidiaries of DowDuPont.

One-time transaction-related expenses incurred prior to, or concurrent with, the closing of the Merger are not included in the pro forma statements of income.

The Internal Reorganization and Business Realignment

Historical DuPont was founded in 1802 and was incorporated in Delaware in 1915. Immediately prior to the Merger, Historical DuPont was comprised of agriculture, materials science and specialty products businesses. As a result of the Merger, these businesses, as well as the agriculture, materials science and specialty products businesses of Historical Dow, are presently held indirectly by DowDuPont through its combined ownership of Historical DuPont and Historical Dow. Through an internal reorganization, Historical DuPont and Historical Dow will each realign their respective businesses into three subgroups: agriculture, materials science and specialty products. DowDuPont, Historical DuPont and Historical Dow will each transfer and receive entities and businesses such that, after the internal reorganization, Corteva will hold either directly or indirectly Historical DuPont Agriculture and Dow AgroSciences, along with the assets and liabilities allocated to each group pursuant to the separation agreement (as described in more detail in “Our Relationship with New DuPont and Dow Following the Distribution—Separation Agreement—Transfer of Assets and Assumption of Liabilities”).

As a result of the Internal Reorganization and Business Realignment, Corteva will own 100% of the outstanding common stock of EID. Preferred stockholders of EID will continue to hold such shares following the separation and distribution. After the separation and distribution, EID will remain a subsidiary of Corteva, will continue to be a reporting company and expects to comply with the requirements of the Exchange Act. Further, as a result of the Internal Reorganization, EID will own 100% of Dow AgroSciences on a consolidated basis.

Distribution of Historical DuPont’s Materials Science and Specialty Products Businesses

Corteva’s distributions of Historical DuPont’s materials science and specialty products businesses will be accounted for as discontinued operations. As such, pro forma adjustments related to the distributions have been prepared in accordance with the discontinued operations guidance in ASC 205 and therefore do not allocate any general corporate overhead expenses of Historical DuPont to the materials science and specialty products businesses and include only those costs that are directly related to the discontinued businesses and are not expected to continue. The Company’s current estimates for discontinued operations are preliminary and could change as the Company finalizes discontinued operations accounting. As such, the pro forma financial statements do not reflect what Corteva’s results of operations or financial position would have been on a stand-alone basis and are not necessarily indicative of Corteva’s future results of operations. See note 6 for additional information.

Common Control Combination of Dow AgroSciences

Corteva’s acquisition of Dow AgroSciences will be treated as a transfer between entities under common control. As such, the Company will record the assets, liabilities, and equity of the Dow AgroSciences business on its balance sheet at their historical basis. Transfers of businesses between entities under common control requires the financial statements to be presented as if the transaction had occurred at the point at which common control first existed (the Effective Time of the Merger). Corteva’s historical financial statements and related notes will, after the closing of Corteva’s acquisition of Dow AgroSciences, be revised to include the historical balances of DowAgroSciences from September 1, 2017 onward.

For pro forma purposes, the unaudited pro forma combined balance sheet as of June 30, 2018 is presented as if the common control combination of Dow AgroSciences had occurred on June 30, 2018 and the unaudited pro forma combined statements of income are presented as if the common control combination of Dow AgroSciences had occurred on January 1, 2016. Transactions between Dow AgroSciences and Historical DuPont Agriculture have been eliminated as if Dow AgroSciences and Historical DuPont Agriculture were consolidated affiliates since January 1, 2016.

The Separation and Distribution of Corteva

The distribution of Corteva common stock will occur by way of a pro rata distribution to DowDuPont stockholders. Each DowDuPont stockholder will be entitled to receive                 shares of Corteva common stock for every share of DowDuPont common stock held by such stockholder at the close of business on                 , 2019, the record date of the distribution. The actual number of shares of Corteva common stock that DowDuPont will distribute will depend on the numbers of shares of DowDuPont common stock outstanding on the record date.

Before the separation from DowDuPont, Corteva will enter into the separation and distribution agreement with DowDuPont and Dow to effect the separation and provide a framework for Corteva’s relationship with New DuPont and Dow. After the separation and distribution Corteva will also enter into certain other agreements with DowDuPont and Dow, including a tax matters agreement, an employee matters agreement, intellectual property cross-license agreements, trademark license agreements and certain other intellectual property, services, supply and real estate-related agreements. These agreements will provide for the terms of the separation between Corteva, New DuPont and Dow of the assets, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) of DowDuPont and its subsidiaries attributable to the periods prior to, at and after Corteva’s and Dow’s respective separations from DowDuPont and will govern the relationship among Corteva, New DuPont and Dow subsequent to the completion of the separations and distributions.

NOTE 2—DOW AGROSCIENCES ADJUSTMENTS

As a condition of Brazil’s Administrative Council for Economic Defense regulatory approval of the Merger, Historical Dow divested a select portion of Dow AgroSciences’ corn seed business in Brazil, including some seed processing plants and seed research centers, a copy of Dow AgroSciences’ Brazilian corn germplasm bank, the MORGAN™ brand and a license for the use of the DOW SEMENTES™ brand for a certain period of time (collectively, the “DAS Brazil Assets”). On July 11, 2017, Historical Dow announced it had entered into a definitive agreement to sell the DAS Brazil Assets to CITIC Agri Fund. During the fourth quarter of 2017, Dow AgroSciences completed the disposition of the DAS Brazil Assets. The below represents amounts that were removed from the pro forma statements of income to reflect this divestiture.

(in millions)	For the Six Months Ended June 30, 2017	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016
Net sales	$(50)	$(200)	$(290)
Cost of goods sold	(36)	(144)	(166)
Research and development expenses	(7)	(12)	(12)
Selling, general and administrative expenses	(12)	(23)	(23)
Sundry income—net	(4)	(679)	(7)
Loss (income) from continuing operations before income taxes	1	(700)	(96)
Provision for income taxes on continuing operations	—	(238)	(33)
Loss (income) from continuing operations after income taxes	$1	$(462)	$(63)

Additionally, in order to align the financial statement presentation of Dow AgroSciences’ to that of Corteva’s continuing operations, certain reclassification adjustments have been made to the pro forma statements of income as follows:

(in millions)	For the Six Months Ended June 30, 2017	For the Period January 1 – August 31, 2017	For the Year Ended December 31, 2016
Cost of goods sold	$—	$—	$(2)
Research and development expenses	$—	$—	$—
Selling, general and administrative expenses	$—	$—	$(2)
Restructuring and asset-related charges—net	$—	$—	$4

Cost of goods sold	$(7)	$(28)	$(12)
Research and development expenses	$(1)	$(6)	$(3)
Selling, general and administrative expenses	$(7)	$(21)	$(12)
Integration and separation costs	$15	$55	$27

NOTE 3—SEPARATION RELATED PRO FORMA ADJUSTMENTS

The pro forma financial statements reflect the following adjustments related to the separation and distribution transactions:

(a)

Adjustment to remove the Telone business that is not transferring to Corteva as part of the common control combination of Dow AgroSciences. The below represents amounts that were removed from the pro forma financial statements.

Balance Sheet

(in millions)	As of June 30, 2018
Accounts and notes receivable—net	$(72)
Inventories	(9)
Total assets	$(81)

Accounts payable	$(18)
Accrued and other current liabilities	(37)
Total liabilities	$(55)
Retained earnings	(26)
Total liabilities and equity	$(81)

Statements of Income

(in millions)	For the Six Months Ended June 30, 2018	For the Six Months Ended June 30, 2017	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016
Net Sales	$(79)	$(71)	$(149)	$(145)
Cost of goods sold	(34)	(31)	(66)	(76)
Research and development expenses	(1)	(1)	(2)	(4)
Selling, general and administrative expenses	(8)	(8)	(16)	(16)
Loss (income) from continuing operations before income taxes	(36)	(31)	(65)	(49)
Provision for income taxes on continuing operations[1]	(9)	(8)	(16)	(12)
Loss (income) from continuing operations after income taxes	$(27)	$(23)	$(49)	$(37)

(1)

Adjustment to record the income tax impacts of the pro forma adjustments using a blended statutory tax rate of 25%. This rate does not reflect Corteva’s effective tax rate, which will include other items and may be significantly different than the rates assumed for purposes of preparing these pro forma financial statements.

(b)

Adjustment to remove $3 million of liabilities related to litigation matters that are included in the financial statements of Dow AgroSciences, but will not transfer to Corteva as part of the common control combination.

(c)	Adjustment to remove $36 million of tax related liabilities associated with the divested portion of Dow AgroSciences’ corn seed business in Brazil.

(d)

Adjustment to reflect the number of common shares expected to be outstanding upon completion of the separation and related transactions. As of the distribution date, DuPont equity will be adjusted to reflect the distribution of Corteva shares of common stock to DowDuPont shareholders, at a distribution ratio of                shares of Corteva common stock for every share of DowDuPont common stock.

(e)	Reflects the impact to Corteva’s retained earnings from pro forma adjustments described above.

NOTE 4—MERGER-RELATED PRO FORMA ADJUSTMENTS

The pro forma combined statements of income reflect the following adjustments that are directly attributable to the Merger and expected to have a continuing impact on Corteva:

(a)

Transactions between Dow AgroSciences and Historical DuPont have been eliminated as if Dow AgroSciences and Historical DuPont were consolidated affiliates for the entire period presented. Adjustment reflects the elimination of sales and cost of goods sold of $53 million for the six months ended June 30, 2017, $60 million for the period January 1 through August 31, 2017, and $78 million for the year ended December 31, 2016.

(b)

Represents the removal of cost of goods sold of $1,315 million for the six months ended June 30, 2018 and $425 million for the Successor period September 1, 2017 to December 31, 2017, related to the amortization of Historical DuPont’s agriculture business’ inventory step-up recognized in connection with the Merger, as the incremental amortization is directly attributable to the Merger and will not have a continuing impact.

(c)

Represents estimated additional depreciation expense related to the fair value adjustment to net property, plant and equipment of Historical DuPont’s agriculture business. The table below is a summary of the information used to calculate the pro forma increase in depreciation expense.

(in millions)	For the Six Months Ended June 30, 2017	For the Period January 1 – August 31, 2017	For the Year Ended December 31, 2016
Cost of goods sold	$15	$20	$29
Research and development expenses	$8	$10	$15
Selling, general and administrative expenses	$8	$11	$17

(d)

Represents estimated additional amortization expense of $92 million for the six months ended June 30, 2017, $122 million for the period January 1 through August 31, 2017, and $184 million for the year ended December 31, 2016 related to the fair value adjustment to Historical DuPont’s agriculture business’ intangible assets.

(e)

Represents the elimination of one-time transaction costs directly attributable to the Merger. Transaction costs of $31 million for the six months ended June 30, 2017, $168 million for the year ended December 31, 2017, and $147 million for the year ended December 31, 2016 were eliminated from integration and separation costs and $10 million was eliminated from restructuring and asset-related charges (benefits)—net for the period January 1 through August 31, 2017.

(f)

Represents a reduction of interest expense of $60 million for the six months ended June 30, 2017, $80 million for the period January 1 through August 31, 2017, and $120 million for the year ended December 31, 2016 related to amortization of the fair value adjustment to Historical DuPont’s long-term debt.

(g)

Represents the income tax effect of the pro forma adjustments related to the Merger calculated using enacted statutory rates applicable in each period at the legal entity in which the pre-tax adjustments were made.

NOTE 5—CORTEVA EARNINGS PER SHARE INFORMATION

The unaudited pro forma combined basic and diluted earnings per share for the periods presented are based on pro forma net income from continuing operations attributable to Corteva common stockholders divided by basic and diluted weighted-average number of common shares outstanding. The pro forma combined shares outstanding are impacted by the Corteva common shares distributed to DowDuPont stockholders in connection with the separation, as well as historical equity awards that were converted into Corteva equity awards as a result of the transactions. The number of shares of Corteva common stock used to compute the pro forma basic earnings per share for the periods is presented below.

The numerator for the basic and diluted earnings per share calculations is equal to the unaudited pro forma combined net income attributable to Corteva for all periods presented. The denominator for the basic earnings per share calculation for all periods presented is equal to the number of shares issued to DowDuPont stockholders, assuming                 shares of Corteva common stock for every share of DowDuPont common stock held by such stockholder at the close of business on                 , 2019, the record date of the distribution. The table below contains reconciliations of the denominator for basic and diluted earnings per share calculations for the periods indicated:

(in millions)	For the Six Months Ended June 30,		For the Year Ended December 31,
	2018	2017	2017	2016
DowDuPont basic weighted-average common shares as of June 30, 2018
Corteva distribution ratio[1]
Corteva weighted-average common shares—basic
Dilutive effective of Historical DowDuPont equity awards[2]
Corteva distribution ratio[1]
Plus: Dilutive effect of Corteva equity awards
Corteva weighted-average common shares—diluted

(1)	Each DowDuPont stockholder will be entitled to receive shares of Corteva common stock for every share of DowDuPont common stock held by such stockholder.
(2)	As a result of the Merger, reflects a weighted averaging effect of DowDuPont equity awards outstanding during the respective post-merger periods.

NOTE 6—INTERNAL REORGANIZATION AND BUSINESS REALIGNMENT

The pro forma financial statements, as shown below, present the pro forma results of operations and financial position of Historical DuPont, after giving effect to the following transactions:

•

Internal Reorganization and Business Realignment of Historical DuPont’s materials science and specialty products businesses, which are reflected in all periods below as discontinued operations, in accordance with ASC 205.

•	Acquisition of Dow AgroSciences, which is reflected from September 1, 2017 forward as a transfer between entities under common control.

Pro forma adjustments reflecting the above transactions are expected to be reflected in Corteva’s retrospectively revised historical financial statements. The pro forma financial statements do not reflect what Corteva’s results of operations or financial position would have been on a stand-alone basis and are not necessarily indicative of Corteva’s future results of operations or financial position.

Corteva, Inc. Unaudited Pro Forma Combined Balance Sheet as of June 30, 2018

(in millions)	Successor Historical DuPont	Dow AgroSciences	Discontinued Operations	Historical Adjustments[1]		Successor Corteva Continuing Operations[2]
	As Reported	As Reported
Assets
Current assets
Cash and cash equivalents	$4,421	$74	$(1,694)	$—		$2,801
Marketable securities	374	—	(325)	—		49
Accounts and notes receivable—net	7,734	2,441	(2,827)	(14)	(a)(b)	7,334
Inventories	6,303	1,835	(3,796)	(4)	(a)	4,338
Other current assets	1,311	134	(185)	—		1,260
Total current assets	20,143	4,484	(8,827)	(18)		15,782
Investment in nonconsolidated affiliates	1,459	53	(1,324)	—		188
Net property	11,832	1,354	(8,608)	—		4,578
Goodwill	45,510	1,344	(32,244)	—		14,610
Other intangible assets	26,866	193	(14,740)	—		12,319
Deferred income tax assets	361	150	(301)	210	(c)	420
Other assets	1,839	88	(158)	41	(b)	1,810
Total assets	$108,010	$7,666	$(66,202)	$233		$49,707

Liabilities and Equity
Current liabilities
Short-term borrowings and capital lease obligations	$3,701	$17	$(4)	$—		$3,714
Accounts payable	4,002	1,614	(1,923)	(42)	(a)	3,651
Income taxes payable	138	144	(34)	—		248
Accrued and other current liabilities	3,024	406	(783)	26	(b)	2,673
Total current liabilities	10,865	2,181	(2,744)	(16)		10,286
Long-term debt	9,728	21	(13)	—		9,736
Other noncurrent liabilities
Deferred income tax liabilities	5,424	225	(4,465)	194	(c)	1,378
Pension and other postemployment benefits—noncurrent	7,389	133	(1,049)	—		6,473
Other noncurrent obligations	1,837	180	(65)	41	(b)	1,993
Total noncurrent liabilities	24,378	559	(5,592)	235		19,580
Stockholders’ equity
Preferred stock	239	—	—	(239)	(d)	—
Additional paid-in capital	74,845	—	(53,438)	—		21,407
(Accumulated deficit) retained earnings	(1,201)	5,736	(4,535)	14	(f)	14
Accumulated other comprehensive loss	(1,345)	(840)	333	—		(1,852)
Total stockholders’ equity	72,538	4,896	(57,640)	(225)		19,569
Noncontrolling interests	229	30	(226)	239	(d)	272
Total equity	72,767	4,926	(57,866)	14		19,841
Total liabilities and equity	$108,010	$7,666	$(66,202)	$233		$49,707

(1)	See disclosures following these pro forma financial statements for further details regarding the Historical Adjustments.
(2)

Represents the Company’s current best estimate of Corteva’s pro forma historical balance sheet, reflecting the discontinued operations of Historical DuPont’s materials science and specialty products businesses, as well as the common control combination of Dow AgroSciences. Actual results could differ from these estimates.

Corteva, Inc. Unaudited Pro Forma Combined Statement of Income

For the Six Months Ended June 30, 2018

	Successor Historical DuPont	Dow AgroSciences	Discontinued Operations	Historical Adjustments[1]		Successor Corteva Continuing Operations[2]
(in millions)	As Reported	As Reported
Net sales	$15,244	$3,208	$(8,838)	$(62)	(a)	$9,552
Cost of goods sold	10,516	2,022	(5,924)	(67)	(a)(i)	6,547
Research and development expenses	778	239	(288)	(4)	(i)	725
Selling, general and administrative expenses	2,141	382	(870)	(15)	(i)	1,638
Amortization of intangibles	648	11	(463)	—		196
Restructuring and asset-related charges—net	188	123	(86)	6	(i)	231
Integration and separation costs	582	—	(176)	38	(i)	444
Sundry income (expense)—net	241	18	(144)	—		115
Interest expense	166	21	—	—		187
Income (loss) from continuing operations before income taxes	466	428	(1,175)	(20)		(301)
Provision for (benefit from) income taxes on continuing operations	168	121	(484)	88	(g)	(107)
Income (loss) from continuing operations after income taxes	298	307	(691)	(108)		(194)
Net income from continuing operations attributable to noncontrolling interests	8	11	(6)	5	(e)	18
Net income (loss) from continuing operations attributable to Corteva	290	296	(685)	(113)		(212)
Preferred stock dividends	5	—	—	(5)	(e)	—
Net income (loss) from continuing operations attributable to Corteva common stockholders	$285	$296	$(685)	$(108)		$(212)

(1)	See disclosures following these pro forma financial statements for further details regarding the Historical Adjustments.
(2)

Represents the Company’s current best estimate of Corteva’s retrospectively revised historical financial statements, reflecting the discontinued operations of Historical DuPont’s materials science and specialty products businesses, as well as the common control combination of Dow AgroSciences. Actual results could differ from these estimates.

Corteva, Inc. Unaudited Pro Forma Combined Statement of Income

For the Six Months Ended June 30, 2017

(in millions, except per share amounts)	Predecessor Historical DuPont	Discontinued Operations	Historical Adjustments[1]			Predecessor Continuing Operations[2]	Reclassification Adjustments[1]	Predecessor Corteva Continuing Operations
	As Reported					(subtotal)		As Adjusted
Net sales	$14,290	$(7,791)	$—			$6,499	$54	$6,553
Cost of goods sold	8,115	(4,922)	—			3,193	79	3,272
Other operating charges	368	(239)	—			129	(129)	—
Research and development expense	755	(292)	—			463	—	463
Selling, general and administrative expenses	2,446	(963)	—			1,483	(205)	1,278
Amortization of intangibles	—	—	—			—	33	33
Restructuring and asset-related charges—net	312	(308)	—			4	—	4
Integration and separation costs	—	—	—			—	222	222
Sundry income (expense)—net	70	(336)	—			(266)	(91)	(357)
Interest expense	183	—	—			183	—	183
Income from continuing operations before income taxes	2,181	(1,403)	—			778	(37)	741
Provision for (benefit from) income taxes on continuing operations	281	(646)	—			(365)	(37)	(402)
Income from continuing operations after income taxes	1,900	(757)	—			1,143	—	1,143
Net income from continuing operations attributable to noncontrolling interests	13	(12)	5	(e	)	6	—	6
Net income from continuing operations attributable to Corteva	1,887	(745)	(5)			1,137	—	1,137
Preferred stock dividends	5	—	(5)	(e	)	—	—	—
Net income from continuing operations attributable to Corteva common stockholders	$1,882	$(745)	$—			$1,137	$—	$1,137

Earnings per common share from continuing operations (note 5):
Basic	$2.17
Diluted	$2.16
Weighted average common shares outstanding (note 5):
Basic	867.5
Diluted	871.9

(1)	See disclosures following these pro forma financial statements for further details regarding the Historical Adjustments and Reclassification Adjustments.
(2)

Represents the Company’s current best estimate of Corteva’s retrospectively revised historical financial statements, reflecting the discontinued operations of Historical DuPont’s materials science and specialty products businesses. Actual results could differ from these estimates.

Corteva, Inc. Unaudited Pro Forma Combined Statement of Income

For the Period January 1 Through August 31, 2017

(in millions, except per share amounts)	Predecessor Historical DuPont	Discontinued Operations	Historical Adjustments[1]		Predecessor Continuing Operations[2]	Reclassification Adjustments[1]	Predecessor Corteva Continuing Operations
	As Reported				(subtotal)		As Adjusted
Net sales	$17,281	$(10,387)	$—		$6,894	$60	$6,954
Cost of goods sold	10,205	(6,573)	(163)	(h)	3,469	122	3,591
Other operating charges	504	(328)	—		176	(176)	—
Research and development expense	1,064	(384)	(45)	(h)	635	—	635
Selling, general and administrative expenses	3,306	(1,306)	(89)	(h)	1,911	(340)	1,571
Amortization of intangibles	—	—	—		—	40	40
Restructuring and asset-related charges—net	323	(310)	—		13	—	13
Integration and separation costs	—	—	—		—	354	354
Sundry income (expense)—net	166	(366)	(297)	(h)	(497)	(96)	(593)
Interest expense	254	—	—		254	—	254
Income (loss) from continuing operations before income taxes	1,791	(1,852)	—		(61)	(36)	(97)
Provision for (benefit from) income taxes on continuing operations	149	(553)	—		(404)	(36)	(440)
Income from continuing operations after income taxes	1,642	(1,299)	—		343	—	343
Net income from continuing operations attributable to noncontrolling interests	18	(17)	7	(e)	8	—	8
Net income from continuing operations attributable to Corteva	1,624	(1,282)	(7)		335	—	335
Preferred stock dividends	7	—	(7)	(e)	—	—	—
Net income from continuing operations attributable to Corteva common stockholders	$1,617	$(1,282)	$—		$335	$—	$335

Earnings per common share from continuing operations (note 5):
Basic	$1.86
Diluted	$1.85
Weighted average common shares outstanding (note 5):
Basic	867.9
Diluted	872.4

(1)	See disclosures following these pro forma financial statements for further details regarding the Historical Adjustments and Reclassification Adjustments.
(2)

Represents the Company’s current best estimate of Corteva’s retrospectively revised historical financial statements, reflecting the discontinued operations of Historical DuPont’s materials science and specialty products businesses. Actual results could differ from these estimates.

Corteva, Inc. Unaudited Pro Forma Combined Statement of Income

For the Period September 1 Through December 31, 2017

(in millions)	Successor Historical DuPont	Dow AgroSciences[1]	Discontinued Operations	Historical Adjustments[2]		Successor Corteva Continuing Operations[3]
	As Reported
Net sales	$7,053	$2,227	$(5,455)	$(25)	(a)	$3,800
Cost of goods sold	6,165	1,510	(4,734)	26	(a)(h)(i)	2,967
Research and development expense	473	211	(181)	12	(h)(i)	515
Selling, general and administrative expenses	1,101	298	(527)	15	(h)(i)	887
Amortization of intangibles	389	7	(299)	—		97
Restructuring and asset-related charges—net	180	182	(109)	17	(i)	270
Integration and separation costs	314	—	(110)	21	(i)	225
Sundry income (expense)—net	90	661	(31)	99	(h)	819
Interest expense	107	35	—	—		142
(Loss) income from continuing operations before income taxes	(1,586)	645	474	(17)		(484)
(Benefit from) provision for income taxes on continuing operations	(2,673)	471	(7)	(384)	(g)	(2,593)
Income from continuing operations after income taxes	1,087	174	481	367		2,109
Net income from continuing operations attributable to noncontrolling interests	—	7	—	3	(e)	10
Net income from continuing operations attributable to Corteva	1,087	167	481	364		2,099
Preferred stock dividends	3	—	—	(3)	(e)	—
Net income from continuing operations attributable to Corteva common stockholders	$1,084	$167	$481	$367		$2,099

(1)	For the post-Merger period September 1, 2017 through December 31, 2017.
(2)	See disclosures following these pro forma financial statements for further details regarding the Historical Adjustments.
(3)

Represents the Company’s current best estimate of Corteva’s retrospectively revised historical financial statements, reflecting the discontinued operations of Historical DuPont’s materials science and specialty products businesses, as well as the common control combination of Dow AgroSciences. Actual results could differ from these estimates.

Corteva, Inc. Unaudited Pro Forma Combined Statement of Income

For the Year Ended December 31, 2016

(in millions, except per share amounts)	Predecessor Historical DuPont	Discontinued Operations	Historical Adjustments[1]		Predecessor Continuing Operations[2]	Reclassification Adjustments[1]	Predecessor Corteva Continuing Operations
	As Reported				(subtotal)		As Adjusted
Net sales	$23,209	$(15,076)	$—		$8,133	$132	$8,265
Cost of goods sold	13,955	(9,528)	(14)	(h)	4,413	180	4,593
Other operating charges	667	(452)	—		215	(215)	—
Research and development expense	1,502	(574)	(3)	(h)	925	—	925
Selling, general and administrative expenses	4,143	(1,724)	(8)	(h)	2,411	(295)	2,116
Amortization of intangibles	—	—	—		—	45	45
Restructuring and asset-related charges—net	556	(118)	—		438	—	438
Integration and separation costs	—	—	—		—	285	285
Sundry income—net	707	(608)	(25)	(h)	74	(124)	(50)
Interest expense	370	—	—		370	—	370
Income (loss) from continuing operations before income taxes	2,723	(3,288)	—		(565)	8	(557)
Provision for (benefit from) income taxes on continuing operations	641	(940)	—		(299)	8	(291)
Income (loss) from continuing operations after income taxes	2,082	(2,348)	—		(266)	—	(266)
Net income from continuing operations attributable to noncontrolling interests	10	(9)	10	(e)	11	—	11
Net income (loss) from continuing operations attributable to Corteva	2,072	(2,339)	(10)		(277)	—	(277)
Preferred stock dividends	10	—	(10)	(e)	—	—	—
Net income (loss) from continuing operations attributable to Corteva common stockholders	$2,062	$(2,339)	$—		$(277)	$—	$(277)

Earnings per common share from continuing operations (note 5):
Basic	$2.36
Diluted	$2.35
Weighted average common shares outstanding (note 5):
Basic	872.6
Diluted	877.0

(1)	See disclosures following these pro forma financial statements for further details regarding the Historical Adjustments and Reclassification Adjustments.
(2)

Represents the Company’s current best estimate of Corteva’s retrospectively revised historical financial statements, reflecting the discontinued operations of Historical DuPont’s materials science and specialty products businesses. Actual results could differ from these estimates.

Corteva, Inc. Unaudited Pro Forma Combined Statement of Income

For the Year Ended December 31, 2015

(in millions, except per share amounts)	Predecessor Historical DuPont	Discontinued Operations	Historical Adjustments[1]			Predecessor Corteva Continuing Operations[2]
	As Reported
Net sales	$23,657	$(15,331)	$—			$8,326
Cost of goods sold	14,591	(9,798)	(167)	(h	)	4,626
Other operating charges	434	(433)	—			1
Research and development expense	1,735	(637)	(56)	(h	)	1,042
Selling, general and administrative expenses	4,428	(1,763)	(149)	(h	)	2,516
Restructuring and asset-related charges—net	795	(357)	—			438
Sundry income (expense)—net	690	(357)	(372)	(h	)	(39)
Interest expense	342	—	—			342
Income (loss) from continuing operations before income taxes	2,022	(2,700)	—			(678)
Provision for (benefit from) income taxes on continuing operations	575	(734)	—			(159)
Income (loss) from continuing operations after income taxes	1,447	(1,966)	—			(519)
Net income from continuing operations attributable to noncontrolling interests	4	(2)	10	(e	)	12
Net income (loss) from continuing operations attributable to Corteva	1,443	(1,964)	(10)			(531)
Preferred stock dividends	10	—	(10)	(e	)	—
Net income (loss) from continuing operations attributable to Corteva common stockholders	$1,433	$(1,964)	$—			$(531)

Earnings per common share from continuing operations (note 5):
Basic	$1.60
Diluted	$1.59
Weighted average common shares outstanding (note 5):
Basic	894.0
Diluted	899.5

(1)	See disclosures following these pro forma financial statements for further details regarding the Historical Adjustments.
(2)

Represents the Company’s current best estimate of Corteva’s retrospectively revised historical financial statements, reflecting the discontinued operations of Historical DuPont’s materials science and specialty products businesses. Actual results could differ from these estimates.

Historical Adjustments

The following pro forma adjustments are expected to be reflected in Corteva’s retrospectively revised historical financial statements:

(a)

Represents the elimination of intercompany transactions between Historical DuPont and Dow AgroSciences for the Successor periods, as if they were consolidated affiliates. The following tables summarize the intercompany elimination adjustments in the unaudited pro forma consolidated balance sheet and the unaudited pro forma combined statements of income:

Balance Sheet

(in millions)	As of June 30, 2018
Accounts and notes receivable—net	$(40)
Inventories	(4)
Total assets	$(44)

Accounts payable	$(42)

Statements of Income

(in millions)	For the Six Months Ended June 30, 2018	For the Period September 1- December 31, 2017
Net sales	$(62)	$(25)
Cost of goods sold	(42)	(8)

(b)

It is anticipated that New DuPont will indemnify Corteva against certain litigation, environmental and employee-related liabilities that arose prior to the distribution. Within the unaudited pro forma consolidated balance sheet, these liabilities are included in the Successor Historical DuPont column and are removed in the Discontinued Operations column. The indemnified liabilities of $26 million and $41 million are included in accrued and other current liabilities and other noncurrent obligations, respectively, and the related indemnification assets of $26 million and $41 million are included in accounts and notes receivable, net and other assets, respectively.

(c)

Reflects the impact on deferred tax assets and deferred tax liabilities from jurisdictional netting and a reduction in deferred tax asset valuation allowances due to the assessment of Historical DuPont and Dow AgroSciences deferred tax assets, as if they were consolidated affiliates.

(d)

Adjustment to reflect the reclassification of the EID Preferred Stock from preferred stock to noncontrolling interests on the balance sheet, which remain outstanding and unaffected by the Merger, Business Realignment, Internal Reorganization and separation and distribution of Corteva.

(e)

Adjustment to reflect the reclassification of the dividends for EID Preferred Stock from preferred stock dividends to net income from continuing operations attributable to noncontrolling interests in the pro forma combined statements of income, which remain outstanding and unaffected by the Merger, Business Realignment, Internal Reorganization and separation and distribution of Corteva.

(f)	Reflects the impact to Corteva’s retained earnings from pro forma adjustments described above.

(g)

Reflects the impact on the provision for (benefit from) income taxes on continuing operations for Corteva, as if Historical DuPont and Dow AgroSciences were consolidated affiliates for the Successor periods. For the period September 1 through December 31, 2017, an income tax benefit was recorded to reflect the removal of a $378 million valuation allowance for Dow AgroSciences that was established during the period, and to reflect the elimination of $6 million of tax expense related to intercompany inventory transactions. The valuation allowance was primarily related to a change in Dow AgroSciences’ ability, a direct result of the Tax Cuts and Jobs Act (the “TCJA”), to generate and rely on sufficient levels of future foreign source income when assessing its foreign tax credits for realizability. For the six months ended June 30, 2018, the consolidating adjustment reflects a provision of $92 million resulting from the effects of the U.S. tax consolidation, inclusive of the impact of the TCJA, and a benefit of $4 million to reflect the elimination of tax expense related to intercompany inventory transactions.

(h)

Represents the impact of the adoption of FASB Accounting Standard Update (“ASU”) No. 2017-07, Compensation—Retirement Benefits (Topic 715), resulting in the following impact on the statements of operations:

(in millions)	For the Period September 1 – December 31, 2017	For the Period January 1 – August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Cost of goods sold	$54	$(163)	$(14)	$(167)
Research and development expenses	$15	$(45)	$(3)	$(56)
Selling, general and administrative expenses	$30	$(89)	$(8)	$(149)
Sundry income (expense)—net	$99	$(297)	$(25)	$(372)

(i)

In order to align the financial statement presentation of Dow AgroSciences’ to that of Corteva’s continuing operations, certain reclassification adjustments have been made to the unaudited pro forma combined statements of income as follows:

(in millions)	For the Six Months Ended June 30, 2018	For the Period September 1 – December 31, 2017
Cost of goods sold	$(3)	$(9)
Research and development expenses	$(1)	$(1)
Selling, general and administrative expenses	$(2)	$(7)
Restructuring and asset-related charges—net	$6	$17

Cost of goods sold	$(22)	$(11)
Research and development expenses	$(3)	$(2)
Selling, general and administrative expenses	$(13)	$(8)
Integration and separation costs	$38	$21

Predecessor Reclassification Adjustments

For periods subsequent to the Merger, Successor Historical DuPont’s historical statement of income conforms to the financial statement presentation of Corteva. In order to align the pro forma financial statement presentation of Predecessor Historical DuPont’s continuing operations for periods prior to the Merger to that of Corteva’s continuing operations, certain reclassification adjustments have been made to the Predecessor period pro forma statements of income.

The following table summarizes reclassifications made to the Predecessor period pro forma combined statements of income to conform to Corteva’s Successor period pro forma statement of income presentation, and are presented for pro forma presentation alignment only and have not and will not be adjusted in the historical financial statements of Corteva for periods prior to the Merger:

(in millions)	For the Six Months Ended June 30, 2017	For the Period January 1 – August 31, 2017	For the Year Ended December 31, 2016
Other operating charges (Predecessor Historical DuPont continuing operations)	$(129)	$(176)	$(215)
Cost of goods sold	$94	$137	$189
Selling, general and administrative expenses	$35	$39	$26

Sundry (expense) income—net (Predecessor Historical DuPont continuing operations)	$(91)	$(96)	$(124)
Net sales	$54	$60	$132
Benefit from (provision for) income taxes on continuing operations[1]	$37	$36	$(8)

Predecessor Historical DuPont amortization of intangibles, continuing operations:
Cost of goods sold	$(15)	$(15)	$(9)
Selling, general and administrative expenses	$(18)	$(25)	$(36)
Amortization of intangibles	$33	$40	$45

Predecessor Historical DuPont integration and separation costs, continuing operations:
Selling, general and administrative expenses	$(222)	$(354)	$(285)
Integration and separation costs[2]	$222	$354	$285

(1)	Reflects the reclassification of interest associated with uncertain tax positions to “(Benefit from) provision for income taxes on continuing operations.”
(2)

Reflects the reclassification of expenses related to the Merger as “Integration and separation costs.” Merger-related costs include costs incurred to prepare for and close the Merger, post-Merger integration expenses, and costs incurred to prepare for the separation of the agriculture business, specialty products business and materials science business. These costs primarily consist of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with preparation and execution of these activities.

SUPPLEMENTAL MANAGEMENT’S DISCUSSION AND ANALYSIS OF

PRO FORMA SEGMENT RESULTS

The information below presents the pro forma segment results of Corteva, after giving effect to the Merger, Business Realignment, Internal Reorganization, and separation and distribution transactions, as if they occurred on January 1, 2016.

The unaudited pro forma segment information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma segment results provide shareholders with summary financial information and historical data that is on a basis consistent with how we will report financial information in the future. The unaudited pro forma segment information is for informational purposes only and does not purport to represent what the segment results would have been had the Merger, Internal Reorganization, and the separation and distribution transactions occurred on the dates indicated, or to project the financial performance for any future periods.

Corteva’s operating segments will be seed and crop protection as this represents the level at which the chief operating decision maker (“CODM”) will assess performance and allocate resources. Operating EBITDA will be the primary measure of segment profitability used by Corteva’s CODM. For purposes of the years ended December 31, 2017 and 2016 and the six months ended June 30, 2018 and 2017, Operating EBITDA is calculated on a pro forma basis. The company defines Operating EBITDA as earnings (i.e., income from continuing operations before income taxes) before interest, depreciation, amortization, corporate expenses, non-operating costs, net and foreign exchange gains (losses), excluding the impact of adjusted significant items. Non-operating costs, net consists of non-operating pension and other post-employment benefit (“OPEB”) costs, environmental remediation and legal costs associated with legacy businesses and sites of Historical DuPont.

Seed

(in millions)	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016
Pro forma net sales	$8,066	$7,842
Pro forma Operating EBITDA	$1,204	$1,013

(in millions)	For the Six Months Ended June 30, 2018	For the Six Months Ended June 30, 2017
Pro forma net sales	$6,169	$6,365
Pro forma Operating EBITDA	$1,604	$1,748

For the Year Ended December 31, 2017
Change in pro forma net sales from prior period due to:
Local price and product mix	1%
Currency	1%
Volume	1%
Portfolio and other	—
Total	3%

For the Six Months Ended June 30, 2018
Change in pro forma net sales from prior period due to:
Local price and product mix	2%
Currency	1%
Volume	(6)%
Portfolio and other	—
Total	(3)%

2017 versus 2016

Seed pro forma net sales were $8,066 million in 2017, up from $7,842 million in 2016. Pro forma net sales growth of 3 percent was driven by 1 percent gains in local price and product mix, volume and currency. Increases in local prices were driven by continued penetration of Pioneer® brand hybrids with Leptra® insect protection technology, Pioneer Protector® products for sunflower, and Pioneer brand Optimum® AQUAmax® corn hybrids. Volume growth was driven by an increase in sunflower and corn seed sales in Europe and increased soybean sales in North America. These volume increases were partially offset by a reduction in global corn planted area, particularly in North America.

Pro forma Operating EBITDA was $1,204 million in 2017, up 19 percent from $1,013 million in 2016. Pro forma Operating EBITDA increased on growth in local prices and product mix, improved volume, currency and cost savings. Increases were partially offset by higher product costs, including higher soybean royalties.

Six months ended June 30, 2018 versus June 30, 2017

Seed pro forma net sales were $6,169 million for the first six months of 2018, down from $6,365 million for the first six months of 2017. Pro forma net sales declines of 3 percent, reflected a 2 percent gain in local price and product mix and a one percent gain in currency, offset by volume declines of 6 percent. Declines in volume were driven by lower expected planted area in North America and a reduction in safrinha area in Brazil. The increase in local price was driven by continued penetration of new corn hybrids and A-Series soybeans.

Pro forma Operating EBITDA was $1,604 million for the first six months of 2018, down 8 percent from $1,748 million for the first six months of 2017. Cost synergies and favorable currency were more than offset by higher soybean royalty costs, the weak safrinha season in Brazil, and investments to support new product launches and digital platforms.

Crop Protection

(in millions)	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016
Pro forma net sales	$6,056	$6,075
Pro forma Operating EBITDA	$943	$916

(in millions)	For the Six Months Ended June 30, 2018	For the Six Months Ended June 30, 2017
Pro forma net sales	$3,304	$3,180
Pro forma Operating EBITDA	$735	$630

For the Year Ended December 31, 2017
Change in pro forma net sales from prior period due to:
Local price and product mix	(3)%
Currency	—
Volume	3%
Portfolio and other	—
Total	—

Six Months Ended June 30, 2018
Change in pro forma net sales from prior period due to:
Local price and product mix	3%
Currency	3%
Volume	(2)%
Portfolio and other	—
Total	4%

2017 versus 2016

Crop Protection pro forma net sales were $6,056 million in 2017, down from $6,075 million in 2016. Pro forma net sales were essentially flat driven by a 3 percent decline in local price and product mix, mostly offset by volume gains of 3 percent. The decrease in local price and product mix was driven by competitive pressures in Latin America, while volume growth was driven by continued penetration of new crop protection products VESSARYA® and ZORVEC® fungicides and continued demand for ARYLEX® herbicide, ISOCLAST® insecticide, and novel seed treatment solutions. These volume increases were partially offset by higher inventory levels in China.

Pro forma Operating EBITDA was $943 million in 2017, up 3 percent from $916 million in 2016. Pro forma Operating EBITDA increased on improved volume and cost savings and was partially offset by lower local prices due to competitive crop protection pricing pressure.

Six months ended June 30, 2018 versus June 30, 2017

Crop Protection pro forma net sales were $3,304 million for the first six months of 2018, up from $3,180 million for the first six months of 2017. The 4 percent increase in pro forma net sales was driven by 3 percent gains in both local price and product mix and currency, partially offset by a 2 percent decline in volumes. Increases in local prices were driven by continuing efforts to capture value in established brands across the Crop Protection portfolio globally. The declines in volumes were driven by the loss of the Picoxystrobin registration in Europe, and were partly offset by new product launches such as ARYLEXTM herbicides and ISOCLAST®, PYRAXALTTM and SPINOSYNTM insecticides.

Pro forma Operating EBITDA was $735 million for the first six month of 2018, up 17 percent from $630 million for the first six months of 2017. Pro forma Operating EBITDA increased on cost synergies and sales gains from new product launches, partly offset by investments to support new product launches.

Reconciliation of Pro Forma Income from Continuing Operations After Income Taxes to Segment Pro Forma Operating EBITDA

	For the Year Ended December 31,
(Dollars in millions)	2017	2016
Pro forma income from continuing operations after income taxes	$2,230	$334
Benefit from income taxes on continuing operations	(3,125)	(375)
Pro forma loss from continuing operations before income taxes	(895)	(41)
+ Depreciation and amortization	816	758
– Interest income	(109)	(109)
+ Interest expense	342	280
+ Exchange losses—net	373	207
+ Corporate expenses	148	175
+ Non-operating costs—net	265	92
+ Significant items	1,207	567

Segment pro forma Operating EBITDA	$2,147	$1,929

	For the Six Months Ended June 30
(Dollars in millions)	2018	2017
Pro forma income from continuing operations after income taxes	$843	$1,213
Provision for (benefit from) income taxes on continuing operations	135	(484)
Pro forma income from continuing operations before income taxes	978	729
+ Depreciation and amortization	480	404
– Interest income	(52)	(56)
+ Interest expense	187	138
+ Exchange losses—net	116	162
+ Corporate expenses	84	65
–/+ Non-operating (benefits) costs—net	(105)	258
+ Significant items	651	678

Segment pro forma Operating EBITDA	$2,339	$2,378

Adjusted Significant Items

	For the Year Ended December 31,
	2017			2016
(Dollars in millions)	Crop Protection	Seeds	Corporate	Crop Protection	Seeds	Corporate
Bayer CropScience arbitration	$—	$469	$—	$—	$—	$—
Customer claim adjustment/recovery	—	—	—	(53)	—	—
Environmental charges	—	—	—	2	—	—
Integration and separation costs	—	—	466	—	—	165
Restructuring and asset-related (benefits) charges—net	(2)	133	141	69	27	357
Total significant items	$(2)	$602	$607	$18	$27	$522

	For the Six Months Ended June 30,
	2018			2017
(Dollars in millions)	Crop Protection	Seeds	Corporate	Crop Protection	Seeds	Corporate
Bayer CropScience arbitration	$—	$—	$—	$—	$469	$—
Gain on sale of assets	—	(24)	—	—	—	—
Integration and separation costs	—	—	444	—	—	206
Restructuring and asset-related charges—net	12	84	135	—	—	3
Total significant items	$12	$60	$579	$—	$469	$209

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents Corteva’s selected historical condensed consolidated financial data based on that of Historical DuPont. The selected historical condensed consolidated financial data has been derived from the financial information contained in Historical DuPont’s annual and interim financial statements for the periods shown, which are incorporated by reference herein and filed as Exhibits 99.2 and 99.3, respectively, to the Form 10 of which this information statement forms a part. In connection with the Merger, the assets and liabilities of Historical DuPont were measured at fair value under the acquisition method of accounting. Historical DuPont elected to apply pushdown accounting, thereby requiring that the assets and liabilities reflect their fair value at the date of the Merger. As a result of the change in the cost basis of these assets and liabilities, and the alignment of our accounting policies and financial statement presentation to DowDuPont’s, the historical financial statements and the related disclosures of Corteva, which are that of Historical DuPont, present pre-Merger activity as the “Predecessor” and post-Merger activity as the “Successor.” Accordingly, the financial position, results of operations, and cash flows and related disclosures for the Predecessor and Successor periods are separated by a black line division, indicating that the pre-Merger and post-Merger periods are not comparable.

For a better understanding, this section should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the unaudited pro forma combined financial statements and accompanying notes, and the annual and interim financial statements and accompanying notes, which are incorporated by reference herein and filed as Exhibits 99.2 and 99.3, respectively, to the Form 10 of which this information statement forms a part.

(Dollars in millions)	Successor	Predecessor
	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014 (unaudited)	For the Year Ended December 31, 2013 (unaudited)
Summary of operations:
Net sales	$7,053	$17,281	$23,209	$23,657	$26,612	$27,333
Restructuring and asset-related charges—net	$180	$323	$556	$795	$472	$112
(Loss) income from continuing operations before income taxes	$(1,586)	$1,791	$2,723	$2,022	$3,564	$1,857
(Benefit from) provision for income taxes on continuing operations	$(2,673)	$149	$641	$575	$1,021	$289
Net income attributable to DuPont	$1,010	$1,741	$2,513	$1,953	$3,625	$4,848
Basic earnings per share of common stock from continuing operations		$1.86	$2.36	$1.60	$2.76	$1.67
Diluted earnings per share of common stock from continuing operations		$1.85	$2.35	$1.59	$2.74	$1.66
General:
Purchases of property, plant and equipment and investments in affiliates	$431	$709	$1,038	$1,705	$2,062	$1,940
Depreciation	$426	$589	$907	$948	$975	$996
Research and development expenses	$473	$1,064	$1,502	$1,735	$1,779	$1,857
Weighted-average number of common shares outstanding (millions):
Basic		868	873	894	915	926
Diluted		872	877	900	922	933
Dividends per common share		$1.14	$1.52	$1.72	$1.84	$1.78

	Successor	Predecessor
(Dollars in millions)	For the six months ended June 30, 2018	For the six months ended June 30, 2017
Summary of operations:
Net sales	$15,244	$14,290
Restructuring and asset-related charges—net	$188	$312
Income from continuing operations before income taxes	$466	$2,181
Provision for income taxes on continuing operations	$168	$281
Net income attributable to DuPont	$285	$1,975
Basic earnings per share of common stock from continuing operations		$2.17
Diluted earnings per share of common stock from continuing operations		$2.16
General:
Purchases of property, plant and equipment and investments in affiliates	$601	$546
Depreciation	$666	$446
Research and development expenses	$778	$755
Weighted-average number of common shares outstanding (millions):
Basic		867
Diluted		872
Dividends per common share		$0.76

(Dollars in millions)	Successor	Predecessor
As of December 31,	2017	2016	2015	2014 (unaudited)	2013 (unaudited)
Financial position:
Working capital[1]	$10,912	$7,866	$6,618	$7,756	$10,055
Total assets	$112,964	$39,964	$41,166	$50,490	$52,142
Borrowings and capital lease obligations
Current	$2,779	$429	$1,165	$1,422	$1,721
Long term	$10,291	$8,107	$7,642	$9,233	$10,699
Total equity	$74,932	$10,196	$10,200	$13,378	$16,286

(1)

Working capital has been restated to exclude the assets and liabilities related to the Performance Chemicals segment and the Divested Ag Business. The assets and liabilities related to the Performance Chemicals business and the Divested Ag Business are presented as assets held for sale and liabilities held for sale, respectively, in the consolidated balance sheets for all periods presented. Additionally, working capital as of December 31, 2013, includes cash received from the sale of the Performance Coatings business. See note 4 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for further information.

	Successor	Predecessor
(Dollars in millions)	June 30, 2018	June 30, 2017
Financial position:
Working capital[1]	$9,278	$9,325
Total assets	$108,010	$43,206
Borrowings and capital lease obligations
Current	$3,701	$3,473
Long term	$9,728	$10,086
Total equity	$72,767	$12,594

(1)	Working capital has been restated to exclude the assets and liabilities related to the Divested Ag Business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following in conjunction with the sections in this information statements entitled “Risk Factors,” Cautionary Statement Concerning Forward-Looking Statements,” “Selected Historical Consolidated Financial Data,” “Merger, Intended Separations, Reorganization and Financial Statement Presentation,” “The Distribution,” “Unaudited Pro Forma Combined Financial Statements,” “Business” and “Our Relationship with New DuPont and Dow Following the Distribution” as well as the Historical DuPont annual and interim financial statements and related notes thereto, which are incorporated by reference herein and filed as Exhibits 99.2 and 99.3, respectively, to the Form 10 of which this information statement forms a part.

The management’s discussion and analysis (“MD&A”) of Corteva’s historical financial condition and results of operations presented below is that of Historical DuPont. The following refers to and should be read in conjunction with the annual and interim consolidated financial statements and accompanying notes, which are incorporated by reference herein and filed as Exhibits 99.2 and 99.3, respectively, to the Form 10 of which this information statement forms a part. This MD&A has been included to help provide an understanding of Historical DuPont’s financial condition, changes in financial condition and results of operations.

The financial information and results of operations that are discussed in this section relate to Historical DuPont. Consequently, the discussion in this section relates to Historical DuPont as it is currently comprised, without giving effect to the Internal Reorganization and Business Realignment and the other transactions that will occur in connection with the separation and distribution. The discussion in this section therefore includes Historical DuPont’s materials science and specialty products businesses, and does not reflect Corteva as it will be constituted following the separation as a pure-play agriculture company. As a result, the discussion does not necessarily reflect the expected financial position, results of operations or cash flows of Corteva following the separation or what Corteva’s financial position, results of operations and cash flows would have been had Corteva been an independent, publicly traded company during the periods presented. See the section entitled “Merger, Reorganization and Financial Statement Presentation,” “The Separation” and “Our Relationship with New DuPont and Dow Following the Distribution” for a discussion of the Internal Reorganization and Business Realignment and the related transactions in connection with the separation and distribution.

The following discussion may contain forward-looking statements that reflect the plans, estimates and beliefs of Historical DuPont. The words “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates” or other words of similar meaning and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in the forward-looking statements.

Factors that could cause actual results or events to differ materially from those anticipated include the matters described under the sections entitled “Risk Factors,” “Business,” and “Cautionary Statement Concerning Forward-Looking Statements.” We disclaim and do not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law.

Recent Developments

Principal U.S. Pension Plan Contribution

In the third quarter of 2018, Historical DuPont made a discretionary contribution of $1,100 million to its principal U.S. pension plan.

Impairment and Valuation Allowance

Historical DuPont tests goodwill and indefinite-lived intangible assets for impairment annually during the fourth quarter or more frequently when events or changes in circumstances indicate that the fair value may be below its carrying value. In connection with the Merger and the related accounting determination, Historical DuPont elected to apply push-down accounting and reflect in its financial statements the fair value of its assets and liabilities. Therefore, Historical DuPont’s reporting units became more susceptible to impairment for any decline in fair value since the Merger.

During the third quarter of 2018 and in connection with strategic business reviews, Historical DuPont assembled updated cash flow projections. The revised cash flow projections of Historical DuPont’s agriculture reporting unit reflect the anticipated impacts of events and circumstances that have developed during 2018, resulting in a reduction in the long-term forecasts of sales and profitability as compared to prior forecasts. The reduction in cash flow projections was principally driven by lower growth in sales and margins in North America and Latin America and unfavorable currency impacts related to the Brazilian real. The lower growth expectation is driven by reduced planted area, an expected unfavorable shift to soybeans from corn in Latin America, and delays in expected product registrations. In addition, decrease in commodity prices and higher than anticipated industry grain inventories are expected to impact farmers’ income and buying choices resulting in shifts to lower technologies and pricing pressure.

Historical DuPont considered the combination of these events and circumstances in 2018, and the resulting reduction in its cash flow projections for its agriculture reporting unit, to be a triggering event that required Historical DuPont to perform an impairment analysis of its agriculture reporting unit’s goodwill and indefinite-lived intangible assets as of September 30, 2018. In reviewing the indefinite-lived intangible assets, Historical DuPont also determined that the fair value of certain in-process research and development assets had declined as a result of delays in timing of commercialization and increases to expected research and development costs. As a result of the analysis performed, as of September 30, 2018, Historical DuPont recorded pre-tax (and after-tax), non-cash impairment charges of about $4.5 billion for goodwill and $0.1 billion for certain indefinite-lived assets associated with its agriculture reporting unit.

During the quarter ended September 30, 2018, Historical DuPont expects to record a tax provision charge of approximately $75 million for a valuation allowance against the net deferred tax asset position of a Brazilian legal entity and a pre-tax (and after-tax) charge of approximately $40 million for an “other-than-temporary” impairment of certain non-consolidated affiliates in China, respectively. These charges are primarily due to the impact of the 2018 events and circumstances discussed above.

Overview of Historical DuPont

Historical DuPont was founded in 1802 and incorporated in Delaware in 1915. Historical DuPont has helped customers find solutions to capitalize on areas of growing global demand and enabled more, safer, nutritious food; created high-performance, cost-effective and energy efficient materials for a wide range of industries; and increasingly delivered renewably sourced bio-based materials and fuels. Historical DuPont’s total worldwide employment at December 31, 2017 was approximately 44,000 people. As of December 31, 2017, Historical DuPont had subsidiaries in approximately 90 countries worldwide and manufacturing operations in approximately 50 countries.

Tax Reform

On December 22, 2017, the TCJA was enacted. The TCJA reduces the U.S. federal corporate income tax rate from 35 percent to 21 percent, requires companies to pay a one-time transition tax (“transition tax”) on earnings of foreign subsidiaries that were previously tax deferred, creates new provisions related to foreign sourced earnings, eliminates the domestic manufacturing deduction and moves to a territorial system. In the fourth quarter of 2017, Historical DuPont recorded a net benefit in provision for taxes on continuing operations of $2.0 billion, which consisted of a provisional net benefit of $2.7 billion due to the reduction of the U.S. federal corporate income tax rate, partially offset by a provisional charge of $715 million due to the transition tax. At June 30, 2018, Historical DuPont had not yet completed its accounting for the tax effects of enactment of the TCJA; however, in the three and six months ended June 30, 2018, Historical DuPont recorded charges of

$7 million and $55 million, respectively, to provision for income taxes on continuing operations with respect to the remeasurement of Historical DuPont’s deferred tax balance. In addition, Historical DuPont recorded a charge of $16 million associated with an indirect impact of the TCJA related to certain inventory for the six months ended June 30, 2018. Historical DuPont continues to refine its calculations as additional information and guidance becomes available.

DowDuPont Cost Synergy Program

In September and November 2017, DowDuPont and Historical DuPont approved post-merger restructuring actions to achieve targeted cost synergies under the Synergy Program, adopted by the DowDuPont Board of Directors. The plan is designed to integrate and optimize the organization following the Merger and in preparation for the Intended Business Separations. Based on all actions approved to date under the Synergy Program, Historical DuPont expects to record total pre-tax restructuring charges of $430 million to $600 million, comprised of approximately $320 million to $360 million of severance and related benefits costs; $110 million to $140 million of costs related to contract terminations; and up to $100 million of asset related charges. The Synergy Program includes certain asset actions that are reflected in the preliminary fair value measurement of Historical DuPont’s assets as of the Merger date. Substantially all of the remaining restructuring charges are expected to be incurred in 2018 and the related actions, including employee separations, associated with this plan are expected to be substantially complete by the end of 2019.

Future cash payments related to this program are anticipated to be approximately $330 million to $400 million, primarily related to the payment of severance and related benefits and contract termination costs. It is possible that additional charges and future cash payments could occur in relation to the restructuring actions. Historical DuPont anticipates including savings associated with these actions within DowDuPont’s cost synergy commitment of $3.3 billion associated with the Merger.

Tyvek® Capacity Expansion

In June 2018, Historical DuPont announced plans to invest more than $400 million in its safety and construction product line to increase capacity for the manufacture of Tyvek® nonwoven materials at its Luxembourg site due to growing global demand. The production expansion, which includes investment in a new building and a third operating line at the site, is scheduled to occur over the next three years, with commercial production expected to begin in 2021.

Impact of Recently Enacted Tariffs

Certain countries where Historical DuPont’s products are manufactured, distributed or sold have recently enacted or are considering imposing new tariffs on certain products. Historical DuPont has analyzed the potential impact from tariffs that took effect on July 6, 2018 and does not expect such tariffs will have a material impact on its results of operations in 2018 because of Historical DuPont’s mitigation actions and its global asset base. Historical DuPont will continue to monitor the situation and take actions, where possible, to mitigate any potential impact as events unfold.

Note on Financial Presentation

For purposes of DowDuPont’s financial statement presentation, Dow was determined to be the accounting acquirer in the Merger and Historical DuPont’s assets and liabilities are reflected at fair value as of the time of the Merger. In connection with the Merger and the related accounting determination, Historical DuPont has elected to apply push-down accounting and reflect in its financial statements the fair value of its assets and liabilities. Historical DuPont’s consolidated financial statements for periods following the closing of the Merger are labeled “Successor” and reflect DowDuPont’s basis in the fair values of the assets and liabilities of Historical DuPont. All periods prior to the closing of the Merger reflect the historical accounting basis in Historical DuPont’s assets and liabilities and are labeled “Predecessor.” The interim consolidated financial statements and footnotes include a black line division between the columns titled “Predecessor” and “Successor” to signify that the amounts shown for the periods prior to and following the Merger are not comparable. In addition, Historical DuPont has elected to make certain changes in presentation to harmonize its accounting and reporting with that of DowDuPont in the Successor period. See note 1, “Summary of Significant Accounting Policies” in Historical DuPont’s annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for further discussion of these changes and note 3 to the interim consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.3 to the Form 10 of which this information statement forms a part, for additional information on the Merger.

Results of Operations for Historical DuPont – June 30, 2018 versus June 30, 2017

Net Sales

Net sales were $8.5 billion and $7.0 billion for the three months ended June 30, 2018 and 2017, respectively. The change was primarily driven by 29 percent higher sales in U.S. & Canada, mainly driven by recovery from weather-related delays to the start of the planting seasons in the Northern Hemisphere in the agriculture product line. Sales also increased in EMEA and Asia Pacific driven by higher volume and currency benefits in those regions.

	Successor		Predecessor
	Three Months Ended June 30, 2018		Three Months Ended June 30, 2017
(Dollars in billions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales
Worldwide	$8.5	100%	$7.0	100%
U.S. & Canada	4.8	56%	3.7	53%
Europe, Middle East & Africa (EMEA)	1.5	18%	1.3	18%
Asia Pacific	1.7	20%	1.5	22%
Latin America	0.5	6%	0.5	7%

Net sales were $15.2 billion and $14.3 billion for the six months ended June 30, 2018 and 2017, respectively. The change was primarily driven by sales increases in EMEA and Asia Pacific of 17 percent and 12 percent, respectively, driven by higher volume and currency benefits in those regions.

	Successor		Predecessor
	Six Months Ended June 30, 2018		Six Months Ended June 30, 2017
(Dollars in billions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales
Worldwide	$15.2	100%	$14.3	100%
U.S. & Canada	7.3	48%	7.2	51%
Europe, Middle East & Africa (EMEA)	3.7	25%	3.2	22%
Asia Pacific	3.2	21%	2.9	20%
Latin America	1.0	6%	1.0	7%

In the interim consolidated income statements, royalty income is included within net sales in the Successor periods and is included in sundry income (expense)—net in the Predecessor periods. Royalty income does not have a significant impact on any period presented.

Cost of Goods Sold (“COGS”)

COGS was $5.7 billion and $4.0 billion for the three months ended June 30, 2018 and 2017, respectively. The change was primarily driven by the amortization of the inventory step-up of $682 million during the second quarter of 2018. COGS also increased due to the elimination of the other operating charges financial statement line item in the Successor period, higher depreciation related to the fair value step up of property, plant and equipment, and higher sales volume.

COGS as a percentage of net sales was 66 percent and 57 percent for the three months ended June 30, 2018 and 2017, respectively. The amortization of the inventory step-up was eight percent of net sales in the Successor period. The remaining COGS increase as a percentage of net sales in the Successor period is due to the items discussed above.

COGS was $10.5 billion and $8.1 billion for the six months ended June 30, 2018 and 2017, respectively. The change was primarily driven by the amortization of the inventory step-up of $1.4 billion during the first half of 2018 as well as increased expenses due to the elimination of the other operating charges financial statement line item in the Successor period and higher depreciation related to the fair value step up of property, plant and equipment.

COGS as a percentage of net sales was 69 percent and 57 percent for the six months ended June 30, 2018 and 2017, respectively. The amortization of the inventory step-up was nine percent of net sales in the Successor period. The remaining COGS increase as a percentage of net sales in the Successor period is due to the items discussed above.

See note 3 to the interim consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.3 to the Form 10 of which this information statement forms a part, for additional information regarding the Merger, including the valuation of inventory.

Other Operating Charges

Other operating charges were $168 million and $368 million for the three and six months ended June 30, 2017, respectively. In the Successor periods, other operating charges are included primarily in COGS, as well as selling, general and administrative expenses, and amortization of intangibles.

Research and Development Expense (“R&D”)

R&D expense was $396 million and $387 million for the three months ended June 30, 2018 and 2017, respectively. R&D as a percentage of net sales was five percent and six percent for the three months ended June 30, 2018 and 2017, respectively.

R&D expense was $778 million and $755 million for the six months ended June 30, 2018 and 2017, respectively. R&D as a percentage of net sales was five percent and five percent for the six months ended June 30, 2018 and 2017, respectively.

The changes for the three and six months ended June 30, 2018 were primarily driven by an increase in R&D expense for the agriculture and health and nutrition product lines.

Selling, General and Administrative Expenses (“SG&A”)

SG&A expenses were $1.2 billion and $1.3 billion for the three months ended June 30, 2018 and 2017, respectively. In the Successor periods, integration and separation costs and amortization of intangibles are presented as line items on the interim consolidated income statement. During the three months ended June 30, 2017, Historical DuPont incurred $201 million of transaction costs in connection with the Merger and the Intended Business Separations.

SG&A as a percentage of net sales was 14 percent and 18 percent for the three months ended June 30, 2018 and 2017, respectively. Transaction costs were three percent of net sales for the three months ended June 30, 2017.

SG&A expenses were $2.1 billion and $2.4 billion for the six months ended June 30, 2018 and 2017, respectively. During the six months ended June 30, 2017, Historical DuPont incurred $371 million of transaction costs in connection with the Merger and the Intended Business Separations.

SG&A as a percentage of net sales was 14 percent and 17 percent for the six months ended June 30, 2018 and 2017, respectively. Transaction costs were three percent of net sales for the six months ended June 30, 2017.

Amortization of Intangibles

Intangible asset amortization was $333 million and $648 million for the three and six months ended June 30, 2018, respectively. In the Predecessor periods, amortization of intangibles was included within SG&A, other operating charges, R&D and COGS. See note 3 to the interim consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.3 to the Form 10 of which this information statement forms a part, for further information regarding the Merger, including the valuation of intangible assets.

Restructuring and Asset Related Charges—Net

Restructuring and asset related charges—net were $91 million and $160 million for the three months ended June 30, 2018 and 2017, respectively. The majority of the activity in the second quarter of 2018 related to the Synergy Program. The charges in the second quarter of 2017 related to the closure of the safety and construction product line at the Cooper River manufacturing site located near Charleston, South Carolina as part of the 2017 restructuring program.

Restructuring and asset related charges—net were $188 million and $312 million for the six months ended June 30, 2018 and 2017, respectively. The majority of the activity in the first half of 2018 related to the Synergy Program, as Historical DuPont recorded pre-tax charges of $94 million and $191 million for the three and six months ended June 30, 2018, respectively. The charges in the first half of 2017 related to the 2017 restructuring program.

See note 6 to the interim consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.3 to the Form 10 of which this information statement forms a part, for additional information.

Integration and Separation Costs

Integration and separation costs were $327 million and $582 million for the three and six months ended June 30, 2018, respectively. In the Predecessor periods, integration and separation costs were included within SG&A. See note 1 to the interim consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.3 to the Form 10 of which this information statement forms a part, for further discussion of the changes in presentation.

Sundry Income (Expense)—Net

Sundry income (expense)—net was income of $194 million and expense of $132 million for the three months ended June 30, 2018 and 2017, respectively. The three months ended June 30, 2018 included exchange gains of $23 million, interest income of $30 million and a non-operating pension and other post-employment benefit credit of $95 million. The non-operating pension and other post-employment benefit credit in the second quarter of 2018 was a result of the absence of the amortization of net losses from accumulated other comprehensive loss. The three months ended June 30, 2017 included a net exchange loss of $140 million and non-operating pension and other post-employment benefit costs of $104 million. These losses were offset by interest income of $32 million and royalty income of $28 million.

Sundry income (expense)—net was income $241 million and $70 million for the six months ended June 30, 2018 and 2017, respectively. The six months ended June 30, 2018 included a net exchange loss of $109 million, offset by a non-operating pension and other post-employment benefit credit of $187 million and interest income of $58 million. The six months ended June 30, 2017 included a net exchange loss of $199 million and non-operating pension and other post-employment benefit costs of $208 million. These losses were partially offset by a pre-tax gain of $162 million associated with the sale of the global food safety diagnostics business, interest income of $57 million and the inclusion of royalty income of $73 million in the Predecessor period.

See note 8 to the interim consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.3 to the Form 10 of which this information statement forms a part, for additional information.

Interest Expense

Interest expense was $86 million and $99 million for the three months ended June 30, 2018 and 2017, respectively. Interest expense was $166 million and $183 million for the six months ended June 30, 2018 and 2017, respectively. The changes for the three and six months ended June 30, 2018 were primarily driven by debt amortization as a result of reflecting Historical DuPont’s debt at fair value upon the effective date of the Merger, partially offset by higher average debt balances.

Provision for Income Taxes on Continuing Operations

Historical DuPont’s provision for income taxes on continuing operations was $141 million for the second quarter of 2018 on pre-tax income from continuing operations of $655 million, resulting in an effective tax rate of 21.5 percent. The effective tax rate was favorably impacted by the reduction of the U.S. federal corporate income tax rate from 35 percent to 21 percent. Other favorable effective tax rate impacts related to costs associated with the Merger and restructuring and asset related charges as well as geographic mix of earnings were offset by unfavorable effective tax rate impacts associated with non-tax-deductible amortization of the fair value step-up in Historical DuPont’s inventories as a result of the Merger, the tax impact of certain net exchange losses recognized on the re-measurement of the net monetary asset positions which were not deductible in their local jurisdictions, and an incremental net provisional charge of $7 million associated with the enactment of the TCJA.

Historical DuPont’s provision for income taxes on continuing operations was $84 million for the second quarter of 2017 on pre-tax income of $806 million, resulting in an effective tax rate of 10.4 percent. The effective tax rate was favorably impacted by certain net exchange gains recognized on the re-measurement of the net monetary asset positions which were not taxable in their local jurisdictions, as well as the impact of the costs associated with the Merger and related activities. These impacts were partially offset by a tax charge of $29 million related to the elimination of a tax benefit originally recorded in 2016 due to a second quarter of 2017 U.S. discretionary pension contribution.

Historical DuPont’s provision for income taxes on continuing operations was $168 million for the six months ended June 30, 2018 on pre-tax income from continuing operations of $466 million, resulting in an effective tax rate of 36.1 percent. The effective tax rate was unfavorably impacted by non-tax-deductible amortization of the fair value step-up in Historical DuPont’s inventories as a result of the Merger, in addition to an incremental net provisional charge of $55 million associated with the enactment of the TCJA. These unfavorable impacts were partially offset by favorable impacts associated with the reduction of the U.S. federal corporate income tax rate from 35 percent to 21 percent, as well as the impact of costs associated with the Merger and restructuring and asset related charges.

Historical DuPont’s provision for income taxes on continuing operations was $281 million for the six months ended June 30, 2017 on pre-tax income of $2,181 million, resulting in an effective tax rate of 12.9 percent. The effective tax rate was favorably impacted by certain net exchange gains recognized on the re-measurement of the net monetary asset positions which were not taxable in their local jurisdictions. Other favorable effective tax rate impacts include tax benefits related to a reduction in Historical DuPont’s unrecognized tax benefits due to the closure of various tax statutes of limitations, the impact of costs associated with the Merger and restructuring and asset related charges, as well as geographic mix of earnings. These impacts were partially offset by the unfavorable tax consequences of non-deductible goodwill associated with the gain on the sale of Historical DuPont’s global food safety diagnostic business in the first quarter of 2017.

Overview—2017 and 2016

Net sales were $7.1 billion for the period September 1 through December 31, 2017 and $17.3 billion for the period January 1 through August 31, 2017, compared to $23.2 billion for the year ended December 31, 2016. The

$1.1 billion increase was primarily driven by 4 percent higher sales volume as worldwide local price and currency were both flat. (Loss) income from continuing operations before taxes was $(1.6) billion, $1.8 billion, and $2.7 billion for the period September 1 through December 31, 2017, for the period January 1 through August 31, 2017 and for the year ended December 31, 2016, respectively.

The period September 1 through December 31, 2017 results include $1.5 billion of amortization of inventory step-up, increased transaction costs related to the Merger and distributions, higher depreciation related to the fair value step up of property, plant and equipment and lower gains from sales of businesses, partially offset by higher sales. Pension and other postemployment benefits (“OPEB”) (benefits) costs for the period of September 1 through December 31, 2017 and January 1 through August 31, 2017 were $(83) million and $373 million, respectively, as compared to $222 million in 2016. Activity in the Successor period benefited from the absence of the amortization of net losses from accumulated other comprehensive loss (“AOCL”). Pension and OPEB costs for 2016 include a curtailment gain as a result of changes made to the U.S. pension and OPEB benefits in 2016.

Historical DuPont Analysis of Operations—2017 and 2016

Note on Financial Presentation

In connection with the Merger, Historical DuPont applied the acquisition method of accounting as of September 1, 2017, and the financial statements reflect the preliminary-related adjustments. As a result, financial information for the period January 1 through August 31, 2017 (“2017 Predecessor”) and the period September 1 through December 31, 2017 (“Successor”) are not comparable to the financial information for the years ended December 31, 2016 and 2015 (together with 2017 Predecessor, “Predecessor”). In addition, Historical DuPont has elected to make certain changes in presentation to harmonize its accounting and reporting with that of DowDuPont in the Successor period. See notes 1 and 3 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for further discussion of these changes and additional information regarding the Merger, respectively.

FMC Transactions

On March 31, 2017, Historical DuPont and FMC Corporation (“FMC”) entered a definitive agreement (the “FMC Transaction Agreement”). Under the FMC Transaction Agreement, FMC agreed to acquire certain assets of the crop protection business and research and development assets that Historical DuPont was required to divest in order to obtain the European Commission’s approval of the merger agreement, (the “Divested Ag Business”) and Historical DuPont agreed to acquire certain assets relating to the H&N Business (collectively, the “FMC Transactions”). The sale of the Divested Ag Business meets the criteria for discontinued operations and, as such, earnings are included within (loss) income from discontinued operations after income taxes for all periods presented.

On November 1, 2017, Historical DuPont completed the FMC Transactions through the disposition of the Divested Ag Business and the acquisition of the H&N Business. The preliminary fair value as determined by Historical DuPont of the H&N Business is $1,970 million. The FMC Transactions include a cash consideration payment to Historical DuPont of approximately $1,200 million, which reflects the difference in value between the Divested Ag Business and the H&N Business, as well as favorable contracts with FMC of $495 million, subject to adjustments for inventory of the Divested Ag Business and net working capital of the H&N Business. Due to the proximity of the Merger and the closing of the sale, the carrying value of the Divested Ag Business approximates the fair value of the consideration received, thus no resulting gain or loss was recognized on the sale. Refer to note 3 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for further information on the H&N Business.

Tax Reform

At December 31, 2017, Historical DuPont had not completed its accounting for the tax effects of the TCJA; however, in the fourth quarter of 2017, Historical DuPont recorded a net benefit in provision for income taxes on continuing operations of $2,001 million, which consisted of a provisional net benefit of $2,716 million due to the reduction of the U.S. federal corporate income tax rate partially offset by a provisional charge of $715 million due to the transition tax. Historical DuPont expects that it will have sufficient available foreign tax credits to offset the tax liability associated with the one-time transition tax. See note 7 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for additional information regarding the U.S. tax reform.

2017 Restructuring Program

During the first quarter of 2017, Historical DuPont committed to take actions to improve plant productivity and better position its product lines for productivity and growth before and after the anticipated closing of the Merger (the “2017 Restructuring Program”). In connection with these actions, Historical DuPont incurred pretax charges of $313 million during the period from January 1 through August 31, 2017 recognized in restructuring and asset related charges—net in Historical DuPont’s consolidated statements of operations. The charges primarily relate to the second quarter closure of the safety and construction product line at the Cooper River manufacturing site located near Charleston, South Carolina. The actions associated with this plan were substantially complete as of December 31, 2017. Additional details related to this plan can be found in note 5 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part.

2016 Global Cost Savings and Restructuring Plan

On December 11, 2015, Historical DuPont announced a 2016 global cost savings and restructuring plan (the “2016 Restructuring Plan”) designed to reduce $730 million in costs in 2016 compared with 2015. As part of the 2016 Restructuring Plan, Historical DuPont committed to take structural actions across all product lines and staff functions globally to operate more efficiently by further consolidating product lines and aligning staff functions more closely with them. In connection with the restructuring actions, Historical DuPont recorded a pretax charge to earnings of $783 million in the fourth quarter of 2015, comprised of $641 million of severance and related benefit costs, $109 million of asset related charges and $33 million of contract termination costs. The restructuring actions associated with the charge are substantially complete and the plan delivered the target cost reductions in 2016 versus 2015. Additional details related to this plan can be found in note 5 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part.

Impact of 2017 Hurricanes

In 2017, Hurricane Harvey made landfall in Texas and Hurricane Maria made landfall in Puerto Rico, both causing widespread damage. The financial impact related to the hurricanes, including lost sales and repairs and maintenance, is not material to the Predecessor or Successor financial statements.

Separation of Performance Chemicals

In October 2013, Historical DuPont announced its intention to separate its Performance Chemicals segment through a U.S. tax-free spin-off to shareholders, subject to customary closing conditions. In July 2015, Historical

DuPont completed the separation of its Performance Chemicals segment through the spin-off of all the issued and outstanding stock of The Chemours Company (“Chemours”).

Settlement of PFOA MDL

As previously reported, approximately 3,550 lawsuits have been filed in various federal and state courts in Ohio and West Virginia alleging personal injury from exposure to perfluorooctanoic acid and its salts, including the ammonium salt (“PFOA”), in drinking water as a result of the historical manufacture or use of PFOA at the Washington Works’ plant outside Parkersburg, West Virginia. The plant operating units involved in the allegations are owned and operated by Chemours. These personal injury lawsuits were consolidated in multi-district litigation in the United States District Court for the Southern District of Ohio (the “MDL”). In February 2017, Historical DuPont and plaintiffs’ counsel agreed to a settlement in principle of the MDL; the parties executed the definitive settlement agreements in March 2017. The total settlement amount is $670.7 million in cash, half of which was paid by Chemours and half by Historical DuPont. The settlement was entered into solely by way of compromise and is not in any way an admission of liability or fault by Historical DuPont or Chemours. Historical DuPont recorded a pre-tax charge of $335 million ($214 million net of tax) to (loss) income from discontinued operations after income taxes in the consolidated statement of operations for the period January 1 through August 31, 2017 for the remainder of the settlement not subject to indemnification by Chemours. See note 14 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for additional information.

Net Sales

2017 versus 2016

Net sales were $7.1 billion for the period September 1 through December 31, 2017 and $17.3 billion for the period January 1 through August 31, 2017, compared to $23.2 billion for the year ended December 31, 2016. The $1.1 billion increase was primarily driven by four percent higher sales volume. In Asia Pacific, sales volume increased 10 percent primarily driven by the electronics and imaging product line and the transportation and advanced polymers product line. In EMEA sales volume increased five percent driven by the agriculture product line and the safety and construction product line. In the U.S. and Canada, net sales increased one percent, principally reflecting volume growth in the agriculture product line. In Latin America, net sales increased four percent, driven by a positive currency impact due to stronger Brazilian real, as well as higher volume, partially offset by lower local prices.

In the consolidated statements of operations, royalty income is included within net sales in the Successor Period and is included in sundry income—net in the Predecessor Periods. Royalty income does not have a significant impact on any period presented. See note 1 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for further discussion of the changes in presentation.

2016 versus 2015

Net sales of $23.2 billion in 2016 were 2 percent below prior year net sales of $23.7 billion, reflecting a one percent reduction due to currency and a one percent decrease due to lower local prices. The negative currency impact was primarily due to the weaker Euro, Mexican peso and Chinese yuan, partly offset by the stronger Japanese yen and Brazilian real. Worldwide lower local prices primarily reflect reductions for the transportation and advanced polymers product line and the electronic and imaging product line, as well as flat prices in the agriculture product line. Worldwide volume was flat.

	Successor		Predecessor
	For the Period September 1 through December 31, 2017		For the Period January 1 through August 31, 2017		For the Year Ended December 31, 2016		For the Year Ended December 31, 2015
(Dollars in billions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	Net Sales	% of Net Sales	Net Sales	% of Net Sales
Worldwide	$7.1	100.0%	$17.3	100.0%	$23.2	100.0%	$23.7	100.0%
U.S. & Canada	2.2	31.0%	8.1	46.8%	10.1	43.5%	10.5	44.3%
Europe, Middle East & Africa	1.7	23.9%	3.9	22.5%	5.3	22.8%	5.5	23.2%
Asia Pacific	2.1	29.6%	3.9	22.5%	5.4	23.3%	5.3	22.4%
Latin America	1.1	15.5%	1.4	8.1%	2.4	10.3%	2.4	10.1%

Cost of Goods Sold (“COGS”)

2017 versus 2016

COGS was $6.2 billion for the period September 1 through December 31, 2017 and $10.2 billion for the period January 1 through August 31, 2017 compared to $14.0 billion for the year ended December 31, 2016. The increase was primarily driven by the amortization of the inventory step-up of $1.5 billion for the period September 1 through December 31, 2017 as well as higher sales volume, increased expenses due to the elimination of the other operating charges financial statement line item in the Successor period, higher depreciation related to the fair value step up of property, plant and equipment, and higher pension and OPEB costs due to the curtailment gains recognized in 2016 as a result of the changes made to the U.S. pension and OPEB benefits.

COGS as a percentage of net sales was 87 percent, 59 percent and 60 percent for the period September 1 through December 31, 2017, for the period January 1 through August 31, 2017 and for the year ended December 31, 2016, respectively. The amortization of the inventory step-up was 22 percent of net sales in the Successor period. The remaining COGS increase as a percentage of net sales in the Successor period is due to the items discussed above, partially offset with a pension and OPEB benefit as a result of the absence of the amortization of net losses from AOCL. The elimination of the other operating charges financial statement line item would have increased COGS as a percentage of net sales by two percent for the period January 1 through August 31, 2017 and for the year ended December 31, 2016.

See notes 1 and 3 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for further discussion of the changes in presentation and for additional information regarding the Merger, including the valuation of inventory, respectively.

2016 versus 2015

COGS decreased from $14.6 billion for the year ended December 31, 2015 to $14.0 billion for the year ended December 31, 2016. The decrease was primarily driven by lower raw material costs, lower pension and OPEB costs, and the strengthening of the U.S. dollar versus certain global currencies. COGS as a percentage of net sales decreased two percent, from 62 percent to 60 percent, principally due to lower raw material costs and lower pension and OPEB costs.

Other Operating Charges

2017 versus 2016

Other operating charges were $667 million for the year ended December 31, 2016 and $504 million for the period January 1 through August 31, 2017. In the Successor period, other operating charges are included primarily in COGS, as well as selling, general and administrative expenses, and amortization of intangibles. See note 1 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for further discussion of the changes in presentation.

2016 versus 2015

Other operating charges increased from $434 million for the year ended December 31, 2015 to $667 million for the year ended December 31, 2016. The increase was primarily driven by a $152 million decrease in Imprelis® herbicide insurance recoveries, and a $23 million reduction in the estimated liability related to Imprelis® herbicide claims versus a $130 million accrual reduction in the prior year.

R&D Expense

2017 versus 2016

R&D expense was $473 million for the period September 1 through December 31, 2017, $1,064 million for the period January 1 through August 31, 2017, and $1,502 million for the year ended December 31, 2016. The change was primarily driven by an increase in R&D expense related to the agriculture product line and higher pension and OPEB costs due to the curtailment gains recognized in 2016 as a result of the changes made to the U.S. pension and OPEB benefits in 2016, partially offset with lower costs related to the Synergy Program.

R&D expense as a percentage of net sales was 7 percent, 6 percent and 6 percent for the period September 1 through December 31, 2017, for the period January 1 through August 31, 2017 and for the year ended December 31, 2016, respectively. R&D as a percentage of net sales is slightly higher in the Successor period, primarily due to an increase in R&D for new product introductions and higher depreciation, partially offset with a pension and OPEB benefit, cost savings and the absence of amortization expense.

2016 versus 2015

R&D expenses decreased from $1,735 million for the year ended December 31, 2015 to $1,502 million for the year ended December 31, 2016. The decrease was primarily due to lower costs related to the 2016 global cost savings and restructuring plan, a decrease in pension and OPEB costs and the strengthening of the U.S. dollar versus certain global currencies. R&D as a percentage of net sales decreased one percent, from seven percent to six percent, principally due to cost savings and lower pension and OPEB costs.

SG&A Expenses

2017 versus 2016

SG&A expenses were $1,101 million for the period September 1 through December 31, 2017, $3,306 million for the period January 1 through August 31, 2017, and $4,143 million for the year ended December 31, 2016. The change was primarily driven by higher transaction costs, increased selling expense and commissions, primarily for agriculture products, higher compensation and higher pension and OPEB costs, partially offset with lower costs related to the 2016 global cost savings and restructuring plan and the absence of amortization expense in the Successor period. In the Successor period, integration and separation costs and amortization of intangibles are presented as separate line items on the consolidated statements of operations. See note 1 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for further discussion of the changes in presentation. During the year ended December 31, 2016 and the period January 1 through August 31, 2017, Historical DuPont incurred $386 million and $581 million, respectively, of transaction costs in connection with the Merger and the distributions.

SG&A expenses as a percentage of net sales was 16 percent, 19 percent and 16 percent for the period September 1 through December 31, 2017, for the period January 1 through August 31, 2017 and for the year ended December 31, 2016, respectively. Transaction costs were three percent and two percent of net sales for the period January through August 31, 2017 and for the year ended December 31, 2016. The remaining increase as a percentage of net sales in the Successor period is due to the items discussed above.

2016 versus 2015

SG&A expenses decreased from $4,428 million for the year ended December 31, 2015 to $4,143 million for the year ended December 31, 2016. The $285 million decrease was primarily due to lower costs related to the 2016 global cost savings and restructuring plan, lower selling expense, and a decrease in pension and OPEB costs, partially offset by $386 million of transaction costs associated with the Merger. SG&A expenses as a percentage of net sales decreased by one percent, from 19 percent to 18 percent, primarily due to cost savings from Historical DuPont’s 2016 global cost savings and restructuring plan and a decrease in pension and OPEB costs.

Amortization of Intangibles

Intangible asset amortization was $389 million for the period September 1 through December 31, 2017. In the Predecessor periods, amortization of intangibles was included within SG&A, other operating charges, R&D and COGS. See note 3 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for further information regarding the Merger, including the valuation of intangible assets.

Restructuring and Asset-Related Charges—Net

2017 versus 2016

Restructuring and asset-related charges—net were $180 million for the period September 1 through December 31, 2017, $323 million for the period January 1 through August 31, 2017, and $556 million for the year ended December 31, 2016. The charge for period January 1 through August 31, 2017 comprises $279 million of asset-related charges and $44 million in severance and related benefit costs. The asset-related charges primarily relate to the second quarter closure of the safety and construction product line at the Cooper River manufacturing site located near Charleston, South Carolina as part of the 2017 Restructuring Program. For the period September 1 through December 31, 2017, Historical DuPont recorded a pretax charge of $187 million, consisting of severance and related benefit costs of $153 million, contract termination costs of $31 million, and asset-related charges of $3 million related to the Synergy Program described above. This charge was partially offset by a $7 million benefit related to the 2016 and 2014 restructuring plans for adjustments to recognized severance costs. See note 5 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for additional information.

The $556 million charge for 2016 consisted of $593 million of asset-related charges (discussed below in the “Asset Impairments” section) and a $68 million charge related to the decision to not restart Historical DuPont’s insecticide manufacturing facility at the La Porte site located in La Porte, Texas. These charges were partially offset by a net $84 million benefit related to the 2016 Restructuring Plan, primarily due to a reduction in severance and related benefit costs driven by the elimination of positions at a lower cost than expected, and a $21 million benefit related to the 2014 restructuring plan for adjustments to the previously recognized severance costs.

2016 versus 2015

Restructuring and asset-related charges—net decreased from $795 million for the year ended December 31, 2015 to $556 million for the year ended December 31, 2016. The charges for 2016 are discussed above. The $795 million in charges recorded during 2015 in restructuring and asset related charges—net consist of a pretax charge of $783 million related to the 2016 Restructuring Plan, consisting of $778 million of restructuring and asset related charges—net and $5 million in sundry income—net. The charges consisted of $641 million in severance and related benefit costs, $109 million in asset-related charges and $33 million in contract termination charges. In addition, Historical DuPont recognized a $38 million impairment charge discussed below, partly offset by a $21 million net benefit related to the 2014 restructuring plan. The $21 million net benefit was recorded to adjust the estimated costs associated with the 2014 restructuring program due to lower than estimated individual severance costs and workforce reductions achieved through nonseverance programs, offset by the identification of additional projects.

Asset Impairments

During 2016, Historical DuPont recorded an asset impairment charge of $435 million related to its uncompleted enterprise resource planning system. Given the uncertainties related to timing of completion, as well as potential developments and changes to technologies in the market place at the time of restart, use of the system could no longer be considered probable. See note 5 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for additional details related to this charge.

During 2016, Historical DuPont recorded a $158 million impairment charge related to indefinite-lived intangible trade names as a result of the realignment of brand marketing strategies and a determination to phase out the use of certain acquired trade names.

During 2015, Historical DuPont recorded an impairment charge of $38 million related to an impairment of a cost-basis investment.

Integration and Separation Costs

Integration and separation costs were $314 million for the period September 1 through December 31, 2017. In the Predecessor periods, integration and separation costs were included within SG&A. See note 1 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for further discussion of the changes in presentation.

Sundry Income—Net

2017 versus 2016

Sundry income—net was $166 million and $90 million for the period January 1 through August 31, 2017 and for the period September 1 through December 31, 2017, respectively. Sundry income—net was $707 million for the year ended December 31, 2016. The period September 1 through December 31, 2017, the period January 1 through August 31, 2017 and the year ended December 31, 2016 includes a net exchange gain of $8 million, a net exchange loss of $394 million and a net exchange loss of $106 million, respectively. The period January 1 through August 31, 2017 included a pretax gain of $162 million associated with the sale of the global food safety diagnostic business. The year ended December 31, 2016 included a pretax gain of $369 million associated with the sale of DuPont (Shenzhen) Manufacturing Limited entity.

2016 versus 2015

Sundry income—net increased from $690 million for the year ended December 31, 2015 to $707 million for the year ended December 31, 2016. The $17 million increase was primarily due to gains on sales of businesses and other assets, including a $369 million gain on the sale of DuPont (Shenzhen) Manufacturing Limited, partially offset by an increase in pretax exchange losses and the absence of a $145 million gain associated with Historical DuPont’s settlement of a legal claim in the prior year. Pretax exchange losses increased $136 million compared to prior year.

See notes 6 and 18 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for further discussion of Historical DuPont’s policy of hedging the foreign-currency-denominated monetary assets and liabilities.

Interest Expense

2017 versus 2016

Interest expense was $107 million for the period September 1 through December 31, 2017, $254 million for the period January 1 through August 31, 2017, and $370 million for the year ended December 31, 2016. The change was primarily driven by the amortization of the step-up of debt as a result of pushdown accounting, partially offset by higher debt balances.

2016 versus 2015

Interest expense increased from $342 million for the year ended December 31, 2015 to $370 million for the year ended December 31, 2016. The increase was primarily due to lower capitalized interest related to construction projects partially offset by lower interest on borrowings.

Provision for Income Taxes on Continuing Operations

2017 versus 2016

For the period September 1 through December 31, 2017, Historical DuPont’s effective tax rate of 168.5 percent on the pretax loss from continuing operations of $1,586 million was favorably impacted by a provisional net benefit of $2,001 million that Historical DuPont recognized due to the enactment of the TCJA, a net benefit of $261 million related to an internal legal entity restructuring associated with the distributions, as well as the geographic mix of earnings. Those impacts were partially offset by the nontax deductible amortization of the fair value step-up in inventories as a result of the Merger, certain net exchange losses recognized on the remeasurement of the net monetary asset positions, which were not tax deductible in their local jurisdictions, as well as the tax impact of costs associated with the Merger and restructuring and asset-related charges.

For the period January 1 through August 31, 2017, Historical DuPont’s effective tax rate was 8.3 percent on pretax income from continuing operations of $1,791 million. For the period January 1 through August 31, 2017, Historical DuPont’s effective tax rate was favorably impacted by the geographic mix of earnings, certain net exchange gains recognized on the remeasurement of the net monetary asset positions, which were not taxable in their local jurisdictions, net favorable tax consequences of the adoption of FASB ASU No. 2016-09, Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting, tax benefits related to a reduction in Historical DuPont’s unrecognized tax benefits due to the closure of various tax statutes of limitations, as well as tax benefits on costs associated with the Merger and restructuring and asset-

related charges. Those tax benefits were partially offset by the unfavorable tax consequences of nondeductible goodwill associated with the gain on the sale of global food safety diagnostics in the first quarter of 2017.

For the year ended December 31, 2016, Historical DuPont’s effective tax rate of 23.5 percent on pretax income from continuing operations of $2,723 million was impacted by the geographic mix of earnings as well as certain net exchange gains recognized on the remeasurement of the net monetary asset positions, which were not taxable in their local jurisdictions. Those benefits were partially offset by the tax consequences of the gain on the sale of DuPont (Shenzhen) Manufacturing Limited in the first quarter of 2016.

2016 versus 2015

For the year ended December 31, 2015, Historical DuPont’s effective tax rate of 28.4 percent on pretax income from continuing operations of $2,022 million was impacted by Historical DuPont’s policy of hedging the foreign-currency-denominated monetary assets and liabilities of its operations, as well as increased tax benefits on restructuring and asset-related charges.

Recent Accounting Pronouncements of Historical DuPont

See note 2 to the annual and interim consolidated financial statements, which are incorporated by reference herein and filed as Exhibits 99.2 and 99.3, respectively, to the Form 10 of which this information statement forms a part, for a description of recent accounting pronouncements.

Liquidity and Capital Resources of Historical DuPont

	Successor		Predecessor
(Dollars in millions)	June 30, 2018	December 31, 2017	December 31, 2016
Cash, cash equivalents, and marketable securities	$4,795	$8,202	$5,910
Total debt	13,429	13,070	8,536

Historical DuPont continually reviews it sources of liquidity and debt portfolio and occasionally may make adjustments to one or both to ensure adequate liquidity and an optimum debt maturity schedule.

Historical DuPont’s credit ratings impact its access to the debt capital markets and cost of capital. Historical DuPont remains committed to a strong financial position and strong investment-grade rating. Historical DuPont’s long-term and short-term credit ratings are as follows:

	Long-term	Short-term	Outlook
Standard & Poor’s	A-	A-2	Stable
Moody’s Investors Service	A3	P-2	Negative
Fitch Ratings	A	F1	Rating Watch Negative

Historical DuPont believes its ability to generate cash from operations and access to capital markets will be adequate to meet anticipated cash requirements to fund its working capital, capital spending, debt maturities as well as distributions and other intercompany transfers to DowDuPont which relies on distributions from Historical DuPont and Historical Dow to fund payment of its costs and expenses. Historical DuPont’s liquidity needs can be met through a variety of sources, including cash provided by operating activities, cash and cash equivalents, marketable securities, commercial paper, syndicated credit lines, bilateral credit lines, long-term debt markets, bank financing, committed receivable repurchase facilities and asset sales.

Historical DuPont has access to approximately $6.8 billion and $6.7 billion in committed and uncommitted unused credit lines with several major financial institutions at June 30, 2018 and December 31, 2017, respectively, including unused commitments of $3 billion under the Term Loan Facility described below and a $3 billion revolving credit facility to support its commercial paper program. These unused credit lines provide support to meet Historical DuPont’s short-term liquidity needs and for general corporate purposes which may include funding of discretionary and non-discretionary contributions to certain benefit plans, severance payments, repayment and refinancing of debt, working capital, capital expenditures and repurchases and redemptions of securities.

In May 2017, Historical DuPont completed an underwritten public offering of $1.25 billion of Historical DuPont’s 2.20 percent Notes due 2020 and $750 million of Historical DuPont’s Floating Rate Notes due 2020 (the “May 2017 Debt Offering”). The proceeds of this offering were used to make a discretionary pension contribution to Historical DuPont’s principal U.S. pension plan, as discussed below.

Historical DuPont’s indenture covenants include customary limitations on liens, sale and leaseback transactions, and mergers and consolidations affecting manufacturing plants, mineral producing properties, or research facilities located in the United States and the consolidated subsidiaries owning such plants, properties, and facilities subject to certain limitations. The outstanding long-term debt also contains customary default provisions. In addition, Historical DuPont will be required to redeem all of the notes associated with the May 2017 Debt Offering at a redemption price equal to 100 percent of the aggregate principal amount plus any accrued and unpaid interest upon the announcement of the record date for the separation of either the agriculture or specialty products business, or the entry into an agreement to sell all or substantially all of the assets of either business to a third party.

To support short-term liquidity needs, Historical DuPont has a $3 billion revolving credit facility to support its commercial paper program and a credit agreement that provides for a three-year, senior unsecured term loan facility in the aggregate principal amount of $4.5 billion (as may be amended, from time to time, the “Term Loan Facility”). Under the Term Loan Facility, Historical DuPont may make up to seven term loan borrowings and amounts repaid or prepaid are not available for subsequent borrowings. The commitment to lend under the Term Loan Facility ends on June 30, 2019. The proceeds from the borrowings under the Term Loan Facility will be used for general corporate purposes, including debt repayment, working capital, and funding a portion of DowDuPont’s costs and expenses. The maturity date under the Term Loan Facility and the revolving credit facility, as amended, is June 1, 2020, at which time all outstanding borrowings, including accrued but unpaid interest, become immediately due and payable. As of June 30, 2018 and December 31, 2017, Historical DuPont had made three term loan borrowings in an aggregate principal amount of $1.5 billion and had unused commitments of $3 billion under the Term Loan Facility.

The Term Loan Facility and the revolving credit facility contain customary representations and warranties, affirmative and negative covenants, and events of default that are typical for companies with similar credit ratings and generally consistent with those applicable to Historical DuPont’s long-term public debt. The Term Loan Facility and the revolving credit facility contain a financial covenant requiring that the ratio of total indebtedness to total capitalization not exceed 0.6667. At June 30, 2018 and December 31, 2017, Historical DuPont was in compliance with this financial covenant.

The Term Loan Facility and the revolving credit facility impose additional affirmative and negative covenants after the closing of the Merger, subject to certain limitations, including to:

•

not sell, lease, or otherwise convey to DowDuPont, its shareholders or its non-Historical DuPont subsidiaries, any assets or properties of Historical DuPont or its subsidiaries unless the aggregate amount of revenue attributable to all such assets and properties so conveyed after the merger does not exceed 30 percent of the consolidated revenue of Historical DuPont and its subsidiaries as of December 31, 2015 (the “Disposition Limitation”); and

•	not guarantee any indebtedness or other obligations of DowDuPont, Historical Dow, or their respective subsidiaries (other than of Historical DuPont and its subsidiaries).

The Term Loan Facility and the amended revolving credit facility will terminate, and the loans and other amounts thereunder would become due and payable, upon the sale, transfer, lease, or other disposition of all or substantially all of the assets of the agriculture product line to DowDuPont, its shareholders, or any of its non-Historical DuPont subsidiaries.

In January 2017, Historical DuPont entered into a committed receivable repurchase facility of up to $1.3 billion (the “2017 Repurchase Facility”), which expired on November 30, 2017. Under the facility, Historical DuPont sold a portfolio of available and eligible outstanding customer notes receivables within the agriculture product line to participating institutions and simultaneously agreed to repurchase at a future date.

In February 2018, Historical DuPont entered into a new committed receivable repurchase facility of up to $1.3 billion (the “2018 Repurchase Facility”), which expires on December 15, 2018. The 2018 Repurchase Facility has substantially similar terms and conditions as the 2017 Repurchase Facility and includes the 2017 Repurchase Facility change of control language conformed to the Disposition Limitation covenant described above. See further discussion of the 2018 Repurchase Facility in note 22 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part.

At the end of 2016, Historical DuPont anticipated making contributions of approximately $230 million to its principal U.S. pension plan in 2017. During the period January 1 through August 31, 2017, Historical DuPont made total contributions of $2.9 billion to its principal U.S. pension plan, an increase of approximately $2.7 billion reflecting discretionary contributions. The discretionary contribution was funded through the May 2017 Debt Offering, as discussed above, short-term borrowings, including commercial paper issuance and cash. The $2.9 billion contribution was taken as a deduction on Historical DuPont’s 2016 federal tax return and resulted in a net operating loss for tax purposes. This loss resulted in an overpayment of taxes paid of approximately $800 million. A portion of the overpayment was applied against the current year tax liability. The remainder of the loss generated a refund of approximately $700 million, which was received during the fourth quarter of 2017.

As of June 30, 2018, Historical DuPont was evaluating making a discretionary contribution in the third quarter of 2018 to its principal U.S. pension plan. Any such contribution could be funded by existing cash balances and/or cash from other available sources of liquidity. The determination to make such a contribution as well as the amount of any such contribution, depends on a number of factors including tax-deductible limits and capital structure considerations. Historical DuPont expects the amount of any contribution made to this plan in 2018 to be less than half of the contributions made to this plan in 2017. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments” for further information relating to the above noted discretionary contribution.

Historical DuPont entered into a trust agreement in 2013 (as amended and restated in 2017, the “Trust Agreement”) that established and requires Historical DuPont to fund a trust (the “Trust”) for cash obligations under certain nonqualified benefit and deferred compensation plans upon a change in control event as defined in the Trust Agreement. Under the Trust Agreement, the consummation of the Merger was a change in control event. As a result, in November 2017, Historical DuPont contributed $571 million to the Trust. In the fourth quarter of 2017, $13 million was distributed to Historical DuPont according to the Trust Agreement and at December 31, 2017, the balance in the Trust was $558 million.

Historical DuPont’s cash, cash equivalents, and marketable securities at June 30, 2018, December 31, 2017 and 2016 were $4.8 billion, $8.2 billion and $5.9 billion, respectively, of which $4.2 billion at June 30, 2018, $7.9 billion at December 31, 2017 and $5.7 billion at December 31, 2016 was held by subsidiaries in foreign countries, including United States territories. For each of its foreign subsidiaries, Historical DuPont makes an assertion regarding the amount of earnings intended for permanent reinvestment, with the balance available to be repatriated to the United States.

The TCJA requires companies to pay a one-time transition tax on earnings of foreign subsidiaries, a majority of which were previously considered permanently reinvested by Historical DuPont (see note 7 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for further details of the TCJA). The cash held by foreign subsidiaries for permanent reinvestment is generally used to finance the subsidiaries’ operational activities and future foreign investments. A deferred tax liability has been accrued for the estimated U.S. federal tax on all unrepatriated earnings as of December 31, 2017, in accordance with the TCJA. At June 30, 2018 and December 31, 2017, management believed that sufficient liquidity is available in the United States. Historical DuPont is currently evaluating the impact of the TCJA on its permanent reinvestment assertion. In the event that additional foreign funds are needed in the United States, Historical DuPont has the ability to repatriate additional funds. The repatriation could result in an adjustment to the tax liability for foreign withholding taxes, foreign and/or U.S. state income taxes, and the impact of foreign currency movements. As such, it is not practicable to calculate the unrecognized deferred tax liability on undistributed foreign earnings. During 2018, Historical DuPont has and expects to continue repatriating certain funds from its foreign subsidiaries that are not needed to finance local operations or separation activities; however, these particular repatriation activities have not and are not expected to result in a significant incremental tax liability to the consolidated financial statements of Historical DuPont.

	Successor	Predecessor	Successor	Predecessor
(Dollars in millions)	For the Six Months Ended June 30, 2018	For the Six Months Ended June 30, 2017	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Cash (used for) provided by operating activities	$(1,591)	$(4,055)	$4,196	$(3,949)	$3,357	$2,422

Cash used for operating activities was $1.6 billion for the six months ended June 30, 2018 and $4.1 billion for the six months ended June 30, 2017. The decrease was due to higher pension contributions in 2017, partially offset by higher tax payments and higher integration and separation costs in 2018.

Cash provided by operating activities was $4.2 billion for the period September 1 through December 31, 2017, primarily driven by seasonal cash flows related to the agriculture product line and a tax refund related to voluntary pension contributions made in the Predecessor period, partially offset by transaction costs and the perfluorooctanoic acid multidistrict litigation settlement, which was primarily paid in September. Cash used for operating activities was $3.9 billion for the period January 1 through August 31, 2017, primarily driven by pension contributions of $3.0 billion, seasonal cash flows related to the agriculture product line, transaction costs and tax payments, partially offset by earnings. Cash provided by operating activities was $3.4 billion for the year ended December 31, 2016, primarily due to earnings offset by tax payments, pension contributions and transaction costs.

Cash provided by operating activities increased $1.0 billion in 2016 compared to 2015 primarily due to a higher earnings contribution of approximately $0.5 billion, lower year-over-year income tax payments and lower working capital.

	Successor	Predecessor	Successor	Predecessor
(Dollars in millions)	For the Six Months Ended June 30, 2018	For the Six Months Ended June 30, 2017	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Cash provided by (used for) investing activities	$34	$(1,932)	$2,210	$(2,382)	$(1,514)	$(1,828)

Cash provided by investing activities was $34 million for the six months ended June 30, 2018 compared to $1.9 billion used by investing activities for the six months ended June 30, 2017. The change was due primarily to decreased purchases of marketable securities partially offset by lower proceeds from sales of businesses and other assets.

Cash provided by investing activities was $2.2 billion for the period September 1 through December 31, 2017, primarily driven by $1.2 billion of cash received for the FMC Transactions and net proceeds from investments, partially offset by the funding of the Trust and capital expenditures. Cash used for investing activities was $2.4 billion for the period January 1 through August 31, 2017, primarily due to increased net purchases of investments, capital expenditures, payments for the acquisition of Granular Inc. and net payments from foreign currency contracts, partially offset by proceeds from the sale of property and businesses. Cash used for investing activities of $1.5 billion during the year ended December 31, 2016 was primarily due to $1.0 billion of capital expenditures, net purchases of investments, and net payments from foreign currency contracts, partially offset by proceeds from the sale of property and businesses.

Cash used for investing activities in 2016 increased by $0.3 billion compared to 2015. The change was primarily due to lower purchases of property, plant and equipment, lower net purchases of marketable securities, and higher proceeds from sales of product lines and other assets. This is partially offset by cash outflows relating to foreign currency contract settlements. See note 18 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for further discussion of marketable securities outstanding at December 31, 2016 and 2015.

Capital expenditures totaled $0.6 billion for the six months ended June 30, 2018, $0.5 billion for the six months ended June 30, 2017, $0.7 billion and $0.4 billion for the periods from January 1 through August 31, 2017 and September 1 through December 31, 2017, respectively, $1.0 billion in 2016 and $1.6 billion in 2015.

	Successor	Predecessor	Successor	Predecessor
(Dollars in millions)	For the Six Months Ended June 30, 2018	For the Six Months Ended June 30, 2017	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Cash (used for) provided by investing activities	$(1,211)	$4,531	$(3,227)	$5,632	$(2,385)	$(1,929)

Cash used for financing activities was $1.2 billion for the six months ended June 30, 2018 compared to $4.5 billion provided by financing activities for the six months ended June 30, 2017. The change was due primarily to higher borrowings in 2017 related to pension contributions and increased distributions to DowDuPont to support share repurchases.

Cash used for financing activities was $3.2 billion for the period September 1 through December 31, 2017, driven by a decrease in borrowings from commercial paper, distributions to DowDuPont and dividends paid to stockholders, partially offset by increased borrowings under the Term Loan. Cash provided by financing activities was $5.6 billion for the period January 1 through August 31, 2017, driven by the May 2017 Debt Offering as well as increased borrowings from commercial paper, the 2017 Repurchase Facility and the Term Loan Facility, partially offset by dividends paid to stockholders. Cash used for financing activities of $2.4 billion during the year ended December 31, 2016 was driven by dividend payments to stockholders, repurchases of common stock and repayments of long-term debt.

The $0.5 billion increase in cash used for financing activities in 2016 compared to 2015 was primarily due to lower borrowings as a result of the prior year distribution of approximately $3.9 billion, which Chemours financed through external borrowings and paid to Historical DuPont prior to its separation. This was partially offset by lower share repurchases and lower dividends paid to stockholders.

Dividend payments to shareholders of Historical DuPont common and preferred stock totaled $0.3 billion during the period September 1 through December 31, 2017, which includes the third quarter dividend declared for common stockholders of record July 31, 2017 and paid in September 2017. Dividend payments to shareholders of Historical DuPont common and preferred stock totaled $0.7 billion during the period January 1 through August 31, 2017, $1.3 billion in 2016 and $1.5 billion in 2015. Dividends per share of common stock were $1.14 for the period January 1 through August 31, 2017, $1.52 in 2016 and $1.72 in 2015.

In the first quarter of 2015, Historical DuPont announced its intention to buy back about $4 billion of shares of Historical DuPont common stock using the distribution proceeds received from Chemours. During 2015, Historical DuPont purchased and retired 35 million shares of Historical DuPont common stock through a $2 billion accelerated share repurchase agreement and in 2016 purchased and retired 13.2 million shares in the open market at a cost of $916 million.

As of the consummation of the Merger, shares of Historical DuPont common stock held publicly were redeemed and Historical DuPont’s common stock is owned solely by its parent company, DowDuPont. EID Preferred Stock remains issued and outstanding, and Historical DuPont continues to be responsible for dividends on the EID Preferred Stock; however, the obligation is not material to Historical DuPont’s liquidity. Dividend payments to shareholders of EID Preferred Stock totaled $5 million during the six months ended June 30, 2018, $3 million during the period September 1 through December 31, 2017, $7 million during the period January 1 through August 31, 2017, $10 million in 2016 and $10 million in 2015.

DowDuPont relies on distributions and other intercompany transfers from Historical DuPont and Historical Dow to fund payment of its costs and expenses. In November 2017, the DowDuPont board of directors declared a fourth quarter dividend per share of DowDuPont common stock payable on December 15, 2017 and authorized an initial $4 billion share repurchase program to buy back shares of DowDuPont common stock. In the fourth quarter of 2017, Historical DuPont declared and paid distributions in cash and in-kind to DowDuPont of $829 million, primarily to fund a portion of DowDuPont’s fourth quarter share repurchases and dividend payment. In February and April of 2018, the board of directors of DowDuPont declared first and second quarter dividends of $0.38 per share of DowDuPont common stock payable. In the six months ended June 30, 2018, Historical DuPont declared and paid distributions to DowDuPont of about $1.7 billion, primarily to fund a portion of DowDuPont’s first and second quarter share repurchases and dividend payments.

On June 25, 2018, DowDuPont declared a dividend of $0.38 per share, payable on September 14, 2018, to its shareholders of record on August 31, 2018. Historical DuPont’s amount of this shareholder dividend has not yet been determined. On October 11, 2018, DowDuPont declared a dividend of $0.38 per share, payable on December 14, 2018, to its shareholders of record on November 30, 2018. Historical DuPont’s amount of this shareholder dividend has not yet been determined.

See note 15 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for additional information relating to the above share buyback plans.

Critical Accounting Estimates of Historical DuPont

Historical DuPont’s significant accounting policies are more fully described in note 1 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part. Management believes that the application of these policies on a consistent basis enables Historical DuPont to provide the users of the financial statements with useful and reliable information about Historical DuPont’s operating results and financial condition.

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts, including, but not limited to, receivable and inventory valuations, impairment of tangible and intangible assets, long-term employee benefit obligations, income taxes, restructuring liabilities, environmental matters and litigation. Management’s estimates are based on historical experience, facts, and circumstances available at the time and various other assumptions that are believed to be reasonable. Historical DuPont reviews these matters and reflects changes in estimates as appropriate. Management believes that the following represents some of the more critical judgment areas in the application of Historical DuPont’s accounting policies, which could have a material effect on Historical DuPont’s financial position, liquidity, or results of operations.

Pension Plans and Other Postemployment Benefits

Accounting for employee benefit plans involves numerous assumptions and estimates. Discount rate and expected return on plan assets are two critical assumptions in measuring the cost and benefit obligation of Historical DuPont’s pension and OPEB plans. Management reviews these two key assumptions when plans are remeasured. These and other assumptions are updated periodically to reflect the actual experience and expectations on a plan-specific basis as appropriate. As permitted by U.S. GAAP, actual results that differ from the assumptions are accumulated on a plan-by-plan basis and to the extent that such differences exceed 10 percent of the greater of the plan’s benefit obligation or the applicable plan assets, the excess is amortized over the average remaining service period of active employees.

About 80 percent of Historical DuPont’s benefit obligation for pensions and essentially all Historical DuPont’s OPEB obligations are attributable to the benefit plans in the United States. In the United States, the discount rate is developed by matching the expected cash flow of the benefit plans to a yield curve constructed from a portfolio of high quality fixed-income instruments provided by the plans’ actuaries as of the measurement date. Effective in 2016, Historical DuPont began to measure the service and interest cost components utilizing a full yield curve approach by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. Historical DuPont made this change as it believes it is a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows to the corresponding spot yield curve rates. Historical DuPont considers this a change in estimate, and, accordingly, has accounted for it on a prospective basis. This change does not affect the measure of the total benefit obligation. Historically, the service and interest cost components were estimated utilizing a single weighted-average discount rate derived from the yield curve and cash flow for measurement of the benefit obligation at the beginning of the period. For non-U.S. benefit plans, Historical DuPont utilizes prevailing long-term high quality corporate bond indices to determine the discount rate, applicable to each country, at the measurement date.

Within the United States, Historical DuPont establishes strategic asset allocation percentage targets and appropriate benchmarks for significant asset classes with the aim of achieving a prudent balance between return and risk. Strategic asset allocations in other countries are selected in accordance with the laws and practices of those countries. Where appropriate, asset-liability studies are also taken into consideration. The long-term expected return on plan assets in the United States is based upon historical real returns (net of inflation) for the asset classes covered by the investment policy, expected performance, and projections of inflation and interest rates over the long-term period during which benefits are payable to plan participants. Consistent with prior years, the long-term expected return on plan assets in the United States reflects the asset allocation of the plan and the effect of Historical DuPont’s active management of the plan’s assets. In connection with pension contributions of $2,900 million to its principal U.S. pension plan for the period of January 1, 2017 through August 31, 2017, an investment policy study was completed for the principal U.S. pension plan. The study resulted in new target asset allocations for the U.S. pension plan with resulting changes to the expected return on plan assets. The long-term rate of return on assets decreased from 8.00 percent for the Predecessor period to 6.25 percent for the Successor period in 2017.

In determining the annual expense for the principal U.S. pension plan, Historical DuPont uses a market-related value of assets rather than its fair value. The market-related value of assets is calculated by averaging market returns over 36 months. Accordingly, there may be a lag in recognition of changes in the market valuation. As a result, changes in the fair value of assets are not immediately reflected in Historical DuPont’s calculation of net periodic pension cost. The following table shows the market-related value and fair value of plan assets for the principal U.S. pension plan:

	Successor	Predecessor
(Dollars in billions)	December 31, 2017	December 31, 2016	December 31, 2015
Market-related value of assets	$16.6	$13.5	$15.1
Fair value of plan assets	16.7	13.5	14.4

For plans other than the principal U.S. pension plan, pension expense is determined using the fair value of plan assets.

The following table highlights the potential impact on Historical DuPont’s pretax earnings due to changes in certain key assumptions with respect to Historical DuPont’s pension and OPEB plans, based on assets and liabilities at December 31, 2017:

(Dollars in millions)	1/4 Percentage Point Increase	1/4 Percentage Point Decrease
Discount rate	$(34)	$37
Expected rate of return on plan assets	49	(49)

Additional information with respect to pension and OPEB expenses, liabilities, and assumptions is discussed under “Long-term Employee Benefits” and in note 16 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part.

Environmental Matters

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. At June 30, 2018 and December 31, 2017, Historical DuPont had accrued obligations of $426 million and $433 million, respectively, for probable environmental remediation and restoration costs, including $60 million and $67 million, respectively, for the remediation of sites under the Comprehensive Environmental Response, Compensation, and Liability Act (“Superfund”). As remediation activities vary substantially in duration and cost from site to site, it is difficult to develop precise estimates of future site remediation costs. Historical DuPont’s estimates are based on a number of factors, including the complexity of the geology, the nature and extent of contamination, the type of remedy, the outcome of discussions with regulatory agencies and other PRPs at multi-party sites, and the number of and financial viability of other PRPs. Therefore, considerable uncertainty exists with respect to environmental remediation and costs, and, under adverse changes in circumstances, it is reasonably possible that the ultimate cost with respect to these particular matters could range up to $860 million above the amount accrued as of June 30, 2018 (and $900 million as of December 31, 2017). Consequently, it is reasonably possible that environmental remediation and restoration costs in excess of amounts accrued could have a material impact on Historical DuPont’s results of operations, financial condition, and cash flows. It is the opinion of Historical DuPont’s management, however, that the possibility is remote that costs in excess of the range disclosed will have a material impact on Historical DuPont’s results of operations, financial condition or cash flows. For further discussion, see notes 1 and 14 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part.

Legal Contingencies

Historical DuPont’s results of operations could be affected by significant litigation adverse to Historical DuPont, including product liability claims, patent infringement and antitrust claims, and claims for third-party property damage or personal injury stemming from alleged environmental torts. Historical DuPont records accruals for legal matters when the information available indicates that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Management makes adjustments to these accruals to reflect the impact and status of negotiations, settlements, rulings, advice of counsel, and other information and events that may pertain to a particular matter. Predicting the outcome of claims and lawsuits and estimating related costs and exposure involves substantial uncertainties that could cause actual costs to vary materially from estimates. In making determinations of likely outcomes of litigation matters, management considers many factors. These factors include, but are not limited to, the nature of specific claims including unasserted claims, Historical DuPont’s experience with similar types of claims, the jurisdiction in which the matter is filed, input from outside legal counsel, the likelihood of resolving the matter through alternative dispute resolution mechanisms, and the matter’s current status. Considerable judgment is required in determining whether to establish a litigation accrual when an adverse judgment is rendered against Historical DuPont in a court proceeding. In such situations, Historical DuPont will not recognize a loss if, based upon a thorough review of all relevant facts and information, management believes that it is probable that the pending judgment will be successfully overturned on appeal. A detailed discussion of significant litigation matters is contained in note 14 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part.

Indemnification Assets

On July 1, 2015, Historical DuPont completed the separation of its Performance Chemicals segment through the spin-off of all the issued and outstanding stock of Chemours (the “2015 Separation”). In connection with the 2015 Separation, Historical DuPont and Chemours entered into the Separation Agreement (the “2015 Separation Agreement”). Pursuant to the 2015 Separation Agreement and the Amendment to the 2015 Separation Agreement discussed in note 4 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, Historical DuPont is indemnified by Chemours against certain litigation, environmental, workers’ compensation, and other liabilities that arose prior to the separation. The term of this indemnification is indefinite and includes defense costs and expenses, as well as monetary and nonmonetary settlements and judgments. In connection with the recognition of liabilities related to these indemnified matters, Historical DuPont records an indemnification asset when recovery is deemed probable. In assessing the probability of recovery, Historical DuPont considers the contractual rights under the 2015 Separation Agreement and the Amendment to the 2015 Separation Agreement and any potential credit risk. Future events, such as potential disputes related to recovery as well as the solvency of Chemours, could cause the indemnification assets to have a lower value than anticipated and recorded. Historical DuPont evaluates the recovery of the indemnification assets recorded when events or changes in circumstances indicate the carrying values may not be fully recoverable.

Income Taxes

The breadth of Historical DuPont’s operations and the global complexity of tax regulations require assessments of uncertainties and judgments in estimating taxes Historical DuPont will ultimately pay. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions, outcomes of tax litigation, and resolution of disputes arising from federal, state and international tax audits in the normal course of business. The resolution of these uncertainties may result in adjustments to Historical DuPont’s tax assets and tax liabilities. It is reasonably possible that changes to Historical DuPont’s global unrecognized tax benefits could be significant; however, due to the uncertainty regarding the timing of completion of audits and possible outcomes, a current estimate of the range of increases or decreases that may occur within the next twelve months cannot be made.

Deferred income taxes result from differences between the financial and tax basis of Historical DuPont’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Significant judgment is required in evaluating the need for and magnitude of appropriate valuation allowances against deferred tax assets. The realization of these assets is dependent on generating future taxable income, as well as successful implementation of various tax planning strategies. For example, changes in facts and circumstances that alter the probability that Historical DuPont will realize deferred tax assets could result in recording a valuation allowance, thereby reducing the deferred tax asset and generating a deferred tax expense in the relevant period. In some situations, these changes could be material.

On December 22, 2017, the TCJA was enacted, making significant changes to the U.S. tax law (see note 7 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for further information). The SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance on accounting for the tax effects of the TCJA for which the accounting under Accounting Standards Codification 740 (“ASC 740”) is incomplete. To the extent that a company’s accounting for certain income tax effects of the TCJA is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements. The provisional amounts, and adjustments identified in the measurement period, are recorded to the provision for income taxes on continuing operations in the period the amounts are determined. In accordance with SAB 118, during the measurement period, income tax effects of the TCJA may be refined upon obtaining, preparing or analyzing additional information, and such changes could be material. During the measurement period, provisional amounts may be also be adjusted for the effects, if any, of interpretative guidance issued after December 31, 2017, by U.S. regulatory and standard-setting bodies. SAB 118 provides that the measurement period is complete when a company’s accounting is complete and in no circumstances, should the measurement period extend beyond one year from the enactment date. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provisions of the tax laws that were in effect immediately before enactment of the TCJA. Refer to note 7 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for additional details related to the TCJA.

At December 31, 2017, Historical DuPont had a net deferred tax liability balance of $5.4 billion, net of valuation allowance of $1.4 billion. Realization of deferred tax assets is expected to occur over an extended period of time. As a result, changes in tax laws, assumptions with respect to future taxable income, and tax planning strategies could result in adjustments to deferred tax assets. See note 7 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for additional details related to the deferred tax liability balance.

Valuation of Assets and Impairment Considerations

The assets and liabilities of acquired businesses are measured at their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired, including identified intangibles, is recorded as goodwill. The determination and allocation of fair value to the assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable management judgment, including estimates based on historical information, current market data and future expectations. The principal assumptions utilized in Historical DuPont’s valuation methodologies include revenue growth rates, operating margin estimates, royalty rates and discount rates. Although the estimates are deemed reasonable by management based on information available at the dates of acquisition, those estimates are inherently uncertain.

Assessment of the potential impairment of goodwill, other intangible assets, property, plant and equipment, investments in nonconsolidated affiliates, and other assets is an integral part of Historical DuPont’s normal ongoing review of operations. Testing for potential impairment of these assets is significantly dependent on numerous assumptions and reflects management’s best estimates at a particular point in time. The dynamic economic environments in which Historical DuPont’s diversified product lines operate, and key economic and product line assumptions with respect to projected selling prices, market growth and inflation rates, can significantly affect the outcome of impairment tests. Estimates based on these assumptions may differ significantly from actual results. Changes in factors and assumptions used in assessing potential impairments can have a significant impact on the existence and magnitude of impairments, as well as the time in which such impairments are recognized. In addition, Historical DuPont continually reviews its diverse portfolio of assets to ensure they are achieving their greatest potential and are aligned with Historical DuPont’s growth strategy. Strategic decisions involving a particular group of assets may trigger an assessment of the recoverability of the related assets. Such an assessment could result in impairment losses.

Historical DuPont performs goodwill impairment testing at the reporting unit level, which is defined as the operating segment or one level below the operating segment. One level below the operating segment, or component, is a business in which discrete financial information is available and regularly reviewed by management. Historical DuPont aggregates certain components into reporting units based on economic similarities. Subsequent to the Merger, Historical DuPont identified nine reporting units.

For purposes of the annual goodwill impairment test, Historical DuPont has the option to first perform qualitative testing to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Qualitative factors assessed at the Historical DuPont level include, but are not limited to, GDP growth rates, long-term commodity prices, equity and credit market activity, discount rates, foreign exchange rates and overall financial performance. Qualitative factors assessed at the reporting unit level include, but are not limited to, changes in industry and market structure, competitive environments, planned capacity and new product launches, cost factors such as raw material prices, and financial performance of the reporting unit. If Historical DuPont chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is required.

In the Predecessor period, Historical DuPont completed the annual impairment test on July 1, 2017 when a quantitative assessment was performed on all reporting units that carry goodwill. Based on the results of Historical DuPont’s annual goodwill impairment test in the Predecessor period, Historical DuPont determined that the fair value of each of the reporting units exceeded its carrying value, and therefore there were no indications of impairment. Historical DuPont’s methodology for estimating the fair value of its reporting units is using the income approach based on the present value of future cash flows.

In connection with the Merger, Historical DuPont adopted the policy of DowDuPont and performed its annual goodwill impairment test in the fourth quarter. In the fourth quarter of 2017, a qualitative assessment was performed on all reporting units that carry goodwill. For the qualitative assessments, management considered the factors discussed above at both the Historical DuPont level and the reporting unit level. Based on the qualitative assessment, management concluded it is not more likely than not that the carrying value of the reporting unit exceeds the fair value of the reporting unit. As discussed below, Historical DuPont’s assets and liabilities were measured at fair value as of the date of the Merger, and as a result, any declines in projected cash flows could have a material, negative impact on the carrying value of Historical DuPont’s assets and therefore result in an impairment.

Purchase Accounting

Due to the Merger and the related accounting determination, Historical DuPont has elected to apply the acquisition method of accounting, which requires that all assets and liabilities be remeasured to fair value as of the date of the Merger. Such fair values have been reflected in Historical DuPont’s financial statements following the pushdown method of accounting. Estimates of fair value require a complex series of judgments about future events and uncertainties. The estimates and assumptions used to determine the preliminary estimated fair value assigned to each class of assets and liabilities, as well as asset lives, have a material impact to Historical DuPont’s consolidated financial statements, and are based upon assumptions believed to be reasonable but that are inherently uncertain. Third-party valuation specialists were engaged to assist in the valuation of certain of these assets and liabilities.

Historical DuPont believes at this time all of the reporting units with goodwill and indefinite-lived intangible assets are at risk to have impairment charges in future periods as the carrying value and fair value of these reporting units and assets were equal at the date of the Merger resulting in little, if any, margin of fair value in excess of carrying value. The dynamic economic environments in which Historical DuPont’s diversified product lines operate, and key economic and product line assumptions with respect to projected selling prices, market growth and inflation rates, can significantly affect the outcome of impairment tests. Estimates based on these assumptions may differ significantly from actual results. Changes in factors, circumstances and assumptions used in assessing potential impairments can have a significant impact on the existence and magnitude of impairments, as well as the time in which such impairments are recognized.

Historical DuPont’s goodwill and indefinite-lived intangibles by reporting unit at June 30, 2018 is shown below (in millions):

Reporting Unit	Goodwill	Indefinite-Lived Intangible Assets
Agriculture	$13,267	$8,749
Electronics and Communications	4,037	495
Protection Solutions	5,473	260
Nutrition and Health	8,833	1,437
Transportation and Advanced Polymers	6,360	310
Packaging and Specialty Plastics	3,597	0
Industrial Biosciences	3,394	403
Clean Tech	549	0

Total	$45,510	$11,654

Goodwill and indefinite-lived intangible assets are tested for impairment annually during the fourth quarter or more frequently when events or changes in circumstances indicate that the fair value is below its carrying value. During the third quarter of 2018, strategic business reviews will commence with the focus on alignment of the businesses to DowDuPont’s overall growth strategy which includes a focus on core business offerings and higher margin product lines. Strategic decisions resulting from these reviews will be considered and could result in changes to the factors and assumptions used to determine the fair value of DowDuPont’s reporting units and indefinite-lived intangible assets from those made in the purchase accounting from the Merger and the 2017 annual impairment testing process. Changes to those assumptions could significantly impact the results of goodwill and indefinite-lived intangible assets impairment testing including a potential third quarter impairment.

Off-Balance Sheet Arrangements of Historical DuPont

Certain Guarantee Contracts

Information with respect to Historical DuPont’s guarantees is included in note 14 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part. Historically, Historical DuPont has not had to make significant payments to satisfy guarantee obligations; however, Historical DuPont believes it has the financial resources to satisfy these guarantees.

Contractual Obligations

Information related to Historical DuPont’s significant contractual obligations is summarized in the following table:

		Payments Due In
(Dollars in millions)	Total as of December 31, 2017	2018	2019 - 2020	2021 - 2022	2023 and beyond
Long-term debt and capital lease obligations[1,2]	$11,113	$1,286	$5,010	$1,507	$3,310
Expected cumulative cash requirements for interest payments through maturity	2,669	385	502	275	1,507
Operating leases	1,044	264	327	185	268
Purchase obligations[3]
Information technology infrastructure & services	163	93	64	6	—
Raw material obligations	1,630	530	546	527	27
Utility obligations	105	66	23	11	5
Other	90	70	12	8	—
Total purchase obligations	1,988	759	645	552	32
Other long-term liabilities[1,4]
Pension and other postemployment benefits	8,139	456	778	730	6,175
Workers’ compensation	78	13	35	15	15
Environmental remediation	433	146	149	71	67
License agreements[5]	1,173	230	382	316	245
Other[6]	262	82	45	39	96
Total other long-term liabilities	10,085	927	1,389	1,171	6,598
Total contractual obligations[7]	$26,899	$3,621	$7,873	$3,690	$11,715

(1)	Included in the consolidated financial statements.
(2)	Excludes unamortized debt step-up premium of $492 million.
(3)

Represents enforceable and legally binding agreements in excess of $1 million to purchase goods or services that specify fixed or minimum quantities; fixed, minimum or variable price provisions; and the approximate timing of the agreement.

(4)

Historical DuPont’s contractual obligations do not reflect an offset for recoveries associated with indemnifications by Chemours in accordance with the 2015 Separation Agreement. Refer to notes 4 and 14 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for additional detail related to the indemnifications.

(5)	Represents undiscounted remaining payments under Pioneer license agreements ($1,079 million on a discounted basis).
(6)	Primarily represents employee-related benefits other than pensions and other postemployment benefits.
(7)

Due to uncertainty regarding the completion of tax audits and possible outcomes, the timing of certain payments of obligations related to unrecognized tax benefits cannot be made and have been excluded from the table above. See note 7 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, for additional detail.

With the exception of the item below, there have been no material changes in Historical DuPont’s contractual obligations since December 31, 2017.

		Payments Due In
(Dollars in millions)	Total as of June 30, 2018	Remainder of 2018	2019 - 2020	2021 - 2022	2023 and beyond
Purchase obligations
Raw material obligations	$1,999	544	759	677	19

Historical DuPont expects to meet its contractual obligations through its normal sources of liquidity and believes it has the financial resources to satisfy these contractual obligations.

Long-Term Employee Benefits of Historical DuPont

Historical DuPont has various obligations to its employees and retirees. Historical DuPont maintains retirement-related programs in many countries that have a long-term impact on Historical DuPont’s earnings and cash flows. These plans are typically defined-benefit pension plans, as well as medical, dental and life insurance benefits for pensioners and survivors and disability benefits for employees (other postemployment benefits or OPEB plans). Approximately 80 percent of Historical DuPont’s worldwide benefit obligation for pensions and essentially all of Historical DuPont’s worldwide OPEB obligations are attributable to the U.S. benefit plans.

Pension coverage for employees of Historical DuPont’s non-U.S. consolidated subsidiaries is provided, to the extent deemed appropriate, through separate plans. Historical DuPont regularly explores alternative solutions to meet its global pension obligations in the most cost-effective manner possible as demographics, life expectancy, and country-specific pension funding rules change. Where permitted by applicable law, Historical DuPont reserves the right to change, modify or discontinue its plans that provide pension, medical, dental, life insurance and disability benefits.

Benefits under defined-benefit pension plans are based primarily on years of service and employees’ pay near retirement. In November 2016, Historical DuPont announced changes to the U.S. pension and OPEB plans. Historical DuPont will freeze the pay and service amounts used to calculate pension benefits for active employees who participate in the U.S. pension plans on November 30, 2018. Therefore, as of November 30, 2018, active employees participating in the U.S. pension plans will not accrue additional benefits for future service and eligible compensation received. In addition to the changes to the U.S. pension plans, OPEB eligible employees who will be under the age of 50 as of November 30, 2018, will not receive postretirement medical, dental and life insurance benefits. As a result of these changes, Historical DuPont recognized a pretax curtailment gain of $382 million during the fourth quarter of 2016. The majority of employees hired in the United States on or after January 1, 2007 are not eligible to participate in the pension and postretirement medical, dental and life insurance plans, but receive benefits in the defined-contribution plans. In the fourth quarter of 2016, approximately $550 million of lump-sum payments were made from the principal U.S. pension plan trust fund to a group of separated, vested plan participants who were extended a limited-time opportunity and voluntarily elected to receive their pension benefits in a single lump-sum payment. In the fourth quarter of 2017, about $140 million of lump-sum payments were made from the principal U.S. pension plan trust fund under a similar program.

Pension benefits are paid primarily from trust funds established to comply with applicable laws and regulations. Unless required by law, Historical DuPont does not make contributions that are in excess of tax-deductible limits. The actuarial assumptions and procedures utilized are reviewed periodically by the plans’ actuaries to provide reasonable assurance that there will be adequate funds for the payment of benefits. Historical DuPont contributed $2,900 million to the principal U.S. pension plan for the period January 1, 2017 through August 31, 2017. Historical DuPont is evaluating making a discretionary contribution to its principal U.S. pension plan in the third quarter of 2018. Any such contribution could be funded by existing cash balances and/or cash from other available sources of liquidity. The determination to make such a contribution as well as the amount of any such contribution, depends on a number of factors including tax-deductible limits and capital structure considerations. Historical DuPont expects the amount of any contribution made to this plan in 2018 to be less than half of the contributions Historical DuPont made to this plan in 2017.

Funding for each pension plan other than the principal U.S. pension plan is governed by the rules of the sovereign country in which it operates. Thus, there is not necessarily a direct correlation between pension funding and pension expense. In general, however, improvements in plans’ funded status tends to moderate subsequent funding needs. Historical DuPont contributed $34 million, $67 million, $121 million and $164 million to its funded pension plans other than the principal U.S. pension plan for the period September 1 through December 31, 2017, for the period January 1 through August 31, 2017, and for the years ended December 31, 2016 and 2015, respectively.

U.S. pension benefits that exceed federal limitations are covered by separate unfunded plans and these benefits are paid to pensioners and survivors from operating cash flows. Historical DuPont’s remaining pension plans with no plan assets are paid from operating cash flows. Historical DuPont made benefit payments of $34 million, $57 million, $184 million and $144 million to its unfunded plans for the period September 1 through December 31, 2017, for the period January 1 through August 31, 2017, and for the years ended December 31, 2016 and 2015, respectively.

Historical DuPont’s OPEB plans are unfunded and the cost of the approved claims is paid from operating cash flows. Pretax cash requirements to cover actual net claims costs and related administrative expenses were $59 million, $166 million, $218 million and $237 million for the period September 1 through December 31, 2017, for the period January 1 through August 31, 2017, and for the years ended December 31, 2016 and 2015, respectively. Changes in cash requirements reflect the net impact of higher per capita health care costs, demographic changes, plan amendments, and changes in participant premiums, copays and deductibles.

In 2018, Historical DuPont expects to contribute approximately $200 million to its funded pension plans other than the principal U.S. pension plan and its remaining plans with no plan assets, and about $250 million for its OPEB plans.

Historical DuPont’s income can be significantly affected by pension and defined-contribution benefits as well as OPEB costs. The following table summarizes the extent to which Historical DuPont’s income for the period September 1 through December 31, 2017, for the period January 1 through August 31, 2017 and for the years ended December 31, 2016 and 2015 was affected by pretax charges related to long-term employee benefits:

	Successor	Predecessor
(Dollars in millions)	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Long-term employee benefit plan (benefit) charges[1]	$(12)	$538	$442	$616

(1)

The long-term employee benefit plan (benefit) charges include discontinued operations of $2 million, $8 million, $6 million and ($233) million for the periods September 1 through December 31, 2017 and January 1 through August 31, 2017 and for the years ended December 31, 2016 and 2015, respectively.

The above (benefit) charges for pension and OPEB are determined as of the beginning of each period. Activity for the period September 1 through December 31, 2017 benefited from the absence of the amortization of net losses from AOCL. Long-term employee benefit expense in 2016 include a $382 million curtailment gain as a result of changes made to the U.S. Pension and OPEB benefits in 2016 described above. See the section entitled “Pension Plans and Other Postemployment Benefits” for additional information on determining annual expense.

Environmental Matters of Historical DuPont

Historical DuPont operates global manufacturing, product handling, and distribution facilities that are subject to a broad array of environmental laws and regulations. Such rules are subject to change by the implementing governmental agency, and Historical DuPont monitors these changes closely. Historical DuPont policy requires that all operations fully meet or exceed legal and regulatory requirements. In addition, Historical DuPont implements voluntary programs to reduce air emissions, minimize the generation of hazardous waste, decrease the volume of water use and discharges, increase the efficiency of energy use and reduce the generation of persistent, bio-accumulative and toxic materials. Management has noted a global upward trend in the amount and complexity of proposed regulations. The costs to comply with complex environmental laws and regulations, as well as internal voluntary programs and goals, are significant and will continue to be significant for the foreseeable future. Pretax environmental expenses charged to income from continuing operations are summarized below:

	Successor	Predecessor
(Dollars in millions)	For the Period September 1 through December 31, 2017	For the Period January 1 through August 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Environmental operating costs	$85	$205	$335	$346
Environmental remediation costs	$8	$65	$62	$66
Total environmental expenses	$93	$270	$397	$412

About 66 percent of total pretax environmental expenses charged to income from continuing operations for the period September 1 through December 31, 2017 and for the period January 1 through August 31, 2017, respectively, resulted from operations in the United States. Based on existing facts and circumstances, management does not believe that year over year changes, if any, in environmental expenses charged to current operations will have a material impact on Historical DuPont’s financial position, liquidity or results of operations. Annual expenditures in the near term are not expected to vary significantly from the range of such expenditures experienced in the past few years. Longer term, expenditures are subject to considerable uncertainty and may fluctuate significantly.

Environmental Operating Costs

As a result of its operations, Historical DuPont incurs costs for pollution abatement activities, including waste collection and disposal, installation and maintenance of air pollution controls and wastewater treatment, emissions testing and monitoring, and obtaining permits. Historical DuPont also incurs costs related to environmental-related research and development activities, including environmental field and treatment studies, as well as toxicity and degradation testing to evaluate the environmental impact of products and raw materials.

Remediation Accrual

Changes in the remediation accrual balance are summarized below:

(Dollars in millions)
Balance at December 31, 2015 (Predecessor)	$492
Remediation payments	(52)
Net increase in remediation accrual[1]	62
Net change, indemnification[2]	(45)
Balance at December 31, 2016	$457
Remediation payments	(53)
Net increase in remediation accrual[1]	65
Net change, indemnification[2]	14
Balance at August 31, 2017	$483
Balance at September 1, 2017 (Successor)	483
Remediation payments	(40)
Net increase in remediation accrual[1]	8
Net change, indemnification[2]	(18)
Balance at December 31, 2017	$433

(1)	Excludes indemnified remediation obligations.
(2)

Net change in indemnified remediation obligations. Pursuant to the 2015 Separation Agreement, as discussed below and in note 4 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, Historical DuPont is indemnified by Chemours for certain environmental matters.

Considerable uncertainty exists with respect to environmental remediation costs, and, under adverse changes in circumstances, the potential liability may range up to $920 million above the amount accrued as of December 31, 2017. However, based on existing facts and circumstances, management does not believe that any loss, in excess of amounts accrued, related to remediation activities at any individual site will have a material impact on the financial position, liquidity or results of operations of Historical DuPont.

Pursuant to the 2015 Separation Agreement discussed in note 4 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, Historical DuPont is indemnified by Chemours for certain environmental matters, included in the liability of $426 million at June 30, 2018 ($433 million at December 31, 2017), that have an estimated liability of $236 million at June 30, 2018 ($242 million at December 31, 2017) and a potential exposure that ranges up to approximately $420 million ($430 million at December 31, 2017) above the amount accrued. As such, Historical DuPont has recorded an indemnification asset of $236 million at June 30, 2018 ($242 million at December 31, 2017) corresponding to Historical DuPont’s accrual balance related to these matters.

As of December 31, 2017, Historical DuPont has been notified of potential liability under the Superfund or similar state laws at approximately 500 sites around the United States, including approximately 100 sites for which Historical DuPont does not believe it has liability based on current information. As of December 31, 2017, active remediation was underway at 62 of these sites. In addition, Historical DuPont has resolved its liability at approximately 200 sites, either by completing remedial actions with other PRPs or by participating in “de minimis buyouts” with other PRPs whose waste, like Historical DuPont’s, represented only a small fraction of the total waste present at a site. Historical DuPont received notice of potential liability at three new sites during 2017 compared with single notices in both 2016 and 2015.

Environmental Capital Expenditures

Capital expenditures for environmental projects, either required by law or necessary to meet Historical DuPont’s internal environmental goals, were $18 million and $35 million for the period September 1 through December 31, 2017 and for the period January 1 through August 31, 2017, respectively.

Quantitative and Qualitative Disclosures about Market Risk of Historical DuPont

Historical DuPont’s global operations are exposed to financial market risks relating to fluctuations in foreign currency exchange rates, commodity prices, and interest rates. Historical DuPont has established a variety of programs, including the use of derivative instruments and other financial instruments to manage the exposure to financial market risks as to minimize volatility of financial results. In the ordinary course of business, Historical DuPont enters into derivative instruments to hedge its exposure to foreign currency, interest rate, and commodity price risks under established procedures and controls. For additional information on these derivatives and related exposures, see note 18 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part. Decisions regarding whether or not to hedge a given commitment are made on a case-by-case basis, taking into consideration the amount and duration of the exposure, market volatility, and economic trends. Foreign currency exchange contracts are also used, from time to time, to manage near-term foreign currency cash requirements.

Foreign Currency Exchange Rate Risks

Historical DuPont has significant international operations resulting in a large number of currency transactions that result from international sales, purchases, investments, and borrowings. The primary currencies for which Historical DuPont has an exchange rate exposure are the European euro, Chinese yuan, Brazilian real and Japanese yen. Historical DuPont uses forward exchange contracts to offset its net exposures, by currency, related to the foreign-currency-denominated monetary assets and liabilities of its operations. In addition to the contracts disclosed in note 18 to the annual consolidated financial statements, which are incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part, Historical DuPont will from time to time enter into foreign currency exchange contracts to establish with certainty the U.S. dollar amount of future firm commitments denominated in a foreign currency.

The following table illustrates the fair values of outstanding foreign currency contracts at December 31, 2017 and 2016, and the effect on fair values of a hypothetical adverse change in the foreign exchange rates that existed at December 31, 2017 and 2016. The sensitivities for foreign currency contracts are based on a 10 percent adverse change in foreign exchange rates.

	Fair Value (Liability)/Asset		Fair Value Sensitivity
	Successor	Predecessor	Successor	Predecessor
(Dollars in millions)	2017	2016	2017	2016
Foreign currency contracts	$(33)	$61	$(863)	$(567)

Since Historical DuPont’s risk management programs are highly effective, the potential loss in value for each risk management portfolio described above would be largely offset by changes in the value of the underlying exposure.

Concentration of Credit Risk

Historical DuPont maintains cash and cash equivalents, marketable securities, derivatives and certain other financial instruments with various financial institutions. These financial institutions are generally highly rated and geographically dispersed and Historical DuPont has a policy to limit the dollar amount of credit exposure with any one institution.

As part of Historical DuPont’s financial risk management processes, Historical DuPont continually evaluates the relative credit standing of all the financial institutions that service Historical DuPont and monitors actual exposures versus established limits. Historical DuPont has not sustained credit losses from instruments held at financial institutions.

Historical DuPont’s sales are not materially dependent on any single customer. As of December 31, 2017, no one individual customer balance represented more than five percent of Historical DuPont’s total outstanding receivables balance. Credit risk associated with its receivables balance is representative of the geographic, industry and customer diversity associated with Historical DuPont’s global product lines.

Historical DuPont also maintains strong credit controls in evaluating and granting customer credit. As a result, it may require that customers provide some type of financial guarantee in certain circumstances. Length of terms for customer credit varies by industry and region.

BUSINESS

Our Company

Corteva—which means “center of nature”—combines the DuPont Pioneer, Dow AgroSciences and DuPont Crop Protection businesses to create a stronger global provider of agricultural products. We are recognized by farmers as a leader in the seed and crop protection markets globally. Our seed platform develops and supplies high quality germplasm combined with advanced traits to produce higher yields for farmers around the world. Our crop protection platform supplies products to protect crop yields against weeds, insects and disease, enabling farmers to achieve optimal results. The combination of these leading platforms creates one of the broadest portfolios of agriculture solutions in the industry and generated pro forma annual sales of $14 billion for the year ended December 31, 2017 by fueling farmer productivity in more than 130 countries. Our strategy is to provide farmers with the right mix of seeds, crop protection and digital solutions to maximize their yields, strengthening customer relationships while ensuring an abundant food supply for a growing global population. We have the opportunity to enhance our performance by completing the delivery of $1.6 billion from merger-related synergies, including $1.1 billion in cost synergies and $500 million in growth synergies.

We will operate in two reportable segments: seed and crop protection. Our seed segment is a global leader in developing and supplying advanced germplasm and traits that produce optimum yield for farms around the world. We are a leader in many of our key seed markets, including North America corn and soybeans, Europe corn and sunflower, Brazil corn and Argentina corn. We offer trait technologies that improve resistance to weather, disease, insects and weeds, and trait technologies that enhance food and nutritional characteristics. We also provide digital solutions that assist farmer decision-making with a view to optimize product selection and, ultimately, maximize yield and profitability. We compete in a wide variety of agricultural markets. Our crop protection segment serves the global agricultural input industry with products that protect against weeds, insects and other pests, and disease, and that improve overall crop health both above and below ground via nitrogen management and seed-applied technologies. We are a leader in global herbicides, insecticides and below-ground nitrogen stabilizers.

We expect to create shareholder value by establishing a best-in-class cost structure, as benchmarked against our peers. Another key driver is driving disciplined capital and resource allocation processes, including a performance-based culture, with a strong focus on return on invested capital, and continuing to advance our science-based innovation. Our innovation is focused on delivering a wide range of improved products and services to our customers. Through our merger of the Historical DuPont and Historical Dow innovations pipelines, we have created one of the broadest and most productive new product pipelines in the agriculture industry. We intend to leverage our rich heritage of over 275 combined years of scientific achievement to advance our robust innovation pipeline and continue to shape the future of responsible agriculture. We intend to launch 21 new products, balanced between seeds and crop protection, between 2018 and 2021. New products are crucial to solving farmers’ productivity challenges amid a growing global population while addressing natural resistance, regulatory changes, safety requirements and competitive dynamics. Our investment in technology-based and solution-based product offerings allow us to meet farmers’ evolving needs while ensuring that our investments generate sufficient returns. Meanwhile, through our unique routes to market, we continue to work face-to-face with farmers around the world to deeply understand their needs.

Our Industry

The global agricultural landscape is rapidly changing as farmers continue to face a variety of challenges, including the need to feed a growing population with limited land and stricter rules and regulations surrounding biotechnology and chemical compounds. These rules and regulations, which may be enacted to protect farmers, consumers or the environment, often vary across geographies and can quickly change. Consumers are also re-shaping the industry by demanding healthier, more affordable and safer food, with an increased focus on sustainability and greater transparency in order to facilitate their understanding of the agricultural products they purchase and consume.

These challenges, along with available data analysis allowing farmers to better understand the precise needs of a specific crop in a specific region, create strong incentives for farmers to invest in high technology inputs (such as seed, crop protection and digital solutions) to maximize yields, optimize resources and protect harvests in an environmentally sustainable manner. These technological advances in the agriculture industry challenge agriculture companies to develop customized technology-based and solution-based product offerings for farmers that address their specific needs.

Companies in our industry also continuously aim to improve existing product offerings to counteract regularly occurring natural resistance. For example, over the years, weeds and pests can evolve to become resistant to current modes of treatment. This resistance to existing products in turn creates both challenges as well as market opportunities for development of new forms of genetically engineered seed and improved complementary crop protection products and applications.

Given these rapidly evolving dynamics, it is critical for companies in the agriculture industry to be agile in adapting their product offerings to respond to changing farmer needs while addressing government regulations and market trends on both a global and localized scale. Companies in our industry in turn compete on the basis of germplasm and trait leadership; weed control as well as insect and disease management superiority; customer service; price; quality; and cost competitiveness, with an intensified focus on research and development and ability to respond to the growing proportion of off-patent seed and crop protection products. While the industry is evolving rapidly, the time and cost to launch new products has only increased. Our response to these global macro-trends is to leverage our deep farmer relationships and our industry leading platform to provide complete and customized solutions that meet the evolving needs of the farmer.

The global agricultural economy also continues to adjust to declines from the peak commodity prices related to the biofuels demand growth between 2007 and 2010 and the poor weather that reduced global commodity supply into 2013. The declines in prices and profit margins have led participants at all levels of the agricultural supply chain to adopt fundamental changes in their respective business models to maintain competitiveness, improve efficiency and enhance prospects for long-term growth. These factors, along with the high costs and lengthy time periods required to gain approvals and launch new products, have contributed to strategic realignments and consolidation across the agricultural sector. In recent years, our industry has undergone significant consolidation, resulting in an increase in market position by a smaller number of players and changing competitive dynamics.

Against this competitive landscape, Corteva intends to leverage its competitive strengths and harness its strong culture to win in the agriculture marketplace by quickly, effectively and attractively delivering solutions that improve the profitability, efficiency and sustainability of farms globally.

Our Competitive Strengths

We believe the following attributes provide us with a competitive advantage in our industry:

Leadership position in key markets

We are a leader in many of our key seed markets, including North America corn and soybeans, Europe corn and sunflower, Brazil corn and Argentina corn. We are also a crop protection market leader in global herbicides, insecticides, biologics and below-the-ground nitrogen stabilizers. Our brand portfolio consists of some of the most recognized and premium brands in agriculture, such as our flagship premium Pioneer® brand, APROACH® Prima fungicide and QUELEX® herbicide with ARYLEX® active. We also have the largest and most robust germplasm pool in the world, spanning more than ten crops, including key crops such as corn, soybeans and sunflowers, providing us with a strong foundation for future value creation.

Strong customer relationships

We are a trusted partner in the global agriculture and food community, having earned the confidence of those who produce as well as those who consume. Our combination of market penetration, strong brand portfolio and robust germplasm allows us to serve as a trusted partner addressing a wide range of farmer needs in all major geographic regions and in many major crops. Our customer service model “walks the acre,” with our agents meeting face-to-face with farmers. In certain cases, these relationships extend over multiple generations. Through our unique direct access model, we continue to foster strong relationships by developing a deeper understanding of each farmer’s business. We are specialists in our products and the customers and regions we serve, and we customize our offerings to the market by understanding and responding to specific opportunities and challenges. Our knowledge of the customer also enhances our ability to effectively introduce new products that meet customer needs. We introduce test concepts to farmers in target markets as early as four years prior to market launches, allowing farmers to provide constant feedback on our new products and validate the efficacy and safety of our products, which also drives demand before the product launch. We also continue to listen and solicit feedback from farmers after the product launch in order to address their needs and continuously improve our offerings. This approach enhances the success of our new product launches. These strong customer relationships afford us the opportunity to more accurately anticipate customer needs and increase our likelihood of maintaining our customers and continuing to serve as their trusted provider.

Holistic solutions for farmers

We deliver a complete end-to-end farm management solution with integrated seed and crop protection offerings consisting of a broad range of products that provide farmers with an integrated approach to crop management. Through the combination of Historical DuPont’s and Historical Dow’s complementary seed and crop protection portfolios, we are now able to serve farmers year-round, offering products covering more than 100 crops that give farmers expanded choice and greater value. In addition, our digital solutions bring clarity about the challenges and risks farmers face at an acre-by-acre level. Due to our broad portfolio of offerings, we enable farmers to fulfill all of their seed and crop protection needs from a single source, which enhances farmer loyalty.

Enhanced seed and crop protection pipelines

We have historically invested and will continue to invest significant funds in research and development. By integrating the Historical DuPont and Historical Dow pipelines, we have created one of the broadest and most innovative pipelines in the agricultural input industry. This integration has also enhanced the strengths of the individual pipelines through knowledge sharing and enabled us to leverage our industry-leading product depth and geographic scale. It has also allowed us to allocate research and development dollars more efficiently and leverage the best information available across platforms, accelerating timing for product launches.

In our seed segment, our leading digital breeding capabilities accelerate identification of native traits for desirable qualities such as maximizing yield as well as drought, disease and insect resistance. In addition, we have other advanced breeding technologies including the broadest CRISPR (Clustered Regularly Interspaced Short Palindromic Repeats) intellectual property estate in the agriculture industry. In our crop protection segment, our diverse portfolio of leading technology for weed control, insect and nematode management, disease management, nitrogen management and seed applied technology has been developed specifically for discrete regions around the globe. We are focused on expanding our existing robust crop protection pipeline by rapidly launching new products through expanding our proprietary disease control portfolio.

Deep industry expertise

We have a strong management team that combines in-depth industry experience and demonstrated leadership. James C. Collins, Jr., who will be our Chief Executive Officer, is the Chief Operating Officer for the Agriculture Division of DowDuPont and was previously an executive vice president of Historical DuPont responsible for the company’s agriculture segment, including DuPont Crop Protection and Pioneer. Gregory R. Friedman, who will be our Chief Financial Officer, is the Head of Finance for the Agriculture Division and Vice President, DuPont Investor Relations of DowDuPont. Our executive management team has a combined                  years of industry experience. Our leadership team represents leaders from both Historical DuPont and Historical Dow as we retained the top talent during the Merger and separation process. By assigning most of the Merger and integration work to separate focused teams, our business teams have been able to remain focused on driving the business forward and staying connected to customers and their evolving needs. Meanwhile, our team of dedicated scientists collaborates with external partners to advance agriculture systems and serves as a thoughtful, diligent advisor for communities, policymakers, regulatory bodies and institutions.

Our Strategy

We believe agriculture continues to undergo a global transformation, driven by population growth, environmental challenges and societal changes. As demand for food continues to grow, the pressure on farms to increase productivity and output will remain high. We believe this requirement provides the foundation of the long-term opportunity in agriculture.

Our strategy is to combine our proven innovation capability with our unmatched customer access to provide farmers with a portfolio of products that enable continued improvements in yield and profitability, while improving environmental sustainability.

To drive industry-leading value creation, we will pursue the following five priorities:

•	Deliver above-market growth via our robust new product pipeline and best-in-class routes to market.

•	Consistently grow earnings across the agricultural cycle with a best-in-class cost structure.

•	Drive disciplined capital and resource allocation with a strong focus on return on invested capital.

•	Develop innovative solutions that improve farmer productivity and global food security.

•	Instill a strong, performance-based, inclusive, customer-centric culture.

More broadly, we believe the following key pillars will enable us to create significant value for our customers while delivering strong financial returns to our shareholders.

Develop and launch new offerings that address market needs

We expect to continue leveraging our robust pipeline to introduce new proprietary seed traits and crop protection formulations that anticipate and meet evolving customer needs. We intend to launch 21 new products, balanced between seeds and crop protection, between 2018 and 2021. Our pipeline is stronger than ever due to the combination of our two heritage companies. In addition, we intend to introduce further advanced technology that tracks and analyzes a farmer’s agricultural inputs, and provides additional transparency to allow farmers to make better and faster decisions, while increasing efficiency and reducing costs. We consider technology to be a key driver of our future success and are continuously building our expertise in the integration of technology with our seed and crop protection business.

Within the seed segment, we expect to introduce corn and soybean insect control traits with new modes of action, next generation technologies in soybeans including disease control, next generation of multiple mode herbicide tolerance traits in corn and soybeans, and next generation high-oleic oil soybeans. We plan to deliver these new offerings through a combination of in-licensing as well as our own innovation. For example, this year we are launching Enlist® corn, building on earlier Enlist® cotton launches as we await global approvals on Enlist E3TM soybeans, all of which offer an insect protection trait. Within the crop protection segment, we expect to introduce new disease management technologies in cereals, row crops and specialty crops, while maintaining a continued

focus on natural product sourced solutions. The new PyraxaltTM insecticide, for example, offers protection against piercing insects for key rice crops in Asia. We expect our combined pipeline to deliver novel solutions, with different and new modes of action, bringing groundbreaking and needed innovations to market faster through an enhanced product development process. Through the strength of this pipeline, we also expect to realize growth synergies at the intersection of seed and crop protection, leveraging our combined proprietary portfolio and expanding our seed applied technology across our multiple seed brands.

Utilize our multi-channel and multi-brand capabilities to drive profitable growth

The combination of DuPont Pioneer, Dow AgroSciences and DuPont Crop Protection allows us to strategically align our brands and capabilities across different sales channels and create a comprehensive multi-channel, multi-brand strategy. We intend to leverage the market strengths of each of our heritage companies, including their operations and sales and marketing capabilities, to broaden our geographic reach and market penetration by offering a wider range of complementary offerings. Our distribution model will service customers primarily through the legacy Pioneer direct sales channel in key agricultural geographies, including the United States. Through this model, we interact directly with farmers at multiple points in the growing season, from prior to planting all the way through harvest. These regular interactions enable us to provide the advice and service farmers need while giving us real-time insights into their future ordering decisions. This approach is supplemented by strong Dow AgroSciences retail channels including distributors, agricultural cooperatives and dealers. The indirect channels extend our reach and efficiently increase exposure of our products to other potential buyers, including smaller farmers or farmers in less concentrated areas. We believe this strategy will make our seed more widely available in retail channels, providing for cross platform growth in both our seed and crop protection platforms. This enhanced approach allows us to have a complete go-to-market strategy covering the direct, dealer and retail chains. As a result, we can offer a complete solution for the farmer, with a localized approach. Moving forward under this approach, the Pioneer® brand, one of our premium global seed brands, will continue to be primarily delivered through our unique, direct route-to-market channel. BrevantTM seeds, also a premium global brand, will primarily serve retail channels outside of the United States. In addition to these two premium global seed brands, we will continue to offer quality country- and region-specific seed brands that complete one of the broadest, most diverse seed portfolios in the world.

Continue to develop and maintain close connections with our customers

We work closely with farmers throughout the entire growing season to ensure all their seed and crop protection needs are anticipated and satisfied. We listen to the customer to understand not only what they want today, but more importantly, what they will need tomorrow and well into the future. This collaboration helps inform our seed and crop protection innovation decisions and focus by allowing us to better understand the value drivers for farmers. We are committed to rigorous ongoing sales training, territory planning and management systems that enable our people to match solutions to specific geographic regions to continue to demonstrate our commitment to our customers.

Focus on operational excellence

Creating a strong agriculture company with a best-in-class cost structure requires that we integrate our operations and continue to drive operating efficiencies, enabling a streamlined, efficient and focused organization. We expect to benefit from significant cost synergies through the Synergy Program adopted by DowDuPont, including through the achievement of production cost efficiencies, enhancement of the agricultural supply chain, elimination of duplicative agricultural research and development programs, optimization of our global footprint across manufacturing, sales and research and development, the realization of significant procurement synergies and the reduction of corporate and leveraged services costs. Following our separation, we intend to migrate toward a single instance of the SAP enterprise resource planning software, which we believe will enhance our productivity and serve as the springboard to continuous improvement in our cost structure over time.

Beyond the cost synergies, we are taking actions to capitalize on growth synergy opportunities, estimated at $500 million in the aggregate, created by the union of our heritage companies. We are capitalizing on market access by delivering holistic solutions for farmers via the combination of seeds, crop protection and services, including by expanding our offerings in categories and regions where we are currently underpenetrated. We also intend to enhance our portfolio via portfolio combinations, crop protection mixtures and seed treatment enhancements from a larger proprietary portfolio.

Commitment to sustainable and responsible agriculture

We are committed to remaining a leader in responsible agriculture, environmental stewardship, food safety and security. By focusing on integrating sustainability criteria early in the product discovery and development phases, we promote the development of responsible solutions focused on reducing the environmental impact of agriculture over time. For example, our nitrogen management solutions allow nitrogen to be available longer at the plant’s root zone, permitting farmers to use less of the product and reducing runoff, thereby reducing the product’s environmental impact while improving the profitability of farmers. Our seed segment’s digital solutions provide information that enables farmers to operate more efficiently and more sustainably by leveraging actionable operational and agronomic insights.

We also are bringing naturally-sourced products to the market. We recently received approval of the active substance, InatreqTM, for use in the European Union. This innovative product offers a new mode of action to control septoria, a disease that has been reducing wheat yields in many parts of Europe. Inatreq is produced by fermentation and is derived from natural sources, which we believe will appeal to many farmers in this market.

We intend to introduce environmentally sustainable solutions that not only satisfy our customer’s needs but also contribute to creating a world with a better future. We will continue to work alongside producers to connect the dots across the value chain and deliver targeted products and services designed to enable increased productivity while maintaining our commitment to responsible stewardship, food safety and security. We also intend to integrate sustainability in our everyday procedures.

We have been recognized with five EPA Presidential Green Chemistry Awards. These are prestigious annual awards that recognize chemical technologies that incorporate the principle of green chemistry into chemical design, manufacture and use. Our commitment to sustainable and responsible agriculture and our diverse set of products has positioned us as an industry leader in certain markets, such as Europe, with stringent environmental and food safety regulations.

Our Portfolio

We will operate in two reportable segments: seed and crop protection.

Our Seed Segment

(1)	Overview

Our seed segment currently provides solutions in over 70 countries. The combination of DuPont Pioneer’s and Dow AgroSciences’ complementary portfolios allows us to offer farmers solutions in several key crops, including corn, soybean, sunflowers and wheat, and complementary crops such as alfalfa, canola, cotton, rice and sorghum, as well silage inoculants. Our seed segment also offers digital solutions that provide farmers access to real-time information enabled through technology. In 2017, our seed segment generated, on a pro forma basis, $8.1 billion of net sales and $1.2 billion of Segment Operating EBITDA. For the six months ended June 30,

2018, our seed segment generated, on a pro forma basis, $6.2 billion of net sales and $1.6 billion of Segment Operating EBITDA.

(2)	Products and Brands

Our seed segment’s major brands and technologies, by key product line, are listed below:

Brands and Technologies
Seed Solutions Brands	Brevant™ ; Pioneer®; Dairyland Seed®; MYCOGEN®; Hoegemeyer®; NuTech®; Seed Consultants®; Terral®; Ag Venture®; Alforex®; PhytoGEN®; PANNAR®; VPMaxx®; RPM®; HPT®; G2®; Supreme EX®; XL®; Power Plus®; IMPACT®; BioGene®; Nord®

Seed Solutions Traits and Technologies	ENLIST™ weed control; ENLIST DUO® herbicide; EXZACT™ Precision Technology; HERCULEX® Insect Protection; Pioneer® brand hybrids with Leptra® insect protection technology offering protection against above ground pests; POWERCORE™ Insect Trait Technology [2]; Pioneer brand Optimum® AcreMax® family of products offering above and below ground insect protection; REFUGE ADVANCED™ powered by SMARTSTAX® [2]; SMARTSTAX® Insect Trait Technology 2; NEXERA™ seed offering increased canola yield potential; Omega-9 Healthier Oils; Pioneer® brand Optimum® AquaMax® hybrids; Pioneer brand corn hybrids; PIONEER brand A-Series soybeans; Pioneer brand soybeans with the Plenish® high oleic trait; Pioneer brand sunflower hybrids with the DUPONT™ ExpressSun® herbicide tolerant; Pioneer Protector® products for canola and sunflower; Pioneer MAXIMUS® rapeseed hybrids; PROPOUND™

Other	LumiGEN™ technologies seed treatment portfolio of offerings—LUMIDERM™ and LUMIVIA™; GRANULAR®; ACREVALUE™; Encirca™ services

Our premium Pioneer brand sells the highest-quality corn, soybeans, sorghum, sunflower, alfalfa, canola, wheat, rice, pearl millet and mustard seeds. Pioneer brand corn continues to show superiority in germplasm and received numerous honors at the 2017 National Corn Growers Association Yield Contest, including nine national and 191 state awards. Pioneer brand sorghum also continues to show superiority by receiving six national category awards at the 2017 National Sorghum Producers Yield and Management Contest. Moving forward, the Pioneer brand will remain the company’s global flagship seed brand. Dairyland Seeds®, Hoegemeyer®, Seed Consultants®, NuTech®, REV®, VPMaxx®, RPM®, HPT®, G2®, SupremeEX®, XL® and PowerPlus® will serve the U.S. regional market. Mycogen® and REV® will serve the U.S. retail market, with our new premium Brevant brand serving retail markets outside of the United States.

Our digital solutions include the most comprehensive farm management software solution available in the industry. Our product strategy is to support all agronomy and financial decisions, to connect the farm to advisors and suppliers and to build digital marketplaces. Through our solutions, we aim to create new connections to customers and consumers and to make farming more productive.

In addition, we utilize specialized seed-applied technology to offer farmers the option of purchasing seeds pretreated with a coating of certain of our crop chemicals—alone or in combinations—that enhance the seed’s performance. The cross-category opportunity is one of our many sources of growth in our seed segment.

(3)	Pipeline and Product Development

Biotechnology traits offer solutions to insect, disease and weed challenges, and provide consumer-driven solutions for food grade characteristics, such as Pioneer brand Plenish® high oleic soybean oil. We believe we have the largest, most robust germplasm pool in the world for key crops such as corn, soybeans and sunflowers, spanning more than ten crops in more than 70 countries.

Gene discovery is accomplished by a dedicated team of in-house experts as well as external partnerships. We strive to identify novel trait combinations that can enable plants to successfully weather the challenges of water and nutrient deficiencies, and cope with unfavorable climate and regional pressures.

Advanced breeding, using CRISPR, allows breeders to focus on specific desired features, such as nutrition or disease resistance. CRISPR technology can be programmed to target specific stretches of genetic code and to edit DNA at precise locations, allowing researchers to modify genes in living cells and organisms and providing for accelerated development of new trait concepts broadly across many crops. This technology can accelerate time to market by more than 50 percent, or three to four years faster than conventional breeding methods. We have the broadest CRISPR intellectual property estate in the seed production industry.

Digital breeding capabilities provide targeted solutions in areas such as insect and disease resistance, yield, increased nutritional value, improved food characteristics and drought tolerance. Digital breeding leverages advanced technology to enable more accurate identification of the numerous traits in the digital imprint of the genome of our germplasm that are linked to desired characteristics. This technology allows us to quickly identify and isolate those traits, enhances our breeding capabilities and shortens time to market.

Our seed segment continues to expand with new product launches as well as growth in emerging geographies and markets. We expect that our strong North American presence will be enhanced by the full ENLIST™, Pioneer brand Qrome products® and Next Generation insect control launches. While significant government regulatory approvals have largely been obtained for the commercialization of ENLIST™ Corn, Soybeans and Cotton, regulatory approvals for ENLIST™ products in certain countries are still pending. We expect that the ramp-up of Pioneer® brand Leptra® insect protection technology and increased POWERCORE ULTRA penetration, as well as the introduction of CONKESTA soybeans, will strengthen our position in Latin America.

Corn

We have an extensive corn portfolio and innovation pipeline with market opportunities around the world. We are pursuing a balanced portfolio of proprietary and licensed trait technologies for corn. Our goal is to develop technology that boosts margins, improves efficacy, renews our portfolio and creates out-license opportunities. We believe that the launch of our proprietary Pioneer brand Qrome® products and Next Generation insect control will unlock additional potential in our broad corn germplasm base. Both products significantly enhance our ability to compete in the above and below ground insect resistance segment within the U.S. market. We intend to continue to strengthen our global position, especially in Latin America, as we focus on the penetration of POWERCORE ULTRA, corn traits focused largely on a Latin American need to provide three different modes of action to deter aggressive pests unique to the region, among other product launches. We have also made notable strides in strengthening our germplasm bank to enable more solutions for Latin America.

Product	Stage	Target Market	Market Opportunity in Acres
Key Product Concepts
Powercore®	6	North America, Latin America	50-100
Qrome® Products	5	North America	50-100
Enlist™	5	North America, Latin America	>100
Powercore® Ultra	5	Latin America	50-100
SmartStax® Pro	4	North America	50-100
NextGen Biotech Solutions
Yield and Yield Stability	3	North America	50-100
Multiple Mode Herbicide Tolerance	2	North America, Latin America	>100
New MOA Lepidopteran Protection III	2	North America, Latin America, Asia Pacific, Africa	>100
New MOA Lepidopteran Protection IV	2	North America, Latin America, Asia Pacific, Africa	>100
New MOA Coleopteran Protection III	2	North America	50-100
New MOA Coleopteran Protection IV	1	North America	50-100
Digital Breeding Technologies
Unified™ Corn Silage	5	North America, Europe, Latin America	<50
Next Gen Waxy	3	North America, Latin America	<50

Soybean

We have an extensive soybean portfolio and innovation pipeline focused on North America and Latin America. Our breeding program leadership in soybeans has proven successful in driving value in yield and productivity in North America. We are applying and leveraging those approaches in Latin America as we develop new products and introduce new trait offerings into the market. The soybean pipeline draws on a long, proven history of breeding expertise to offer broad genetics with strong performance, backed by world class research and development to create a rich pipeline of near-, mid- and long-term solutions. For example, our Pioneer® brand A-Series soybean varieties are developed from the most extensive localized soybean breeding and product testing program in the industry, with a focus on customizing varieties for local yield environments. By increasing our molecular marker output by 20 times, we have introduced 110 new A-series varieties in the last two years, offering higher yields than the T-Series varieties these seeds replace.

We have selectively in-licensed and acquired third-party genetics to build soy germplasm platforms and have developed or acquired licenses to certain technologies that we deem necessary or useful for the development of biotechnology traits for soybeans, pursuant to which we pay certain royalties as a percentage of sales of products covered by the licensed patents. Over the long term, we intend to move toward a more proprietary trait offering for soybeans, while currently leveraging a combination of licensed and proprietary traits. This transition will introduce new product concepts and increase out-licensing opportunities.

We are leveraging the strength of our geographic footprint to expand farmer access to technologies including Pioneer® brand soybeans with Roundup Ready 2 Xtend®, LibertyLink® technologies and BOLT® technology, and our future expanded launches of ENLIST E3™ and CONKESTA E3™, all providing broad spectrum weed control, as well as Pioneer brand Plenish® high oleic soybean oil.

Product	Stage	Target Market	Market Opportunity in Acres
Key Product Concepts
Roundup Ready 2 Xtend® technology	6	North America	50-100
Intacta RR2 PRO® technology	5	Latin America	50-100
Plenish® High Oleic Soybean	6	North America	<50
Enlist E3™	5	North America, Latin America	>100
Conkesta E3™	4	Latin America	>100
Plenish® High Oleic Soybean with MMHT	3	North America	<50
NextGen Biotech Solutions
Increase Soybean Oil and Improved Meal Value	2	North America, Latin America	>100
Multiple Mode Herbicide Tolerance II	2	North America, Latin America	>100
New MOA Lepidopteran Protection	2	Latin America	>100
Asian Soybean Rust Resistance	1	Latin America	50-100
Digital Breeding Technologies
NextGen High Oleic Soybean Oil	1	North America	50-100

Complimentary Crops

While corn and soybeans each continue to be a core focus, we remain committed to maintaining a broad portfolio of offerings such as cotton, canola, sunflowers, rice, silage inoculants, sorghum and wheat. This expansive portfolio enables us to provide solutions customizable to local and regional preferences, serve the full range of farmer needs throughout the year, cultivate customer intimacy and adapt as farming trends shift in the long-term. We believe that the combined strengths of Historical DuPont and Dow AgroSciences has positioned us well to deliver healthy oils to the consumer, including PROPOUND®, a high protein canola meal for animal production, and NEXERA® seeds that produce Omega 9 sunflower oil, a saturated fat free oil product for food manufacturers.

Product	Stage	Target Market	Market Opportunity in Acres
Widestrike Insect Protection Enlist Cotton	6	North America	<50
Optimum Gly Herbicide Tolerance	4	North America, Asia Pacific	<50
Herbicide Tolerant Canola witH LibertyLink Trait	4	North America, Europe, Asia Pacific	<50
Pro Pound Advanced Canola Meal	4	North America, Europe, Asia Pacific	<50
Omega 3 Reduced Saturate Sunflower	4	North America, Europe, Latin America	<50

(4)	Raw Materials and Supply Chain

Our raw materials and supplies include corn and soybean seeds. To produce our high-quality seeds, we contract with third-party growers globally who are leaders in the industry. We focus on production close to the customer to ensure the seed product is developed specifically for that region and its weed, insect and disease challenges, weather, soil and other conditions. We condition and package the seeds using our own plants. By striking a balance between owning production facility assets directly and contracting with third-party growers, we believe we are best able to maintain flexibility to react to demand changes unique to each geography while minimizing costs. We seek to partner with strategic seed growers and share our digital agronomy and product management knowledge with them. Our growers are an important part of our supply chain. We provide them with rigorous training, planning tools and access to a system that tests and advances products matched to specific geographic needs.

Our research and development and supply chain groups work seamlessly to select and maintain product characteristics that enhance the quality of our seed products. With our large sets of digitized data and our seed field management solution, we can manage our field operations efficiently and draw insights from our data quickly and effectively. This allows our supply chain to react quickly to changing customer needs and provides research and development with tremendous amounts of data to analyze and incorporate into resource allocation decisions. We are continuing to invest in and build capabilities that drive value via data digitization and analytics that enable us to create an even more responsive and efficient answer to customer needs.

The seed production footprint will be a balance between owned production facilities and third-party contracts to maintain flexibility to react to demand changes unique to each geography while minimizing costs.

Our Crop Protection Segment

(1)	Overview

We are a global leader in developing and supplying crop protection products and services for more than 100 crops using more than 65 active ingredients in more than 130 countries. We offer a diverse range of crop protection products that service field crops such as wheat, corn, soybean, sunflower, canola/oilseed rape and rice as well as specialty crops such as fruit, nut, vine, sugarcane, coffee and vegetables. In 2017, our crop protection segment generated, on a pro forma basis, $6.1 billion of net sales and $1.0 billion of Segment Operating EBITDA. For the six months ended June 30, 2018, our crop protection segment generated, on a pro forma basis, $3.3 billion of net sales and $0.7 billion of Segment Operating EBITDA.

Our diverse portfolio of leading technology for weed control, insect and nematode management, disease management, nitrogen management and seed applied technology has been developed specifically for discrete regions around the globe. We offer crop protection solutions that provide farmers the tools they need to improve productivity and profitability, and help keep fields free of weeds, insects and diseases. Our crop protection portfolio includes differentiated and high-value products driven by our innovation capability, and we drive competitive cost advantage through our focus on operational excellence.

(2)	Products and Brands

Our crop protection segment’s major brands and technologies, by key product line, include:

•	Insect and Nematode Management: CLOSER®, DELEGATE®, INTREPID®, ISOCLAST®, LANNATE®, EXALT™, PEXALON®, TRANSFORM®, VYDATE®, OPTIMUM®, RADIANT™, SENTRICON®, ENTRUST SC, GF-120 and TRACER™

•	Disease Management: APPROACH PRIMA®, VESSARYA®, APPROACH POWER®, TALENDO®, TALIUS®, EQUATION® PRO, EQUATION® CONTACT, ZORVEC®, DITHANE™, INATREQ™, CURZATE®, TANOS®, FONTELIS®, ACANTO® AND GALILEO®

•

Weed Control: ARIGO®, ARYLEX®, ENLIST DUO®, BROADWAY™, RINSKOR™, ZYPAR®, MUSTANG®, GALLANT®, VERDICT®, LANCET®, KERB®, PIXXARO®, QUELEX®, GALLERY, CENT-7, SNAPSHOT, TRELLIS, CITADEL, CLIPPER, GRANITE, RAINBOW, PINDAR GT, VIPPER, WIDEATTACK, BELKAR®, WIDEMATCH®, PERFECTMATCH®, CLINCHER®, DURANGO™, FENCER™, GARLON®, SONIC, TEXARO, KEYSTONE, PACTO, LIGATE, DIMENSION®, TOPSHOT®, RICER®, LOYANT®, CLASSIC, REALM Q, TRIVENCE, LONTREL™, GRAZON®, PANZER™, PRIMUS™, RESICORE™, SPIDER™, STARANE®, SURESTART™ and TORDON™

•	Nitrogen Management: INSTINCT®, N-SERVE™ NITROGEN STABILIZER and N-LOCK

(3)	Pipeline and Product Development

Our rich and diverse pipeline includes novel chemistry, new modes of action and biological and natural products. We expect our robust pipeline will shift our crop protection solutions portfolio to be more differentiated, proprietary and cost advantaged.

Product	Stage	Target Market
Weed Control
Rinskor™ New MOA Broad Spectrum Weed Control	5	Rice, Corn
Enlist™	5	Corn, Oil, Seed
Three New Classes of Weed Control Leads	0
New Class of Broad Leaf Weed Control	0
Insect and Nematode Control
Lumiva® Seed Treatment	6	Rice, Corn, Oil Seed
Lumiposa™ Seed Treatment	6	Corn, Oil Seed
Pyraxalt™, New Class of Insect Control for Piercing Pests	5	Rice
Vellozine, New MOA Nematicide	4	Oil Seed
Two New Insects or Nematode Control Loads	0
New Class of Insect Control	0
New Mode of Action for Insect Control	0
Two New Classes of Insect Control for Piercing Pests	0

Weed Control

Our weed control portfolio has novel offerings that address weed control needs in row crops, cereals, rice, plantations and specialty crops, as well as in pastures and land management. New innovations include a rice protection offering, RINKSOR active herbicide, which expands our leadership position in the global rice market with high efficacy and a favorable environmental profile, and ARYLEX active herbicide, which offers farmers powerful control over a wide spectrum of broadleaf weeds at low use rates. The full Enlist weed control system is a cross platform solution of both seed and crop protection, demonstrating the unique strength and distinct competitive advantage of a complete trait and chemistry offering. Our proprietary COLEX-D® technology has been validated in-field with proven reductions in both drift and volatility. These proof points further support the value we expect this complete system to deliver for farmers dealing with complex resistance issues.

Insect and Nematode Management

Crop protection solves insect problems with preventive measures as well as fast acting responses to deter and eliminate chewing insects, parasitic nematodes and other pests above and below the ground. We are a leader in natural products with offerings such as Spinosad and Spinetoram, which have been recognized with U.S. EPA Presidential Green Chemistry Challenge Awards. Our insect management portfolio includes Isoclast insect management, which was launched in 32 countries in 2016 and an additional 16 countries in 2017. Isoclast is the next generation of insect management technology and an important tool for insect resistance management. Our portfolio also includes Spinetoram, a broad spectrum low use rate insect management tool, which shows high efficacy against target insects with a margin of safety towards beneficial insects. Additionally, we recently launched Pyraxalt insect management, which is specially developed to protect rice crops in Asia with novel activity for control of hopper insects. Pyraxalt insect management is expected to set a new standard for high potency and low use-rate, with a favorable environmental profile.

Disease Management

Our disease management portfolio includes our Inatreq™ brand, a naturally-sourced product with a favorable environmental profile, which recently received approval for use in Europe. During extensive field trials, Inatreq has consistently delivered outstanding performance and we believe it will be an innovative and effective tool in helping farmers who face increased disease resistance challenges. Our Zorvec® fungicide delivers consistent and longer control of diseases for growers of potatoes, grapes and vegetables. Another fungicide that we recently launched in Brazil, Vessarya, combines two leading fungicides to provide excellent efficacy against Asian Soybean Rust, a devastating plant disease. Testing has shown that Vessarya provides superior performing control of Asian Soybean Rust, with a higher average yield compared to competitive treatments.

Seed Applied Technologies

Seed applied technologies are cross-segment solutions that assist farmers in providing their crops with healthy starts, maximizing the genetic potential of their seeds, and enable early season growth for greater yield potential at harvest for corn, soybeans, canola and rice. Seed applied technologies include fungicides, insecticides, nematicides and other enhancers that promote plant vigor. The value we expect to capture in this area is an important component of our overall growth synergy potential, as we have an opportunity to formulate products that draw on the offerings of both Historical DuPont and Historical Dow crop protection and distribute them through our multi-channel, multi-brand approach. Capturing this value will be a meaningful proof-point of the competitive advantage of our comprehensive product portfolio. Our seed applied technologies include brands such as Dermacor™, Lumiderm™, Lumiposa™, Lumivia™ and Lumisena™. Dermacor rice seed treatment is highly effective in controlling stemborers and rice water weevil, the most widespread and economically damaging rice crop insect. Lumiderm insect management seed treatment is the first treatment for canola growers that provides excellent control for cutworms and improved consistency in protection against flea beetles. Lumiposa selectively controls pests that feed on plant tissue and has a favorable environmental profile. Lumivia insect management seed treatment helps corn growers protect their seed investment with broad-spectrum protection against key insect pests during vulnerable early season development. Lumisena™ fungicide seed treatment provides a solution for losses due to Phytophthora in soybeans and downy mildew in sunflower.

(4)	Raw Materials and Supply Chain

Our raw materials and supplies include benzene derivatives, other aromatics and carbamic acid related intermediates, insect control products, natural gas and seed treatments. Typically, we purchase major raw materials through long-term contracts with multiple suppliers, which sometimes require minimum purchase commitments. Certain important raw materials are supplied by a few major suppliers. We expect the markets for our raw materials to remain balanced, though pricing may be volatile given the current state of the global economy. We rely on contract manufacturers, both domestically and internationally, to produce certain inputs or key components for our product formulations. These inputs are typically sourced close to where we ultimately formulate and sell our products. We strive to maintain multiple high-quality supply sources for each input.

Corteva’s supply chain strategy will involve managing global supplies of active and intermediate ingredients sourced regionally with global best practices and oversight. Our supply strategy includes a robust and flexible global footprint to meet future portfolio growth. Our supply chain also provides competitive advantages including reducing time to meet customer requirements in regions while minimizing costs through the value chain.

Multi-Channel, Multi-Brand Distribution

In 2018, we began to roll out our multi-channel, multi-brand strategy. We believe our multi-channel, multi-brand strategy will differentiate us from our competition and drive growth by presenting us with a route to market in which we are uniquely positioned to win business. Our strengths and unique direct-engagement approach enable us to deliver solutions farmers can trust through whatever channel they prefer, including agency, dealer or direct, retail or co-operative, or licensing channels.

We intend to leverage the market strengths of each of our heritage companies, including their operations and sales and marketing capabilities, to broaden our geographic reach and market penetration by offering a wider range of complementary offerings. Our distribution model will service customers primarily through the legacy Pioneer direct sales channel in key agricultural geographies, including the United States. Through this model, we interact directly with farmers at multiple points in the growing season, from prior to planting all the way through harvest. These regular interactions enable us to provide the advice and service farmers need while giving us real-time insights into their future ordering decisions. This approach is supplemented by the strong Dow AgroSciences retail channels including distributors, agricultural cooperatives and farmer dealers. The indirect channels extend our reach and efficiently increase exposure of our products to other potential buyers, including smaller farmers or farmers in less concentrated areas. We believe this strategy will make our seed more widely available in retail channels, providing for cross platform growth in both our seed and crop protection platforms. This enhanced approach allows us to have a complete go-to-market strategy covering the direct, dealer and retail chains. As a result, we can offer a complete solution for the farmer, with a localized approach.

Moving forward under this approach, the Pioneer® brand, one of our premium global seed brands, will continue to be primarily delivered through our unique, direct route-to-market channel. Brevant™ seeds, also a premium global brand, will primarily serve retail channels outside of the United States. In addition to these two premium global seed brands, we will continue to offer quality country- and region-specific seed brands that complete one of the broadest, most diverse seed portfolios in the world.

Seasonality

Our sales are generally strongest in the first half of the calendar year, which aligns with the planting and growing season in the northern hemisphere. The seasonality in sales impacts both our seed and crop protection segments. Our direct distribution channel, where products are shipped to farmers, is more affected by planting delays than our competitors. Generally speaking, unfavorable weather slows the planting season and can affect our quarterly results and sales mix. Severe unfavorable weather, however, can impact overall sales. Accounts receivable tends to be higher during the first half of the year, consistent with the peak sales period in the northern hemisphere.

Facilities

We operate out of our headquarters in Wilmington, Delaware. We also maintain one global business center in Johnston, Iowa for our seed business and another in Indianapolis, Indiana for our crop protection business. Our manufacturing, processing, marketing and research and development facilities, as well as regional purchasing offices and distribution centers are located throughout the world. Following the separation, we expect to operate 157 manufacturing sites in approximately 30 countries in the following geographic regions:

	Seed	Crop Protection	Total
Asia Pacific	13	10	23
EMEA	24	6	30
Latin America	23	7	30
U.S. & Canada	68	6	74

Total	128	29	157

Our properties will include facilities which, in the opinion of management, are expected to be suitable and adequate for their use and will have sufficient capacity for our current needs and expected near-term growth. All our plants are owned or leased, subject to certain easements of other persons which, in the opinion of management, do not substantially interfere with the continued use of such properties or materially affect their value. No title examination of the properties has been made for the purpose of this information statement.

Intellectual Property

We consider our intellectual property estate, which includes patents, trade secrets, trademarks and copyrights, in the aggregate, to constitute a valuable asset of Corteva and we actively seek to secure intellectual property rights as part of an overall strategy to protect our investment in innovations and maximize the results of our research and development program. While we believe that our intellectual property estate, taken as a whole, provides a competitive advantage in many of our businesses, no single patent, trademark, license or group of related patents or licenses is in itself essential to us as a whole or to any of our segments.

Based on our patent estate at December 31, 2017, after our separation and distribution we expect to hold more than 7,000 active patents for our Seeds platform and more than 5,000 active patents for our Crop Protection platform. The protection afforded by these patents varies based on country and scope of individual patent coverage, as well as the availability of legal remedies in each country.

We also own or have licensed a substantial number of tradenames, trademarks and trademark registrations in the United States and other countries, including over 13,000 registrations and pending trademark applications in a number of jurisdictions.

In addition, we hold multiple long-term biotechnology trait licenses from third parties as a normal course of business. Most corn hybrids and soybean varieties sold to customers contain biotechnology traits licensed from third parties under these long-term licenses.

To facilitate our separation and distribution, and allow our, Dow’s and New DuPont’s operations to continue with minimal interruption, we expect to enter a series of intellectual property license agreements. For more information, see the section entitled “Our Relationship with New DuPont and Dow Following the Distribution.”

Employees

We have approximately 21,500 employees, approximately 16.5 percent of whom are represented by unions. We hire, train, and retain some of the leading scientists and engineers in the agriculture and biotechnology space. It is our mission to provide our employees with challenging and rewarding careers. Management believes its relations with its employees to be good.

Competitive Landscape

We compete with producers of seed germplasm and crop protection products on a global basis. The global market for products within the industry is highly competitive and we believe competition will intensify with industry consolidation. We compete based on germplasm and trait leadership, price, quality and cost competitiveness and the offering of a holistic solution. Our competitors include brand names, companies trading in generic crop protection chemicals and regional seed companies.

Regulatory Considerations

Corteva Seed and Crop Protection Science

Our seed and crop protection products and operations are subject to certain approval procedures, manufacturing requirements and environmental protection laws and regulations in the jurisdictions in which we operate. We evaluate and test products throughout the research and development phases, and each new technology undergoes further rigorous scientific studies and tests to ensure that the product can be used effectively and that use of the technology is safe for humans and animals and does not cause undue harm to the environment.

The regulatory approval processes and procedures globally have grown increasingly more complex, which has resulted in additional tests, time investment and higher development and maintenance costs. We continue to invest on an ongoing basis to keep dossiers current, respond to regulators and meet regulatory standards required by global regulatory frameworks.

Regulation of Genetically Modified Organisms (“GMOs”)

Genetically modified seed products are subject to regulatory approval processes and procedures. For example, in the United States, the Coordinated Framework for Regulation of Biotechnology governs genetically modified organisms, using existing U.S. legislation and legal authorities on food, feed and environmental safety. Plant GMOs are regulated by the U.S. Department of Agriculture’s (the “USDA”) Animal and Plant Health Inspection Service (the “APHIS”) under the Plant Protection Act. The APHIS assesses the trait to ensure that the trait will not pose a plant pest and is not a noxious weed. GMOs in food are regulated by the Food and Drug Administration (the “FDA”) under the Federal Food, Drug, and Cosmetic Act (the “FFDCA”). The FDA ensures that the food is safe for food and feed. Pesticides and microorganisms containing GMOs are regulated by the Environmental Protection Agency (the “EPA”) pursuant to the Federal Insecticide, Fungicide and Rodenticide Act (the “FIFRA”) and the Toxic Substances Control Act. The EPA assesses the trait or the stack containing the traits to ensure that there is no unreasonable adverse effect to the environment.

Other countries also have rigorous approval processes, procedures, and scientific testing requirements for the cultivation or import of genetically modified seed products. In the United States and other countries that have functioning regulatory systems, a rigorous scientific review is conducted by these agencies to demonstrate that genetically modified products are as safe as traditionally bred, non-biotech/GMO counterparts for food, feed and the environment.

Regulation of Crop Protection Products

Globally, manufacturers of crop protection products, including herbicides, fungicides and insecticides are required to submit an application/dossier and obtain government regulatory approval prior to selling products in a particular country. In the United States, the EPA is responsible for registering and overseeing the approval and marketing of pesticides, pursuant to the FIFRA, the FFDCA and the Food Quality Protection Act. Also, the USDA and the FDA monitor levels of pesticide residue that is allowed on or in crops. Already registered pesticides are required to be re-registered every 15 years to ensure that those products continue to meet the rigorous safety standards set by the regulators. The EPA reevaluates pesticide tolerances every 10 years, taking into account ecological and human health risks, in addition to cumulative risks as a result of multiple routes of and sources of exposure.

Other jurisdictions also have rigorous approval processes, procedures and scientific testing requirements for the approval of crop protection products. We continue to follow legislative and regulatory developments related to pollution and other environmental health and safety matters. Our European operations are subject to the European chemical regulation REACH (Registration, Evaluation, Authorisation, and Restriction of Chemicals) and the CLP (Classification, Labeling, and Packaging of Substances and Mixtures).

Environmental and Other Legal Proceedings

Allocation of Contingencies under the Separation Agreement

Under the separation agreement, certain environmental and legal liabilities will be allocated among us, Dow and New DuPont as set forth below.

•	Liabilities primarily related to our business and operations will be retained or assumed by us, unless otherwise specifically allocated to Dow or New DuPont.

•	Generally, liabilities associated with discontinued and/or divested operations and businesses of:

•	Historical Dow will be retained or assumed by Dow.

•	Historical DuPont will be retained or assumed by us and New DuPont as set forth below.

•

Liabilities clearly related to our or New DuPont’s businesses and operations will be allocated to us and New DuPont, respectively. As a result of Historical DuPont’s accrued environmental liabilities at June 30, 2018, we expect approximately $25 million to be allocated to Corteva and approximately $50 million to be allocated to New DuPont. The upper end of such liabilities is expected to be approximately $80 million for Corteva and approximately $220 million for New DuPont, of which the excess over $25 million and $50 million, respectively, is not accrued at June 30, 2018.

•

Liabilities which are not clearly related to our or New DuPont’s businesses and operations (i.e., a “stray”) will be assumed by us or New DuPont up to an amount for each liability to be determined, to the extent such liability is known. As a result of Historical DuPont’s accrued environmental liabilities at June 30, 2018, we expect approximately $350 million to be allocated to Corteva and none to be allocated to New DuPont. The upper end of such liabilities is expected to be approximately $985 million, of which the excess over $350 million is not accrued at June 30, 2018. A portion of those amounts are expected to constitute the amount to be determined referenced in the first sentence of this bullet. These figures include Historical DuPont accrued environmental liabilities at June 30, 2018 of approximately $236 million, which are expected to have an upper end of approximately $655 million (the excess of which over $236 million is not accrued at June 30, 2018), for which Historical DuPont is indemnified by Chemours.

•

Stray liabilities more than the to be determined amount referenced in the first sentence of the preceding bullet and any unknown stray liabilities will be borne by us and/or New DuPont up to separate aggregate thresholds of approximately $200 million to the extent we or New DuPont, as applicable, incur a loss. Once the thresholds are exhausted by both us and New DuPont, liabilities more than those amounts will be shared by us and New DuPont according to a to-be determined fixed percentage, subject to a de minimis amount. We have not yet finalized these percentages. These percentages will be provided in an amendment to the Form 10 of which this information statement forms a part. Stray liabilities of Historical DuPont more than the to be determined amount are likely to be incurred by Corteva since EID (the parent company of Historical DuPont) will be a subsidiary of Corteva.

For more information, see the section entitled “Our Relationship with New DuPont and Dow Following the Distribution—Separation Agreement.”

These liability allocations will be implemented through transfer or substitution, if possible, or indemnity.

We believe that it is remote that the following matters will have a material impact on our financial position, liquidity, or result of operations.

La Porte Plant, La Porte, Texas—EPA Multimedia Inspection

The EPA conducted a multimedia inspection at the La Porte facility in January 2008. Historical DuPont, the EPA and the Department of Justice (“DOJ”) began discussions in the third quarter of 2011 relating to the management of certain materials in the facility’s waste water treatment system, hazardous waste management, flare and air emissions. These discussions, which include possible resolutory actions, continue.

Sabine Plant, Orange, Texas—EPA Multimedia Inspection

In June 2012, Historical DuPont began discussions with the EPA and the DOJ related to multimedia inspections that the EPA conducted at the Sabine facility in March 2009 and December 2015. The discussions involve the management of materials in the facility’s waste water treatment system, hazardous waste management, flare and air emissions, including leak detection and repair. These discussions, which include possible resolutory actions, continue.

Environmental Operating Costs and Remediation Costs

As a result of our operations, including past operations and those related to divested businesses and discontinued operations, we incur environmental operating costs for pollution abatement activities including waste collection and disposal, installation and maintenance of air pollution controls and wastewater treatment, emissions testing and monitoring and obtaining permits. We also incur environmental operating costs related to environmental related research and development activities including environmental field and treatment studies as well as toxicity and degradation testing to evaluate the environmental impact of products and raw materials. In addition, we maintain and periodically review and adjust our accruals for probable environmental remediation and restoration costs.

We expect to continue to incur environmental operating costs since we will operate global manufacturing, product handling and distribution facilities that are subject to a broad array of environmental laws and regulations. These rules are subject to change by the implementing governmental agency, which we monitor closely. Our policy will require that our operations fully meet or exceed legal and regulatory requirements. In addition, we expect to continue certain voluntary programs, and could consider additional voluntary actions, to reduce air emissions, minimize the generation of hazardous waste, decrease the volume of water use and discharges, increase the efficiency of energy use and reduce the generation of persistent, bioaccumulative and toxic materials. Costs to comply with complex environmental laws and regulations, as well as internal voluntary programs and goals, are significant and we expect these costs will continue to be significant for the foreseeable future. However, we do not expect these costs to have a material impact on our financial position, liquidity or results of operations in the foreseeable future, although over the longer term such expenditures are subject to considerable uncertainty and could fluctuate significantly.

We accrue for environmental matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. As remediation activities vary substantially in duration and cost from site to site, it is difficult to develop precise estimates of future site remediation costs. We expect to base such estimates on several factors, including the complexity of the geology, the nature and extent of contamination, the type of remedy, the outcome of discussions with regulatory agencies and other Potentially Responsible Parties (“PRPs”) at multi-party sites and the number of, and financial viability, of other PRPs.

Litigation

From time to time we are subject to various legal proceedings arising out of the normal course of our current and former business operations. Such legal proceedings may include intellectual property, commercial, product liability, environmental and antitrust lawsuits. It is not possible to predict the outcome of these various proceedings. Although considerable uncertainty exists, our management does not anticipate that the ultimate disposition of these matters will have a material adverse effect on our results of operations, consolidated financial position or liquidity. However, the ultimate liabilities could be material to our results of operations in the period recognized.

MANAGEMENT

Executive Officers Following the Distribution

The following table sets forth information regarding individuals who are expected to serve as our executive officers, including their positions, after the distribution. Additional executive officers will be selected prior to the distribution to serve as executive officers after the distribution, and information concerning those executive officers will be included in an amendment to this information statement. While some of these individuals currently serve as executive officers of DowDuPont, after the distribution, none of our executive officers will be executive officers of New DuPont.

Name and Age	Position with Corteva	Current Positions	Other Business Experience since January 1, 2013
James C. Collins, Jr., 56	Chief Executive Officer	Chief Operating Officer for the Agriculture Division of DowDuPont since September 2017	Historical DuPont: Executive Vice President Agriculture business 2016 to date; Executive Vice President Electronics & Communications, Industrial Biosciences and Performance Materials businesses 2014 to 2016; Senior Vice President Performance Materials and Industrial Biosciences 2013 to 2014; President Industrial Biosciences and Vice President Acquisitions 2011 to 2013; DuPont Crop Protection 1993 to 2011.

Gregory R. Friedman, 51	Executive Vice President, Chief Financial Officer	Head of Finance for the Agriculture Division of DowDuPont and Vice President, DuPont Investor Relations of DowDuPont	Historical DuPont: General Auditor and Chief Ethics & Compliance Leader 2013 to 2014; Chief Financial Officer of DuPont Pioneer from 2011 to 2013.

Cornel Fuerer, 52	Senior Vice President, General Counsel	Head of Legal for the Agriculture Division of DowDuPont	Historical DuPont: Associate General Counsel 2013 to date; Corporate Secretary 2012 to 2013.

Board of Directors Following the Distribution and Director Independence

Our board of directors will be composed of              members,              of whom qualify as “independent” under the listing standards of the             . The members of our board of directors will be selected prior to the distribution, and information concerning those directors will be included in an amendment to the Form 10 of which this information statement forms a part.

Committees of the Board of Directors

The composition of the committees of our board of directors will be decided prior to the distribution, and information concerning those committees will be included in an amendment to the Form 10 of which this information statement forms a part.

Audit Committee

The audit committee, which is expected to consist of             ,              and             , will assist our board of directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee will be directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.              will serve as the chairman of the committee. The audit committee will consist exclusively of members of our board of directors who are financially literate, and              is considered an “audit committee financial expert” as defined by the SEC. Our board of directors has determined that              and              satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act.

People and Compensation Committee

The people and compensation committee, which is expected to consist of             ,              and             , will assist our board of directors in discharging its abilities relating to the compensation and benefits of our Chief Executive Officer and other executive officers (as defined in the Exchange Act), employees and non-employee directors, in a manner consistent with and in support of our business objectives, competitive practice and all applicable rules and regulations.

Nomination and Governance Committee

The nomination and governance committee, which is expected to consist of             ,              and             , will assist our board of directors in discharging its abilities relating to, among other things, provide oversight of nomination and corporate governance matters. Our board of directors has determined that              ,             and              satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act.

Sustainability, Public Policy, Environment, Health and Safety and Innovation Committee

The sustainability, public policy, environment, health and safety and innovation committee, which is expected to consist of             ,              and             , will assist our board of directors in discharging its abilities relating to, among other things, corporate citizenship, corporate social responsibility, assessing current aspects of our environment, health and safety and sustainability policies, reviewing our public policy positions and overseeing and assessing all aspects of our science and technology capabilities. We intend that at least one member of the sustainability, public policy, environment, health and safety and innovation committee will have scientific experience.

COMPENSATION DISCUSSION AND ANALYSIS

We expect that our “named executive officers” (“NEOs”) for purposes of this Compensation Discussion and Analysis (“CD&A”) will be James C. Collins, Jr., who will be our Chief Executive Officer, Gregory R. Friedman, who will be our Chief Financial Officer, and our three other executive officers (who have not yet been identified) who will have received the most compensation from DowDuPont in respect of 2018.

We are currently a subsidiary of DowDuPont, and our compensation committee has not yet been formed. This CD&A discusses certain aspects of DowDuPont’s historical compensation programs as generally applied to its NEOs who are Historical DuPont employees, including Mr. Collins and Mr. Friedman and, we expect, some or all the other individuals who eventually will be identified as our remaining NEOs. This CD&A also outlines certain aspects of our anticipated post-distribution compensation structure for our NEOs.

In any event, after the distribution, we will review the compensation for all of our executive officers and determine the appropriate compensation, benefits and perquisites for them,. Accordingly, the compensation, benefits and perquisites provided to them after the distribution will not necessarily be the same as those discussed below.

Oversight Responsibilities For Executive Compensation

Following the Merger, compensation of the executive officers of DowDuPont has been overseen by the DowDuPont compensation committee (or, in the case of DowDuPont’s Executive Chairman and its Chief Executive Officer, by the compensation committee and the independent members of the board of directors of DowDuPont). The DowDuPont compensation committee established a Dow compensation subcommittee and DuPont compensation subcommittee and delegated to them certain responsibilities relating to the compensation and benefits provided to executive officers and employees of TDCC and EID, respectively. The board of directors of DowDuPont, its compensation committee and the respective Subcommittees are assisted in the performance of their oversight duties by independent compensation consultants and DowDuPont management.

We expect our compensation committee, with the assistance of an independent compensation consultant, will refer to published compensation surveys and peer group practices in determining appropriate NEO compensation practices.

Program Structure And Alignment With Core Principles

In General

2017 was a unique year in terms of DowDuPont executive compensation, as both TDCC and EID operated as standalone companies prior to the Merger, each with its own executive compensation and benefit programs and practices. Because the distributions of Dow and Corteva were expected within a relatively short period after the closing of the Merger, a decision was made to not develop separate executive compensation programs at the DowDuPont level for 2017. Rather, the executive officers of DowDuPont continue to be employees of, and participants in, the compensation and benefit programs of TDCC and EID, respectively. The only exception to this structure in respect of 2017 was related to a post-merger grant of performance-based restricted units granted to certain senior executives, including stock-based units granted to Mr. Collins in 2017 and cash-based units granted to Mr. Friedman in early 2018 (the “Synergy Grant”), as more fully described below in “—Synergy Grant.”

In light of the foregoing, this CD&A describes certain compensation programs of EID in place in respect of our NEOs for 2017 as well as the Synergy Grant. By amendment to this information statement, we will amend this CD&A to describe instead the programs that were in place for our NEOs for 2018.

We expect our executive compensation program upon the distribution will generally include the same elements as EID’s current executive compensation programs (or TDCC’s, as the case may be). Following the distribution, our compensation committee will review all aspects of compensation and may make adjustments that it believes are appropriate in structuring our executive compensation arrangements.

2017 EID Executive Compensation Program

EID’s compensation program is designed and administered around the following core principles:

•	Establish a strong link between pay and performance.

•	Align executives’ interests with stockholders’ interests, particularly over the longer term.

•	Reinforce business strategies and drive long-term sustained stockholder value.

The EID executive compensation program delivers value through three primary forms of compensation: base salary, annual incentives, and long-term incentives, together with certain additional employee benefits and limited perquisites. The compensation outcomes under the programs’ annual and long-term incentives are determined by company performance and, in the case of the Synergy Grant, by the overall performance of DowDuPont.

The following table summarizes EID’s 2017 executive compensation program before the Merger:

Element of Compensation	Practice

Base Salary (Fixed annual cash compensation)	Targeted to median of selected peer group or of general industry market data, as applicable

Annual Incentives	Paid in cash based on:* • 50% Operating EPS • 25% Business Unit Operating Earnings • 25% Business Unit Revenue • Entire award capped at 200% of target

Long-Term Incentives	• 60% Stock Units: Relative Total Shareholder Return • 40% Stock Options

Employee Benefits	Broad-based and executive benefits, including: • Defined-Benefit Retirement Plans (if applicable) • Supplemental Retirement Plans • 401(k) Plan • Supplemental Savings Plans • Other Retirement Benefits

Limited Perquisites	Reasonable yet competitive, including financial planning

*	Following the Merger, Operating EPS was replaced by Operating Net Income, and Business Unit Operating Earnings was replaced by Business Unit EBITDA

Synergy Grant

As noted above, after the Merger, a grant of performance-based restricted units was made to certain senior executive officers to incentivize:

•	Targeted cost synergies of $3 billion on a run-rate basis (DowDuPont is performing above target and has committed to deliver run-rate cost synergies of $3.3 billion)

•	Timely realization of the distributions of Dow and Corteva

The parameters of the Synergy Grant for Messrs. Collins and Friedman are outlined below:

		Business Performance and Payout Ranges[1,2]
Metric	Weighting	Threshold ($) (Synergy: 50% Payout Spin: 25% Payout)	Target ($) (100% Payout)	Maximum ($) (200% Payout)
Synergy Capture	66%	2.94 billion	3.0 billion	3.45 billion
Dow Distribution	17%	22 months	19 months	16 months
Corteva Distribution	17%	24 months	21 months	18 months

(1)	Payouts will be interpolated on a linear basis for performance between, respectively, Threshold and Target performance and Target and Maximum performance.
(2)	All dates measured from the Merger closing.

Given that DowDuPont intends to separate into three separate entities in the near-term, the DowDuPont compensation committee developed this post-Merger grant to further incentivize key DowDuPont executives to meet these Merger-related objectives. However, regardless of when completion of the specified performance measures occurs, no payouts will be made until, at the earliest, twenty-four months after the close of the Merger, to ensure continued alignment with the strategic objectives.

Severance Benefits

To ensure that its executives remained focused on company business during a period of uncertainty, in 2013 EID adopted its Senior Executive Severance Plan (the “SESP”), in which Mr. Collins presently participates, and its Key Employee Severance Plan (the “KESP”), in which Mr. Friedman presently participates. We will honor the terms of the SESP and KESP following the distribution. For any benefits to be earned under the SESP or KESP, a change in control must occur and the participant’s employment must be terminated within two years following the change in control, either by the employer without cause or the executive for good reason (a “double trigger”).

The Merger constituted a change in control for purposes of the SESP and KESP. Accordingly, if any of our NEOs participating in the SESP or KESP after the distribution is terminated on or before August 31, 2019 either by the employer without cause or by the executive for good reason, the executive will be entitled to the benefits provided under the SESP or KESP, as the case may be, which include:

•	A lump sum cash payment equal to a multiple of the sum of the executive’s base salary and target annual bonus, 2 in the case of Mr. Collins and 1.5 in the case of Mr. Friedman.

•	A lump sum cash payment equal to the pro-rated portion of the executive’s target annual bonus for the year of termination.

•

Continued health and dental benefits, financial counseling, tax preparation services and outplacement services for a specified period following the date of termination, 24 months in the case of Mr. Collins and 18 months in the case of Mr. Friedman.

•	Stock options remaining exercisable for their full term to the extent not already applicable.

Covered executives are also entitled to reimbursement of any expenses incurred in enforcing their rights under the SESP or KESP, as the case may be. As adopted by EID effective in December 2015, if any payments or benefits payable to an executive under the SESP (whether under the plan or otherwise) are subject to the excise tax imposed under Section 4999 of the Code, an additional reimbursement payment will be made such that, on a net after-tax basis, the executive would be in the same position as if no such excise tax had been imposed. Under the KESP, any payments subject to the excise tax will be reduced to a level that does not trigger the excise tax if doing so will result in a greater net after-tax benefit to the executive.

The SESP and KESP require a release of claims as a condition to the payment of benefits and include twelve-month non-solicitation provisions and additional non-disparagement and confidentiality provisions, and, in the case of Mr. Collins under the SESP, a twelve-month non-competition obligation.

Equity awards granted pursuant to EID’s equity plans that were outstanding as of the date of the Merger have a double trigger change in control provision whereby the awards will become fully vested upon the holder’s involuntary termination of employment without cause within 24 months following a change in control (i.e., on or before August 31, 2019).

2018 Compensation Decisions

This section will be populated, in an amendment to the Form 10 of which this information statement forms a part, to provide information regarding the compensation of our NEOs for 2018

Treatment Of Outstanding Equity Awards As Of The Distribution Date

This section will be populated, in an amendment to the Form 10 of which this information statement forms a part, to provide information regarding the treatment of outstanding equity awards.

The Corteva Equity And Incentive Plan

We intend to adopt an equity incentive plan (the “EIP”). The EIP will become effective as of the distribution date, subject to the occurrence of the distribution. This section will be populated, in an amendment to the Form 10 of which this information statement forms a part, to provide information regarding the terms of the EIP.

EXECUTIVE COMPENSATION

The following tables will be populated, in an amendment to the Form 10 of which this information statement forms a part, to provide information regarding the compensation received by our NEOs from DowDuPont for the fiscal year ending December 31, 2018.

Summary Compensation Table

The following table summarizes the compensation of the Chief Executive Officer, Chief Financial Officer, and the three other of our most highly compensated executive officers for the fiscal year ended December 31, 2018 based on compensation received from DowDuPont.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)	Total without Certain Merger Related Items ($)

Grants of Plan-Based Awards

The following table provides additional information about plan-based compensation disclosed in the Summary Compensation Table for 2018. This table includes both equity and non-equity awards.

Name	Grant Date	Date of Action by the Compensation Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Outstanding Equity Awards

The following table lists outstanding equity grants for each NEO as of December 31, 2018. The table includes outstanding equity grants from past years as well as the current year.

Option Exercises and Stock Vested

The following table summarizes the value received from stock option exercises in 2018 and stock grants vested during 2018.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Pension Benefits

The following table lists the pension program participation and actuarial present value of each NEO’s defined benefit pension as of December 31, 2018.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Non-qualified Deferred Compensation

The following table provides information on nonqualified deferred compensation of the NEOs during 2018.

Name	Executive Contributions in Last Fiscal Year ($)(a)	Company Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

(a)	Executive contributions are included for 2018 in the Summary Compensation Table.
(b)	Company contributions are included in All Other Compensation for 2018 in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

For a description of severance benefits presently maintained by EID in respect of the NEOs, which we will assume upon our distribution, see “—Program Structure And Alignment With Core Principles—Severance Benefits” above. We expect that we will maintain additional severance programs for our employees, including the NEOs, but we have not yet determined what those will be.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We intend to enter into a new related party transaction policy. This section will be populated, in an amendment to the Form 10 of which this information statement forms a part, to provide information regarding our review and approval of transactions with related persons and restrictions on certain types of transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the distribution, all the outstanding shares of Corteva common stock will be owned beneficially and of record by DowDuPont. The following table sets forth information with respect to the expected beneficial ownership of Corteva common stock by: (1) each person who is known by us who will beneficially own more than five percent of Corteva common stock, (2) each expected director, director nominee and NEOs and (3) all our expected directors, director nominees and executive officers as a group. Except as noted below, we based the share amounts on each person’s beneficial ownership of DowDuPont common stock on                  , 2019, giving effect to a distribution ratio of                 shares of Corteva common stock for every share of DowDuPont common stock. Immediately following the distribution, we estimate that                million of our shares of common stock will be issued and outstanding based on DowDuPont common stock expected to be outstanding as of the record date. The actual number of our outstanding shares of Corteva common stock following the distribution will be determined on                  , 2019, the record date.

Security Ownership of Certain Beneficial Owners

Based solely on the information filed on Schedule 13G for the quarter ended                  , 2019, reporting beneficial ownership of DowDuPont common stock, we anticipate the following stockholders will beneficially own more than five percent of Corteva common stock following the distribution.

Name and Address of Beneficial Owner	Number of Shares of DowDuPont Common Stock	Number of Shares of Corteva common stock	Percent of Shares Outstanding

Security Ownership of Directors and Executive Officers

The following table provides information regarding beneficial ownership of our NEOs, our expected directors, director nominees and all our expected directors, director nominees and executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares of DowDuPont Common Stock	Number of Shares of Corteva common stock	Percent of Shares Outstanding

*	Less than one percent

OUR RELATIONSHIP WITH NEW DUPONT AND DOW FOLLOWING THE DISTRIBUTION

In connection with the intended separation of DowDuPont into three, independent, publicly traded companies, we, DowDuPont (which will, after the separation of Corteva, become New DuPont) and Dow will enter into certain agreements that will effect the separation of DowDuPont’s agriculture, materials science and specialty products businesses, including by providing for the allocation between us, Dow and New DuPont of DowDuPont’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities), and provide a framework for our relationship following the distribution with New DuPont and Dow. The following is a summary of the material terms of certain of these agreements.

The terms of the agreements described below that will be in effect following the separation of Dow have not yet been finalized; changes to these agreements, some of which may be material, may be made prior to Dow’s separation from DowDuPont. Following the separation and distribution of Dow, however, no changes to such agreements may be made without Dow’s consent.

Separation Agreement

Prior to the distribution of Dow, we intend to enter into the separation agreement with DowDuPont and Dow. The separation agreement will set forth our agreement with DowDuPont and Dow regarding the principal actions to be taken in connection with the separation, including those related to the Internal Reorganization and Business Realignment.

Among other things, the separation agreement will allocate liabilities related to or arising out of businesses and operations of Historical Dow and Historical DuPont that were previously discontinued or divested.

Liabilities related to or arising out of businesses and operations of Historical Dow that were previously discontinued or divested will be allocated to Dow.

Liabilities related to businesses of Historical DuPont that were previously discontinued or divested will be allocated between us and New DuPont as set forth on the schedules to the separation agreement (with each of us and New DuPont retaining or assuming our and its applicable allocated liabilities) and if not set forth on the schedule, such liabilities primarily related to our business and operations will be retained or assumed by us and such liabilities primarily related to New DuPont’s business and operations will be retained or assumed by New DuPont. To the extent a liability related to or arising out of businesses of Historical DuPont that were previously discontinued or divested is not set forth on a schedule to the separation agreement or is in excess of a to-be-determined amount set forth therein and is not primarily related to our or New DuPont’s business and operations, such liability will be allocated to whichever of us or New DuPont (or our respective subsidiaries) incurs or incurred the liability up to $200 million in the aggregate for each company. In the event such liabilities exceed such amount for either us or New DuPont, the excess liability will be allocated to the other, subject to the aggregate cap. In the event such liabilities exceed $200 million in the aggregate for each of us and New DuPont, we or one of our subsidiaries will retain or assume a to-be-determined specified percentage, and New DuPont or one of its subsidiaries will retain or assume a to-be-determined specified percentage, of such excess (subject to a de minimis threshold). We have not yet finalized these percentages. These percentages will be provided in an amendment to the Form 10 of which this information statement forms a part.

It will also set forth other agreements that govern certain aspects of our relationship with New DuPont and Dow following the separation and distribution. We have not yet finalized all of the terms of this agreement, and we intend to include additional details on the terms of the agreement in an amendment to the Form 10.

Tax Matters Agreement

We intend to enter into a tax matters agreement with DowDuPont and Dow immediately prior to the distribution of Dow that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. We have not yet finalized all of the terms of this agreement, and we intend to include additional details on the terms of the agreement in an amendment to the Form 10.

Employee Matters Agreement

We intend to enter into an employee matters agreement with DowDuPont and Dow prior to the distribution of Dow that will set forth our agreements as to certain employment, compensation and benefits matters. We have not yet finalized all of the terms of this agreement, and we intend to include additional details on the terms of the agreement in an amendment to the Form 10.

Intellectual Property Cross-License Agreements

We, Dow and New DuPont intend to enter into intellectual property cross-license agreements with each other, pursuant to which the parties will license to each other certain patents, know-how and technical information owned by the party or its affiliates and necessary or useful in the other party’s business. We have not yet finalized all of the terms of these agreements, and we intend to include additional details on the terms of the agreements in an amendment to the Form 10.

Other Agreements

We, New DuPont and Dow also intend to enter into certain other agreements with each other, including those identified below. We have not yet finalized all of the terms of these agreements, and we intend to include additional details on the terms of the agreements in an amendment to the Form 10.

•	Trademark License Agreements;

•	Regulatory License Agreement;

•	MOD 5 Computerized Process Control Software Agreements;

•	Operating Systems and Tools License Agreement;

•	Umbrella Secrecy Agreement;

•	General Services Agreement;

•	Site Services Agreements;

•	Ground Leases; and

•	Manufacturing and Supply Agreements.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

The following is a summary of the material U.S. federal income tax consequences to DowDuPont and DowDuPont stockholders in connection with the distribution. This summary is based on the Code, the Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this information statement and all of which are subject to differing interpretations and may change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below. This summary assumes that the separation will be consummated in accordance with the separation agreement and as described in this information statement.

Except as specifically described below, this summary is limited to DowDuPont stockholders that are “U.S. Holders,” as defined immediately below. For purposes of this summary, a U.S. Holder is a beneficial owner of DowDuPont common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all its substantial decisions, or (2) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary also does not discuss all tax considerations that may be relevant to DowDuPont stockholders in light of their particular circumstances, nor does it address the consequences to DowDuPont stockholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	cooperatives;

•	banks, trusts, financial institutions, or insurance companies;

•	persons who acquired shares of DowDuPont common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	stockholders who own, or are deemed to own, at least 10 percent or more, by voting power or value, of DowDuPont’s equity;

•

holders owning DowDuPont common stock as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, integrated investment, or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or former long-term residents of the U.S.;

•	holders who are subject to the alternative minimum tax; or

•	persons that own DowDuPont common stock through partnerships or other pass-through entities.

This summary does not address the U.S. federal income tax consequences to stockholders who do not hold shares of DowDuPont common stock as a capital asset. Moreover, this summary does not address any state, local, or foreign tax consequences or any estate, gift or other non-income tax consequences.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds shares of DowDuPont common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the tax consequences of the distribution.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS INFORMATION STATEMENT.

Treatment of the Distribution

It is a condition to the distribution that DowDuPont receives the Tax Opinion, in form and substance acceptable to DowDuPont, substantially to the effect, among other things, that the distribution and certain related transactions will qualify as a tax-free transaction under Section 368(a)(1)(D) and Section 355 of the Code.

Assuming the distribution qualifies as tax-free under Section 368(a)(1)(D) and Section 355 of the Code, for U.S. federal income tax purposes:

•	no gain or loss will be recognized by DowDuPont as a result of the distribution;

•	no gain or loss will be recognized by, or be includible in the income of, a DowDuPont stockholder solely as a result of the receipt of Corteva common stock in the distribution;

•

the aggregate tax basis of the shares of DowDuPont common stock and shares of Corteva common stock in the hands of each DowDuPont stockholder immediately after the distribution (including any fractional shares deemed received, as discussed below) will be the same as the aggregate tax basis of the shares of DowDuPont common stock held by such holder immediately before the distribution, allocated between the shares of DowDuPont common stock and shares of Corteva common stock (including any fractional shares deemed received) in proportion to their relative fair market values immediately following the distribution; and

•

the holding period with respect to shares of Corteva common stock received by DowDuPont stockholders (including any fractional shares deemed received) will include the holding period of their shares of DowDuPont common stock.

DowDuPont stockholders that have acquired different blocks of DowDuPont common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, our shares distributed with respect to blocks of DowDuPont common stock.

The Tax Opinion will be based on, among other things, certain assumptions as well as on the accuracy of certain factual representations and statements that we and DowDuPont make. In rendering the Tax Opinion, Skadden also will rely on certain covenants that we and DowDuPont enter into, including the adherence by New DuPont and us to certain restrictions on their and our future actions. The Tax Opinion will be expressed as of the date of the distribution and will not cover subsequent periods. As a result, the Tax Opinion is not expected to be issued until after the date of this information statement. Additionally, the Tax Opinion will rely on the IRS Ruling regarding the proper time, manner and methodology for measuring common ownership in the stock of DowDuPont, Historical DuPont and Historical Dow for purposes of determining whether there has been a 50 percent or greater change of ownership under Section 355(e) of the Code, described further below, as a result of the Merger, as well as certain factual representations from DowDuPont as to the extent of common ownership in the stock of Historical DuPont and Historical Dow immediately prior to the Merger. Based on the representations made by DowDuPont as to the common ownership in the stock of Historical DuPont and Historical Dow immediately prior to the Merger and assuming the continued validity of the IRS Ruling, the Tax Opinion will conclude that there was not a 50 percent or greater change of ownership in DowDuPont, Historical DuPont or Historical Dow for purposes of Section 355(e) as a result of the Merger. If any of the facts, representations, assumptions, or undertakings described or made in connection with the IRS Ruling or the Tax Opinion are not correct, are incomplete or have been violated, the IRS Ruling could be revoked retroactively or modified by the IRS, and the ability to rely on the Tax Opinion could be jeopardized. We are not aware of any facts or circumstances, however, that would cause these facts, representations, or assumptions to be untrue or incomplete, or that would cause any of these undertakings to fail to be complied with, in any material respect.

An opinion of counsel represents counsel’s best judgment based on current law and is not binding on the IRS or any court. We cannot assure you that the IRS will agree with the conclusions expected to be set forth in the Tax Opinion, and it is possible that the IRS or another tax authority could adopt a position contrary to one or all those conclusions and that a court could sustain that contrary position. You should note that, other than the IRS Ruling previously mentioned, DowDuPont does not intend to seek a ruling from the IRS as to the U.S. federal income tax treatment of the distribution or related transactions. The Tax Opinion is not binding on the IRS or a court, and there can be no assurance that the IRS will not challenge the validity of the distribution and related transactions as a reorganization for U.S. federal income tax purposes under Section 368(a)(1)(D) and Section 355 of the Code or that any such challenge ultimately will not prevail.

If, notwithstanding the conclusions in the IRS Ruling and those that we expect to be included in the Tax Opinion, it is ultimately determined that the distribution does not qualify as tax-free under Section 355 of the Code for U.S. federal income tax purposes, then DowDuPont would recognize corporate level taxable gain on the distribution in an amount equal to the excess, if any, of the fair market value of Corteva common stock distributed to DowDuPont stockholders on the distribution date over DowDuPont’s tax basis in such stock. In addition, if the distribution is ultimately determined not to qualify as tax-free under Section 355 of the Code for U.S. federal income tax purposes, each DowDuPont stockholder that receives shares of Corteva common stock in the distribution would be treated as receiving a distribution in an amount equal to the fair market value of Corteva common stock that was distributed to the stockholder, which generally would be taxed as a dividend to the extent of the stockholder’s pro rata share of DowDuPont’s current and accumulated earnings and profits, including DowDuPont’s taxable gain, if any, on the distribution, then treated as a non-taxable return of capital to the extent of the stockholder’s basis in DowDuPont stock and thereafter treated as capital gain from the sale or exchange of DowDuPont stock.

Even if the distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, the distribution may result in corporate level taxable gain to DowDuPont under Section 355(e) of the Code if either we or DowDuPont undergoes a 50 percent or greater ownership change as part of a plan or series of related transactions that includes the distribution, potentially including transactions occurring after the distribution. The process for determining whether one or more acquisitions or issuances triggering this provision has occurred, the extent to which any such acquisitions or issuances results in a change of ownership and the cumulative effect of any such acquisitions or issuances together with any prior acquisitions or issuances (including the Merger) is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. If an acquisition or issuance of stock triggers the application of Section 355(e) of the Code, DowDuPont would recognize taxable gain as described above, but the distribution would be tax-free to each DowDuPont stockholder (except for tax on any cash received in lieu of fractional shares). In certain cases, we may be required to indemnify DowDuPont for all or part of the tax liability resulting from the application of Section 355(e). For further details regarding our potential indemnity obligation, see the section entitled “Our Relationship with New DuPont and Dow Following the Distribution—Tax Matters Agreement.”

A U.S. Holder that receives cash instead of fractional shares of Corteva common stock should be treated as though the U.S. Holder first received a distribution of a fractional share of Corteva common stock, and then sold it for the amount of cash. Such U.S. Holder should recognize capital gain or loss, measured by the difference between the cash received for such fractional share and the U.S. Holder’s basis in the fractional share, as determined above. Such capital gain or loss should generally be a long-term capital gain or loss if the U.S. Holder’s holding period for such U.S. Holder’s DowDuPont common stock exceeds one year.

U.S. Treasury Regulations require certain stockholders that receive stock in a distribution to attach a detailed statement setting forth certain information relating to the distribution to their respective U.S. federal income tax returns for the year in which the distribution occurs. Within 45 days after the distribution, DowDuPont will provide stockholders who receive Corteva common stock in the distribution with the information necessary to comply with such requirement. In addition, all stockholders are required to retain permanent records relating to the amount, basis, and fair market value of Corteva common stock received in the distribution and to make those records available to the IRS upon request of the IRS.

DESCRIPTION OF MATERIAL INDEBTEDNESS

This section will be populated, in an amendment to the Form 10 of which this information statement forms a part, to provide information in regard to our material indebtedness.

DESCRIPTION OF OUR CAPITAL STOCK

This section will be populated, in an amendment to the Form 10 of which this information statement forms a part, to provide information in regard to the material terms of our capital stock that will be contained in our amended and restated certificate of incorporation and by-laws.

WHERE YOU CAN FIND MORE INFORMATION

We have filed the Form 10 with the SEC with respect to the shares of Corteva common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and Corteva common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov.

Unless we have received contrary instructions, if multiple DowDuPont stockholders share an address, only one copy of this information statement is being delivered to such address. This practice, known as “householding,” is designed to reduce printing and postage costs.

We undertake to deliver promptly upon written or oral request a separate copy of this information statement to DowDuPont stockholders at a shared address to which a single copy of this information statement was delivered. If you are a registered DowDuPont stockholder, you may request such separate copy by contacting the Office of the Corporate Secretary at 974 Centre Road, Wilmington DE, 19805. If you hold your stock with a bank or broker, you may request such separate copy by contacting                      or by calling                     . If you are a registered DowDuPont stockholder receiving multiple copies at the same address or if you have a number of accounts at a single brokerage firm, you may submit a request to receive a single copy in the future by contacting the Office of the Corporate Secretary. If you hold your stock with a bank or broker, contact                     at the address and telephone number provided above.

We intend to furnish holders of Corteva common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

CORTEVA INC.

Corteva, Inc. (the “Corporation”) is a wholly owned subsidiary of DowDuPont and was formed on March 16, 2018 to serve as a holding company for Corteva. The Corporation has engaged in no business operations to date and has no assets or liabilities of any kind, other than those incident to its formation.

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